Exhibit 99.1

Item 6.	Selected Financial Data.
CBS CORPORATION AND SUBSIDIARIES
(In millions, except per share amounts)

	Year Ended December 31, (a) (b)
	2017 (c) (d) (e) (f)	2016 (c) (d)	2015 (c) (g)	2014 (c) (f)	2013
Revenues	$13,692	$13,166	$12,671	$12,519	$12,713
Operating income	$2,861	$2,902	$2,684	$2,631	$2,697
Net earnings from continuing operations	$1,309	$1,552	$1,554	$1,151	$1,520
Net earnings (loss) from discontinued operations, net of tax	$(952)	$(291)	$(141)	$1,808	$359
Net earnings	$357	$1,261	$1,413	$2,959	$1,879

Basic net earnings (loss) per common share:
Net earnings from continuing operations	$3.26	$3.50	$3.21	$2.09	$2.50
Net earnings (loss) from discontinued operations	$(2.37)	$(.66)	$(.29)	$3.29	$.59
Net earnings	$.89	$2.84	$2.92	$5.38	$3.09

Diluted net earnings (loss) per common share:
Net earnings from continuing operations	$3.22	$3.46	$3.18	$2.05	$2.44
Net earnings (loss) from discontinued operations	$(2.34)	$(.65)	$(.29)	$3.22	$.58
Net earnings	$.88	$2.81	$2.89	$5.27	$3.01

Dividends per common share	$.72	$.66	$.60	$.54	$.48

At Year End:
Total assets:
Continuing operations	$20,830	$19,642	$18,695	$18,372	$17,191
Discontinued operations	13	4,596	5,070	5,563	9,014
Total assets	$20,843	$24,238	$23,765	$23,935	$26,205
Total debt:
Continuing operations	$10,162	$9,375	$8,448	$7,112	$6,403
Discontinued operations	—	1,345	—	—	14
Total debt	$10,162	$10,720	$8,448	$7,112	$6,417
Total Stockholders’ Equity	$1,978	$3,689	$5,563	$6,970	$9,966
(a) During the first quarter of 2018, CBS Corporation (the “Company” or “CBS Corp.”) adopted amended Financial Accounting Standards Board guidance on the presentation of net periodic pension and postretirement benefit cost (“net benefit cost”). As a result, the components of net benefit cost other than the service cost component are presented in the statement of operations below the subtotal of operating income. All prior periods have been recast to conform to this presentation.
(b) On November 16, 2017, the Company completed the disposition of CBS Radio Inc. (“CBS Radio”) through a tax-free split-off. CBS Radio has been presented as a discontinued operation in the Company’s consolidated financial statements for all periods presented. Also included in discontinued operations is CBS Outdoor Americas Inc., which was disposed of in 2014, and Outdoor Europe, which was sold in 2013.
(c) For 2017, net loss from discontinued operations, net of tax, includes a loss on the split-off of CBS Radio of $105 million, or $.26 per diluted share, and a market value adjustment of $980 million, or $2.41 per diluted share, recorded prior to the split-off to reduce the carrying value of CBS Radio to the value indicated by the stock valuation of Entercom Communications Corp. (“Entercom”). Included in net loss from discontinued operations, net of tax, are noncash impairment charges of $444 million ($427 million, net of tax), or $.95 per diluted share, in 2016, and $484 million ($297 million, net of tax), or $.61 per diluted share, in 2015, in each case to reduce the carrying value of CBS Radio’s intangible assets. For 2014, net earnings from discontinued operations, net of tax, included a gain on the disposal of Outdoor Americas of $1.56 billion, or $2.78 per diluted share.
(d) In 2017, the Company recorded a pension settlement charge of $352 million ($237 million, net of tax), or $.58 per diluted share, resulting from the transfer of pension obligations to an insurance company through the purchase of a group annuity contract. In 2016, the Company recorded a pension settlement charge of $211 million ($130 million, net of tax), or $.29 per diluted share, for the settlement of pension obligations resulting from the completion of the Company’s offer to eligible former employees to receive lump-sum distributions of their pension benefits.
(e) In 2017, the Company recorded a provisional charge of $129 million, or $.32 per diluted share, resulting from the enactment of federal tax legislation in December 2017.
(f) In 2017, in connection with the early redemption of $800 million of its debt, the Company recorded a pretax loss on early extinguishment of debt of $49 million ($31 million, net of tax), or $.08 per diluted share. In 2014, in connection with the early redemption of $1.07 billion of its debt, the Company recorded a pretax loss on early extinguishment of debt of $352 million ($219 million, net of tax), or $.39 per diluted share.
(g) In 2015, the Company recorded gains from the sales of internet businesses in China of $139 million in operating income ($131 million, net of tax), or $.27 per diluted share.

Item 7.	Management’s Discussion and Analysis of Results of Operations and Financial Condition. (Tabular dollars in millions, except per share amounts)
Management’s discussion and analysis of the results of operations and financial condition of CBS Corporation (together with its consolidated subsidiaries, unless the context otherwise requires, the “Company” or “CBS Corp.”) should be read in conjunction with the consolidated financial statements and related notes.

Overview
Business Overview and Strategy
The Company operates businesses which span the media and entertainment industries, including the CBS Television Network, cable networks, content production and distribution, television stations, internet-based businesses, and consumer publishing. The Company’s principal strategy is to create and acquire premium content that is widely accepted by audiences and generate both advertising and non-advertising revenues from the distribution of this content on multiple media platforms and to various geographic locations. The Company continues to increase its investment in premium content to enhance its opportunities for revenue growth, which include exhibiting the Company’s content on multiple digital platforms, including the Company’s owned digital streaming services as well as third-party live television streaming offerings; expanding the distribution of its content internationally; and securing compensation from multichannel video programming distributors (“MVPDs”) and television stations affiliated with the CBS Television Network. The Company also seeks to grow its advertising revenues by monetizing all content viewership as industry measurements evolve to reflect viewers’ changing habits. The Company’s continued ability to capitalize on these and other emerging opportunities will provide it with incremental advertising and non-advertising revenues.

Operational Highlights 2017 vs. 2016

Consolidated results of operations			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
GAAP:
Revenues	$13,692	$13,166	$526	4%
Operating income	$2,861	$2,902	$(41)	(1)%
Net earnings from continuing operations	$1,309	$1,552	$(243)	(16)%
Net earnings	$357	$1,261	$(904)	(72)%
Diluted EPS from continuing operations	$3.22	$3.46	$(.24)	(7)%
Diluted EPS	$.88	$2.81	$(1.93)	(69)%

Non-GAAP: (a)
Adjusted operating income	$2,905	$2,931	$(26)	(1)%
Adjusted net earnings from continuing operations	$1,705	$1,663	$42	3%
Adjusted net earnings	$1,791	$1,840	$(49)	(3)%
Adjusted diluted EPS from continuing operations	$4.19	$3.71	$.48	13%
Adjusted diluted EPS	$4.40	$4.11	$.29	7%
(a) See pages 5 and 6 for reconciliations of adjusted results to the most directly comparable financial measures in accordance with accounting principles generally accepted in the United States (“GAAP”).

For 2017, revenues grew 4% to an all-time high of $13.69 billion, led by strong growth from affiliate and subscription fee revenues, which increased 26%, driven by higher station affiliation fees and retransmission revenues; Showtime Networks’ distribution of the Floyd Mayweather/Conor McGregor pay-per-view boxing event; and growth from new digital initiatives, including the Company’s owned streaming subscription services, CBS All Access and the Showtime digital streaming subscription service, and third-party live television streaming services. Growth in content licensing and distribution revenues also contributed to the revenue increase, and was driven by higher licensing sales. These increases were partially offset by lower advertising revenues, mainly resulting from the benefit to 2016 from the broadcast of Super Bowl 50 on CBS and record political advertising sales during the 2016 Presidential election cycle.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Operating income decreased 1% from 2016 primarily due to a mix of lower-margin revenues in 2017 compared to 2016, as well as an increased investment in programming, which the Company expects to monetize in the future across multiple platforms and geographic regions. Net earnings from continuing operations decreased 16% from 2016. Comparability of net earnings from continuing operations was impacted by several discrete items including charges for pension settlements in 2017 and 2016 and charges in 2017 resulting from the enactment of federal tax legislation and the early extinguishment of debt. Adjusted net earnings from continuing operations increased 3%.

Net earnings, which include the results of CBS Radio Inc. (“CBS Radio”) in discontinued operations, were $357 million in 2017 compared with $1.26 billion in 2016 and diluted earnings per share (“EPS”) was $.88 in 2017 compared with $2.81 in 2016. Discontinued operations for 2017 includes a net loss of $105 million from the split-off of CBS Radio and a market value adjustment of $980 million recorded prior to the split-off to reduce the carrying value of CBS Radio to the value indicated by the stock valuation of Entercom Communications Corp. (“Entercom”). (See Note 4 to the consolidated financial statements.) Discontinued operations for 2016 includes an impairment charge at CBS Radio of $444 million. Adjusted net earnings decreased 3% and adjusted diluted EPS grew 7% to $4.40. Diluted EPS benefited from lower weighted average shares outstanding as a result of the shares retired as a result of the split-off of CBS Radio and the Company’s share repurchase program. Adjusted net earnings and adjusted diluted EPS are non-GAAP financial measures. See pages 5 and 6 for details of the discrete items excluded from financial results, and reconciliations of adjusted results to the most directly comparable financial measures in accordance with GAAP.

The Company generated operating cash flow from continuing operations of $793 million in 2017, which included discretionary pension contributions of $600 million to prefund the Company’s qualified pension plans, compared with $1.45 billion in 2016. Adjusted free cash flow was $989 million for 2017 compared with $1.26 billion for 2016. These decreases were impacted by a decline in advertising revenues including from the benefit in 2016 from CBS’s broadcast of Super Bowl 50, and an increased investment in internally-produced television programming, partially offset by higher affiliate and subscription fee revenues. Adjusted free cash flow is a non-GAAP financial measure. See “Adjusted Free Cash Flow” on pages 31 and 32 for a reconciliation of net cash flow provided by (used for) operating activities, the most directly comparable financial measure in accordance with GAAP, to adjusted free cash flow.

Recent Developments

Special Committee to Evaluate Potential Combination with Viacom Inc.
On February 1, 2018, the Company announced that its Board of Directors established a special committee of independent directors to evaluate a potential combination with Viacom Inc. There can be no assurance that this process will result in a transaction or on what terms any transaction may occur.

Pension Settlement
During the fourth quarter of 2017, the Company purchased a group annuity contract under which an insurance company has permanently assumed the Company’s obligation to pay and administer pension benefits to certain of the Company’s pension plan participants, or their designated beneficiaries, who had been receiving pension benefits. The purchase of this group annuity contract was funded with pension plan assets. As a result, the Company’s outstanding pension benefit obligation was reduced by approximately $800 million, representing approximately 20% of the total obligations of the Company’s qualified pension plans. In connection with this transaction, the Company recorded a settlement charge of $352 million in the fourth quarter of 2017, reflecting the accelerated recognition of a portion of unamortized actuarial losses in the plan. Additionally, during 2017, the Company made discretionary contributions totaling $600 million to prefund its qualified pension plans.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Federal Tax Reform
On December 22, 2017, the U.S. government enacted tax legislation containing significant changes to U.S. federal tax law (the “Tax Reform Act“), including a reduction in the federal corporate tax rate from 35% to 21% and a one-time transition tax on cumulative foreign earnings and profits. The Company recorded a net provisional charge of $129 million for the year ended December 31, 2017, reflecting an estimated tax impact of $407 million on the Company’s historical accumulated foreign earnings and profits, partially offset by an estimated benefit of $278 million to adjust the Company’s deferred income tax balances as a result of the reduced corporate income tax rate.

The final impacts of the Tax Reform Act may differ materially from the current estimates since all of the necessary information was not available, prepared or analyzed in sufficient detail to complete the assessment of the Tax Reform Act. In addition, future interpretive guidance issued by federal and state tax authorities may impact the provisional amount. The Company will complete its analysis of this provisional amount and finalize and record any adjustments to its estimates within one year from the enactment of the Tax Reform Act.

CBS Radio Separation
On November 16, 2017, the Company completed the split-off of CBS Radio through an exchange offer, in which the Company accepted 17.9 million shares of CBS Corp. Class B Common Stock from its stockholders in exchange for the 101.4 million shares of CBS Radio common stock that it owned. Immediately following the exchange offer, each share of CBS Radio common stock was converted into one share of Entercom Class A common stock upon completion of the merger of CBS Radio with Entercom.

Share Repurchases
The following is a summary of the Company’s purchases of its Class B Common Stock during the year ended December 31, 2017:

	Total Number of Shares (in millions)	Average Price Per Share	Dollar Value of Shares Repurchased	Remaining Authorization
Share repurchase program	16.2	$64.70	$1,050	$3,057
Shares retired in split-off of CBS Radio	17.9	$56.40	1,007
Total	34.1	$60.35	$2,057

Dividends

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Dividends per share	$.72	$.66	$.06	9%
Total dividends	$289	$294	$(5)	(2)%

Debt
During 2017, the Company issued a total of $1.80 billion of senior debt at interest rates between 2.50% and 3.70%. The proceeds of these issuances were used to repay $400 million of senior notes which matured in July 2017 and to early redeem a total of $800 million of senior debt with interest rates of 4.625% and 5.75%. The remaining proceeds were used for general corporate purposes, including discretionary contributions to the Company’s qualified pension plans and the repayment of short-term borrowings, including commercial paper. The redemptions resulted in a loss on early extinguishment of debt of $49 million ($31 million, net of tax) for 2017.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Reconciliation of Non-GAAP Measures
Results for the years ended December 31, 2017 and 2016 included discrete items that were not part of the normal course of operations. The following tables present non-GAAP financial measures, which exclude the impact of these discrete items, reconciled to the most directly comparable financial measures in accordance with GAAP. The Company believes that presenting its financial results adjusted for the impact of discrete items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management and provides a clearer perspective on the underlying performance of the Company.

Year Ended December 31,	2017	2016
Operating income	$2,861	$2,902
Discrete items:
Restructuring and merger and acquisition-related costs	63	38
Other operating items, net (a)	(19)	(9)
Adjusted operating income	$2,905	$2,931

	Net Earnings from Continuing Operations		Diluted EPS from Continuing Operations (f)
Year Ended December 31,	2017	2016	2017	2016
Reported (GAAP)	$1,309	$1,552	$3.22	$3.46
Discrete items:
Restructuring and merger and acquisition-related costs (net of a tax benefit of $24 million in 2017 and $15 million in 2016)	39	23.10		.05
Other operating items, net (net of a tax benefit of $4 million in 2017 and a tax provision of $4 million in 2016) (a)	(23)	(5)	(.06)	(.01)
Loss on early extinguishment of debt (net of a tax benefit of $18 million)	31	—	.08	—
Pension settlement charges (net of a tax benefit of $115 million in 2017 and $81 million in 2016)	237	130.58		.29
Write-down of investments (net of a tax benefit of $3 million in 2017) (b)	5	10.01		.02
Federal tax reform (c)	129	—	.32	—
Tax items (d)	(22)	(47)	(.05)	(.10)
Adjusted (Non-GAAP)	$1,705	$1,663	$4.19	$3.71

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

	Net Earnings		Diluted EPS (f)
Year Ended December 31,	2017	2016	2017	2016
Reported (GAAP)	$357	$1,261	$.88	$2.81
Discrete items:
Restructuring and merger and acquisition-related costs (net of a tax benefit of $24 million in 2017 and $15 million in 2016)	39	23.10		.05
Other operating items, net (net of a tax benefit of $4 million in 2017 and a tax provision of $4 million in 2016) (a)	(23)	(5)	(.06)	(.01)
Loss on early extinguishment of debt (net of a tax benefit of $18 million)	31	—	.08	—
Pension settlement charges (net of a tax benefit of $115 million in 2017 and $81 million in 2016)	237	130.58		.29
Write-down of investments (net of a tax benefit of $3 million in 2017) (b)	5	10.01		.02
Federal tax reform (c)	129	—	.32	—
Tax items (d)	(64)	(11)	(.16)	(.02)
Discontinued operations items (e)	1,080	432	2.65	.96
Adjusted (Non-GAAP)	$1,791	$1,840	$4.40	$4.11
(a) For 2017, includes a net gain relating to the disposition of property and equipment. For 2016, includes a gain from the sale of an internet business in China and a multiyear, retroactive impact of a new operating tax.
(b) Reflects the write-down of a cost investment in 2017 and an equity-method investment in 2016 to their fair values.
(c) Reflects a provisional charge resulting from the enactment of the Tax Reform Act in December 2017.
(d) For 2017, primarily reflects a tax benefit from the resolution of certain state income tax matters and in discontinued operations, a tax benefit from the resolution of a tax matter in a foreign jurisdiction relating to a previously disposed business. For 2016, reflects a one-time tax benefit associated with a multiyear adjustment to a tax deduction, which was approved by the IRS during the third quarter of 2016 and in discontinued operations, a charge from the resolution of a tax matter in a foreign jurisdiction relating to a previously disposed business.
(e) For 2017, reflects a loss on the split-off of CBS Radio of $105 million, or $.26 per diluted share; a market value adjustment of $980 million, or $2.41 per diluted share, recorded prior to the split-off to reduce the carrying value of CBS Radio to the value indicated by the stock valuation of Entercom; adjustments to the loss on disposal of the Company’s Outdoor advertising business; and restructuring charges at CBS Radio of $7 million ($4 million, net of tax). For 2016, reflects a noncash impairment charge of $444 million ($427 million, net of tax) to reduce the carrying value of CBS Radio’s goodwill and FCC licenses to their fair value and restructuring charges at CBS Radio of $8 million ($5 million, net of tax).
(f) Amounts may not sum as a result of rounding.

Segments

CBS Corp. operates in the following four segments:

ENTERTAINMENT:  The Entertainment segment consists of the CBS Television Network, CBS Television Studios, CBS Studios International, CBS Television Distribution, Network Ten, CBS Interactive, and CBS Films as well as the Company’s digital streaming services, CBS All Access and CBSN.  Entertainment’s revenues are generated primarily from advertising sales, the licensing and distribution of its content, and affiliate and subscription fees.  The Entertainment segment contributed 67% to consolidated revenues in each of the years 2017, 2016 and 2015, and 54%, 52% and 50% to total segment operating income in 2017, 2016 and 2015, respectively.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

CABLE NETWORKS:  The Cable Networks segment consists of Showtime Networks, including its digital subscription streaming offering, CBS Sports Network and Smithsonian Networks. Cable Networks’ revenues are generated primarily from affiliate and subscription fees and the licensing and distribution of its content.  The Cable Networks segment contributed 18%, 16% and 18% to consolidated revenues in 2017, 2016, and 2015, respectively, and 35%, 33% and 37% to total segment operating income in 2017, 2016 and 2015, respectively.

PUBLISHING:  The Publishing segment consists of Simon & Schuster’s consumer book publishing business with imprints such as Simon & Schuster, Pocket Books, Scribner and Atria Books.  Publishing generates revenues from the distribution of consumer books in print, digital and audio formats. The Publishing segment contributed 6% to consolidated revenues in each of the years 2017, 2016, and 2015, and 5% to total segment operating income in 2017 and 4% to total segment operating income in each of the years 2016 and 2015.

LOCAL MEDIA:  The Local Media segment consists of CBS Television Stations and CBS Local Digital Media, with revenues generated primarily from advertising sales and retransmission fees. The Local Media segment contributed 12%, 14% and 12% to consolidated revenues in 2017, 2016, and 2015, respectively, and 17%, 21%, and 19% to total segment operating income in 2017, 2016, and 2015, respectively.

Consolidated Results of Operations—2017 vs. 2016
Revenues

Revenues by Type		% of Total		% of Total	Increase/(Decrease)
Year Ended December 31,	2017	Revenues	2016	Revenues	$	%
Advertising	$5,753	42%	$6,288	48%	$(535)	(9)%
Content licensing and distribution	3,952	29	3,673	28	279	8
Affiliate and subscription fees	3,758	27	2,978	22	780	26
Other	229	2	227	2	2	1
Total Revenues	$13,692	100%	$13,166	100%	$526	4%
Advertising
For 2017, the 9% decrease in advertising revenues primarily reflects the benefit to 2016 from CBS’s broadcast of the Super Bowl, which is broadcast on the CBS Television Network on a rotating basis with other networks. CBS’s most recent Super Bowl broadcast was in 2016 and the next broadcast will be in 2019. The decline also reflects the benefit in 2016 from record political advertising sales during the 2016 Presidential election cycle. Underlying CBS Television Network advertising declined 2% in 2017, mainly as a result of lower ratings for the Company’s programming, which was partially offset by higher pricing. In addition, a majority of the CBS Television Network’s upfront advertising sales (“Upfront”) for the 2017/2018 television broadcast season are measured based on a live-plus-seven day viewing window, which began to benefit the Company’s advertising revenues in the fourth quarter of 2017.

In 2018, advertising revenues will benefit from political advertising sales from the U.S. midterm elections and the Company’s acquisition of Ten Network Holdings Limited (“Network Ten”) in the fourth quarter of 2017. The CBS Television Network’s Upfront for the 2017/2018 television broadcast season, which runs from the middle of September 2017 through the middle of September 2018, concluded with increases in pricing compared with the prior broadcast season, as well as a majority of agreements being based on a live-plus-seven day viewing window, which are each expected to benefit advertising revenues during the 2017/2018 broadcast season. The advertising comparison in the second half of 2018 will be negatively affected by the broadcast of five Thursday Night Football games in 2017, which CBS will not broadcast in 2018. However, this will result in an improvement in the Company’s operating income margin. Overall advertising revenues for the Company will be dependent on ratings for its programming and

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

market conditions, including demand in the scatter advertising market, which is when advertisers purchase the remaining advertising spots closer to the broadcast of the related programming.
Content Licensing and Distribution
Content licensing and distribution revenues are principally comprised of fees from the licensing of internally-produced television programming; fees from the distribution of third-party programming; and revenues from the publishing and distribution of consumer books. For 2017, the 8% increase in content licensing and distribution revenues reflected growth in both international and domestic licensing sales. The increase in domestic licensing sales was primarily driven by sales of NCIS: New Orleans, Madam Secretary and several titles from the CSI franchise. Internationally, the Company benefited from strong demand for its content during 2017, reflecting additional titles available for sale as a result of the Company’s recent increased investment in internally-produced series.

Content licensing and distribution revenue comparisons are impacted by fluctuations resulting from the timing of the availability of Company-owned television series for multiyear licensing agreements. Television license fee revenues are recognized at the beginning of the license period in which programs are made available to the licensee for exhibition. Unrecognized revenues attributable to signed license agreements for produced programming that is not yet available for exhibition were $670 million and $749 million at December 31, 2017 and 2016, respectively. The adoption of new Financial Accounting Standards Board (“FASB”) guidance on January 1, 2018, discussed below, increases the amount of unrecognized revenues attributable to license agreements for produced programming that is not yet available for exhibition to $1.33 billion. At December 31, 2017, the Company had approximately 650 episodes of scripted original programming that had not yet been made available in the secondary domestic marketplace (See page 53 for a description of the secondary marketplace).

Total outstanding receivables attributable to revenues recognized under licensing agreements at December 31, 2017 and 2016 were $4.06 billion and $3.82 billion, respectively. At December 31, 2017, the total amount due from these receivables was $1.85 billion in 2018, $1.03 billion in 2019, $626 million in 2020, $327 million in 2021, and $230 million in 2022 and thereafter.

Affiliate and Subscription Fees
Affiliate and subscription fees are principally comprised of revenues received from MVPDs for carriage of the Company’s cable networks (“cable affiliate fees”), as well as for authorizing the MVPDs’ carriage of the Company’s owned television stations (“retransmission fees”); fees received from television stations affiliated with the CBS Television Network (“station affiliation fees”); subscription fees for digital streaming services; fees received from third-party live television streaming offerings (“virtual MVPDs”); and revenues received for the distribution of pay-per-view boxing events. For 2017, the 26% increase in affiliate and subscription fees reflects revenues from Showtime Networks’ distribution of the Floyd Mayweather/Conor McGregor pay-per-view boxing event, which contributed nine points of the growth. Underlying affiliate and subscription fee revenues increased 17%, led by 27% growth in station affiliation fees and retransmission fees, and 98% growth from digital initiatives, including the Company’s owned streaming subscription services, CBS All Access and the Showtime digital streaming subscription offering, and virtual MVPDs.

Over the next few years, the Company expects to benefit from the renewal of several of its agreements with station affiliates and MVPDs as well as from agreements with new distributors of live television streaming offerings. In addition, the Company’s existing agreements with station affiliates and MVPDs include annual contractual increases. Together, these factors are expected to result in continued growth in affiliate and subscription fees over the next several years.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Adoption of New Revenue Recognition Guidance
During the first quarter of 2018, the Company will adopt new FASB guidance on the recognition of revenues which will impact the comparability of revenues during 2018. The adoption of this guidance will result in changes to the Company’s revenue recognition policies primarily relating to two areas of its content licensing and distribution operations. First, revenues from certain distribution arrangements of third-party content will be recognized based on the gross amount of consideration received by the Company, with a participation expense recognized for the fees paid to the third party. Under current accounting guidance, such revenues are recognized at the net amount retained by the Company after the payment of fees to the third party. This accounting change if adopted in 2017 would have increased 2017 revenues by approximately $275 million, with no impact on operating income. Second, revenues associated with the extension of an existing licensing arrangement, which are currently recognized upon the execution of such extension, will be recognized at a later date once the extension period begins. This change will result in quarterly fluctuations in the Company’s results; however, it is not expected to have a material impact on the Company’s operating income on an annual basis, since revenues from extensions executed each year approximate revenues from extensions for which the license period has begun. The Company will apply the modified retrospective method for the adoption of this guidance and therefore revenues for reporting periods prior to 2018 will not be affected.
International Revenues
For 2017, international revenues increased 9% primarily as a result of higher television licensing sales. The Company generated approximately 15% and 14% of its total revenues from international regions in 2017 and 2016, respectively. In 2018, international revenues are expected to increase compared to the prior year as a result of the Company’s acquisition of Network Ten in the fourth quarter of 2017.

		% of		% of
Year Ended December 31,	2017	International	2016	International
United Kingdom	$300	15%	$279	15%
Other Europe	735	37	717	39
Canada	279	14	256	14
Asia	210	10	190	10
Australia	166	8	167	9
Other	327	16	240	13
Total International Revenues	$2,017	100%	$1,849	100%
Operating Expenses

		% of		% of
Operating Expenses by Type		Operating		Operating	Increase/(Decrease)
Year Ended December 31,	2017	Expenses	2016	Expenses	$	%
Programming	$3,156	37%	$2,941	37%	$215	7%
Production	2,873	34	2,658	34	215	8
Participation, distribution and royalty	1,050	13	1,058	13	(8)	(1)
Other	1,359	16	1,299	16	60	5
Total Operating Expenses	$8,438	100%	$7,956	100%	$482	6%
Programming
Programming expenses reflect the amortization of acquired programs exhibited on television broadcast and cable networks, and television stations. For 2017, the 7% increase in programming expenses was driven by costs associated with Showtime Networks’ distribution of the Floyd Mayweather/Conor McGregor pay-per-view boxing event; CBS’s broadcast of the semifinals and finals of the NCAA Tournament, and an increased investment in cable programming. Costs in 2016 associated with CBS’s broadcast of Super Bowl 50 partially offset these increases.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Production
Production expenses reflect the amortization of direct costs of internally-developed television and theatrical film content as well as other television production costs, including on-air talent. For 2017, the 8% increase in production expenses reflected an increased investment in internally-developed television series and higher costs associated with the increase in television licensing revenues.

Participation, Distribution and Royalty
Participation, distribution and royalty costs primarily include participation and residual expenses for television programming, royalty costs for Publishing content and other distribution expenses incurred with respect to television content, such as print and advertising. For 2017, the 1% decrease in participation, distribution and royalty costs was primarily driven by the mix of titles sold under television licensing arrangements.

During the first quarter of 2018, the Company will adopt new FASB guidance on the recognition of revenues which will result in changes to the Company’s revenue recognition policies relating to certain distribution arrangements of third-party content. Beginning in 2018, these revenues will be recognized based on the gross amount of consideration received by the Company for such sale, with an associated participation expense recognized for the fees paid to the third party. Under current accounting guidance, such revenues are recognized at the net amount retained by the Company after the payment of participations to the third party. This accounting change if adopted in 2017 would have increased 2017 participation, distribution and royalty expenses by approximately $275 million, with a corresponding increase in revenues.

Other
Other operating expenses primarily include compensation and costs associated with book sales, including printing and warehousing. For 2017, the 5% increase in other operating expenses mainly reflected higher compensation costs associated with the Company’s growth initiatives and increased costs resulting from a higher volume of book sales.

Selling, General and Administrative Expenses

		% of		% of	Increase/(Decrease)
Year Ended December 31,	2017	Revenues	2016	Revenues	$	%
Selling, general and administrative expenses	$2,126	16%	$2,054	16%	$72	4%
Selling, general and administrative (“SG&A”) expenses include expenses incurred for selling and marketing costs, occupancy and back office support. The 4% increase in SG&A expenses primarily reflected higher advertising and marketing costs, mainly to support the Company’s growth initiatives.

Depreciation and Amortization

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Depreciation and amortization	$223	$225	$(2)	(1)%

Restructuring and Merger and Acquisition-Related Costs
During the year ended December 31, 2017, in a continued effort to reduce its cost structure, the Company initiated restructuring plans across several of its businesses, primarily for the reorganization of certain business operations. As a result, the Company recorded restructuring charges of $63 million, reflecting $54 million of severance costs and $9

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

million of costs associated with exiting contractual obligations and other related costs. These restructuring activities are expected to reduce the Company’s annual cost structure by approximately $50 million.

During the year ended December 31, 2016, the Company recorded restructuring charges of $30 million, reflecting $19 million of severance costs and $11 million of costs associated with exiting contractual obligations and other related costs. During the year ended December 31, 2015, the Company recorded restructuring charges of $45 million, reflecting $24 million of severance costs and $21 million of costs associated with exiting contractual obligations and other related costs.

As of December 31, 2017, the cumulative settlements for the 2017, 2016, and 2015 restructuring charges were $68 million, of which $45 million was for severance costs and $23 million related to costs associated with exiting contractual obligations and other related costs. The Company expects to substantially utilize its restructuring reserves by the end of 2018.

	Balance at	2017	2017	Balance at
	December 31, 2016	Charges	Settlements	December 31, 2017
Entertainment	$20	$44	$(18)	$46
Cable Networks	4	—	(3)	1
Publishing	1	5	(3)	3
Local Media	12	12	(7)	17
Corporate	2	2	(1)	3
Total	$39	$63	$(32)	$70

	Balance at	2016	2016	Balance at
	December 31, 2015	Charges	Settlements	December 31, 2016
Entertainment	$19	$16	$(15)	$20
Cable Networks	—	4	—	4
Publishing	—	1	—	1
Local Media	11	6	(5)	12
Corporate	1	3	(2)	2
Total	$31	$30	$(22)	$39
In 2016, the Company incurred professional fees of $8 million associated with merger and acquisition-related activities.

Other Operating Items, Net
For 2017, other operating items, net reflected a net gain relating to the disposition of property and equipment. For 2016, other operating items, net included a gain from the disposition of an internet business in China and a multiyear, retroactive impact of a new operating tax.

Interest Expense and Interest Income

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Interest expense	$(457)	$(411)	$46	11%
Interest income	$64	$32	$32	100%
The following table presents the Company’s outstanding debt balances, excluding capital leases and discontinued operations debt, and the weighted average interest rate as of December 31, 2017 and 2016:

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

		Weighted Average		Weighted Average
At December 31,	2017	Interest Rate	2016	Interest Rate
Total long-term debt	$9,426	4.26%	$8,850	4.47%
Commercial paper	$679	1.88%	$450	0.98%
Loss on Early Extinguishment of Debt
For 2017, the loss on early extinguishment of debt of $49 million reflected a pretax loss associated with the redemption of the Company’s $500 million outstanding 5.75% senior notes due April 2020 and the Company’s $300 million outstanding 4.625% senior notes due May 2018.

Pension Settlement Charges
During the fourth quarter of 2017, the Company purchased a group annuity contract under which an insurance company has permanently assumed the Company’s obligation to pay and administer pension benefits to certain of the Company’s pension plan participants, or their designated beneficiaries, who had been receiving pension benefits. The purchase of this group annuity contract was funded with pension plan assets. As a result, the Company’s outstanding pension benefit obligation was reduced by approximately $800 million, representing approximately 20% of the total obligations of the Company’s qualified pension plans. In connection with this transaction, the Company recorded a settlement charge of $352 million in the fourth quarter of 2017, reflecting the accelerated recognition of a portion of unamortized actuarial losses in the plan. Additionally, during 2017, the Company made discretionary contributions totaling $600 million to prefund its qualified pension plans.

During 2016, the Company offered eligible former employees who had not yet initiated pension benefit payments the option to make a one-time election to receive the present value of their pension benefits as a lump-sum distribution or to commence an immediate monthly annuity benefit. As a result, the Company paid a total of $518 million of lump-sum distributions in 2016 using its pension plan assets, representing 12% of the total obligations of its qualified pension plans. Accordingly, the Company recorded a settlement charge of $211 million reflecting the accelerated recognition of a portion of unamortized actuarial losses in the plan.

Other Items, Net
The following table presents the components of Other items, net.

Year Ended December 31,	2017	2016
Pension and postretirement benefit costs	$(86)	$(70)
Foreign exchange gains (losses)	2	(12)
Write-down of cost investments	(4)	—
Other items, net	$(88)	$(82)

As a result of the adoption of new accounting guidance in the first quarter of 2018, the Company presents pension and postretirement benefit costs, other than service cost, below operating income on the Consolidated Statements of Operations, with settlement costs presented in “Pension settlement charges” and the remaining components presented within “Other items, net.” All prior periods have been reclassified to conform to this presentation. (See Note 1 to the consolidated financial statements.)

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Provision for Income Taxes
The provision for income taxes represents federal, state and local, and foreign taxes on earnings from continuing operations before income taxes and equity in loss of investee companies.

Year Ended December 31,	2017	2016	Increase/(Decrease)
Provision for income taxes, including interest and before other discrete items	$(565)	$(686)	(18)%
Excess tax benefits from stock-based compensation (a)	44	—
Other discrete items (b)	17	58
Federal tax reform (c)	(129)	—
Provision for income taxes	$(633)	$(628)	1%
Effective income tax rate	32.0%	28.2%
(a) Reflects excess tax benefits associated with the exercise of stock options and vesting of RSUs. During the first quarter of 2017, the Company adopted FASB guidance which requires that the difference between the tax benefit from stock-based compensation expense and the deduction on the tax return be recognized within the income tax provision on the statement of operations. Previously, such difference was recognized in stockholders’ equity on the balance sheet. This difference occurs because stock-based compensation expense is determined based on the grant-date fair value of the award, whereas the tax deduction is based on the fair value on the date the stock option is exercised or the RSU vests. This guidance requires the income statement classification to be applied prospectively, and therefore, excess tax benefits for prior periods remain classified in stockholders’ equity.
(b) For the year ended December 31, 2017, primarily reflects tax benefits from the resolution of certain state income tax matters. For the year ended December 31, 2016, primarily reflects a one-time tax benefit of $47 million associated with a multiyear adjustment to a tax deduction, which was approved by the IRS during the third quarter of 2016.
(c) Reflects the impact of the enactment of the Tax Reform Act in December 2017. As a result of this tax law, the Company recorded a net provisional charge of $129 million for the year ended December 31, 2017, reflecting an estimated tax impact of $407 million on the Company’s historical accumulated foreign earnings and profits, partially offset by an estimated benefit of $278 million to adjust the Company’s deferred income tax balances as a result of the reduction in the federal corporate income tax rate from 35% to 21%.

For 2018, the Company’s annual effective income tax rate is expected to be approximately 24% before any potential discrete items, including the tax impacts from stock-based compensation. This rate reflects a reduction in the federal corporate income tax rate to 21% beginning in 2018 as a result of the enactment of the Tax Reform Act.

Equity in Loss of Investee Companies, Net of Tax
The following table presents equity in earnings (loss) of investee companies for the Company’s domestic and international equity investments.

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Domestic	$(61)	$(67)	$6	9%
International	2	(8)	10	125%
Tax benefit	22	25	(3)	(12)
Equity in loss of investee companies, net of tax	$(37)	$(50)	$13	26%

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

For 2016, equity in loss of investee companies, net of tax included $10 million for the write-down of an international television joint venture to its fair value.
Net Earnings from Continuing Operations and Diluted EPS from Continuing Operations

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Net earnings from continuing operations	$1,309	$1,552	$(243)	(16)%
Diluted EPS from continuing operations	$3.22	$3.46	$(.24)	(7)%
For 2017, the decreases in net earnings from continuing operations and diluted EPS from continuing operations of 16% and 7%, respectively, were driven by pension settlement charges of $352 million ($237 million, net of tax); in 2017 compared with $211 million ($130 million, net of tax) in 2016; a provisional charge of $129 million from the enactment of the Tax Reform Act in December 2017; and a charge of $49 million ($31 million, net of tax) from the early extinguishment of debt. Diluted EPS from continuing operations benefited from lower weighted average shares outstanding as a result of the Company’s share repurchases and the shares retired as a result of the split-off of CBS Radio during the fourth quarter of 2017.

Net Loss from Discontinued Operations
On February 2, 2017, the Company entered into an agreement with Entercom to combine the Company’s radio business, CBS Radio, with Entercom in a merger effected through a Reverse Morris Trust transaction, which was tax-free to CBS Corp. and its stockholders. Beginning in the fourth quarter of 2016, CBS Radio has been presented as a discontinued operation in the consolidated financial statements for all periods presented.

On November 16, 2017, the Company completed the split-off of CBS Radio through an exchange offer, in which the Company accepted 17.9 million shares of CBS Corp. Class B Common Stock from its stockholders in exchange for the 101.4 million shares of CBS Radio common stock that it owned. Immediately following the exchange offer, each share of CBS Radio common stock was converted into one share of Entercom Class A common stock upon completion of the merger.

During the fourth quarter of 2017, upon closing of the transaction, the Company recorded a net loss of $105 million calculated as follows:

Fair value of CBS Corp. Class B Common Stock accepted
(17,854,689 shares at $56.40 per share on November 16, 2017)	$1,007
Carrying value of CBS Radio (a)	(1,112)
Net loss on split-off of CBS Radio	$(105)
(a) Net of a market value adjustment of $980 million recorded prior to the split-off.

The split-off was a tax-free transaction and therefore, there is no tax impact on the loss.

In connection with the Company’s plan to dispose of CBS Radio, in October 2016, CBS Radio borrowed $1.46 billion through a $1.06 billion senior secured term loan due 2023 and the issuance of $400 million of 7.25% senior unsecured notes due 2024 through a private placement.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

The following tables set forth details of net earnings (loss) from discontinued operations for the years ended December 31, 2017 and 2016.

Year Ended December 31, 2017	CBS Radio		Other		Total
Revenues	$1,018		$—		$1,018
Costs and expenses:
Operating	364		—		364
Selling, general and administrative	444		(1)		443
Market value adjustment	980	(a)	—		980
Restructuring charges	7	(b)	—		7
Total costs and expenses	1,795		(1)		1,794
Operating income (loss)	(777)		1		(776)
Interest expense	(70)		—		(70)
Other items, net	(2)		—		(2)
Earnings (loss) from discontinued operations	(849)		1		(848)
Income tax benefit (provision)	(55)		45	(c)	(10)
Earnings (loss) from discontinued operations, net of tax	(904)		46		(858)
Net gain (loss) on disposal	(109)		13		(96)
Income tax benefit (provision)	4		(2)		2
Net gain (loss) on disposal, net of tax	(105)		11	(d)	(94)
Net earnings (loss) from discontinued operations, net of tax	$(1,009)		$57		$(952)
(a) During 2017, prior to the split-off, CBS Radio was measured each reporting period, beginning with the first quarter of 2017, at the lower of its carrying amount or fair value less cost to sell. The value of the transaction with Entercom was determined based on Entercom’s stock price at the closing of the transaction and therefore, the carrying value of CBS Radio was measured at the value indicated by the stock valuation of Entercom. As a result, the Company recorded a market value adjustment of $980 million during the nine months ended September 30, 2017 to adjust the carrying value of CBS Radio as follows:

First Quarter 2017	$(715)
Second Quarter 2017	(365)
Third Quarter 2017	100
$(980)
(b) Reflects restructuring charges associated with the reorganization of certain business operations, including severance costs and costs associated with exiting contractual obligations.
(c) Reflects a tax benefit from the resolution of a tax matter in a foreign jurisdiction relating to a previously disposed business that was accounted for as a discontinued operation.
(d) Reflects adjustments to the loss on disposal of the Company’s outdoor advertising businesses, primarily from a decrease to the guarantee liability associated with the 2013 disposal of the Company’s outdoor advertising business in Europe (“Outdoor Europe”).

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Year Ended December 31, 2016	CBS Radio		Other (b)	Total
Revenues	$1,220		$—	$1,220
Costs and expenses:
Operating	397		—	397
Selling, general and administrative	496		—	496
Depreciation and amortization	26		—	26
Restructuring charges	8	(a)	—	8
Impairment charge	444		—	444
Total costs and expenses	1,371		—	1,371
Operating loss	(151)		—	(151)
Interest expense	(17)		—	(17)
Other items, net	1		—	1
Loss from discontinued operations	(167)		—	(167)
Income tax provision	(88)		(36)	(124)
Net loss from discontinued operations, net of tax	$(255)		$(36)	$(291)
(a) Reflects restructuring charges associated with the reorganization of certain business operations, including severance costs and costs associated with exiting contractual obligations.
(b) Reflects a charge from the resolution of a tax matter in a foreign jurisdiction relating to a previously disposed business that was accounted for as a discontinued operation.
The results of CBS Radio for 2016 included a pretax noncash impairment charge of $444 million ($427 million, net of tax) to reduce the carrying value of CBS Radio’s goodwill and FCC licenses in 11 markets to their fair value.

Net Earnings and Diluted EPS

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Net earnings	$357	$1,261	$(904)	(72)%
Diluted EPS	$.88	$2.81	$(1.93)	(69)%
Consolidated Results of Operations— 2016 vs. 2015
Revenues

Revenues by Type		% of Total		% of Total	Increase/(Decrease)
Year Ended December 31,	2016	Revenues	2015	Revenues	$	%
Advertising	$6,288	48%	$5,824	46%	$464	8%
Content licensing and distribution	3,673	28	3,903	31	(230)	(6)
Affiliate and subscription fees	2,978	22	2,724	21	254	9
Other	227	2	220	2	7	3
Total Revenues	$13,166	100%	$12,671	100%	$495	4%
Advertising
For 2016, the 8% increase in advertising revenues was driven by CBS’s broadcast of the Super Bowl, which is broadcast on the CBS Television Network on a rotating basis with other networks; higher political advertising sales; and 3% growth in underlying network advertising. The increase in network advertising reflects higher pricing, including from increased demand, partially offset by lower ratings, including from the broadcast of NFL games.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Content Licensing and Distribution
For 2016, the 6% decrease in content licensing and distribution revenues primarily reflected lower domestic television licensing revenues compared with 2015, which included sales of NCIS, Elementary and CSI. A significant contributor to television licensing revenues in 2016 was the international licensing of five Star Trek series.

Affiliate and Subscription Fees
For 2016, the 9% increase in affiliate and subscription fees reflected 35% growth in station affiliation fees and retransmission fees, and revenues from the Company’s streaming subscription services, including CBS All Access and the Showtime digital streaming subscription offering. These increases were partially offset by the benefit to 2015 from Showtime Networks’ distribution of the Floyd Mayweather/Manny Pacquiao boxing event.

International Revenues
International revenues primarily consist of television licensing revenues. The Company generated approximately 14% and 16% of its total revenues from international regions in 2016 and 2015, respectively.

		% of		% of
Year Ended December 31,	2016	International	2015	International
United Kingdom	$279	15%	$345	17%
Other Europe	717	39	691	35
Canada	256	14	286	14
Asia	190	10	236	12
Other	407	22	446	22
Total International Revenues	$1,849	100%	$2,004	100%
Operating Expenses

		% of Total		% of Total
Operating Expenses by Type		Operating		Operating	Increase/(Decrease)
Year Ended December 31,	2016	Expense	2015	Expense	$	%
Programming	$2,941	37%	$2,892	37%	$49	2%
Production	2,658	34	2,604	33	54	2
Participation, distribution and royalty	1,058	13	1,109	14	(51)	(5)
Other	1,299	16	1,306	16	(7)	(1)
Total Operating Expenses	$7,956	100%	$7,911	100%	$45	1%
Programming
For 2016, the 2% increase in programming expenses was primarily driven by increased sports programming costs associated with the broadcast of NFL games, including Super Bowl 50, which was broadcast by CBS in 2016, partially offset by three fewer Thursday Night Football games than 2015. This increase was partially offset by costs in 2015 associated with Showtime Networks’ distribution of the Floyd Mayweather/Manny Pacquiao pay-per-view boxing event and lower costs for acquired television series as a result of a shift to a higher mix of internally developed television series.

Production
For 2016, the 2% increase in production expenses reflected increased investment in internally developed television series, partially offset by lower expenses associated with the decrease in television licensing revenues.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Participation, Distribution and Royalty
For 2016, the 5% decrease in participation, distribution and royalty costs primarily reflected lower participations associated with lower licensing sales of the CSI franchise.

Selling, General and Administrative Expenses

		% of		% of	Increase/(Decrease)
Year Ended December 31,	2016	Revenues	2015	Revenues	$	%
Selling, general and administrative expenses	$2,054	16%	$1,935	15%	$119	6%
For 2016, the 6% increase in SG&A expenses primarily reflects incremental advertising, marketing and employee-related costs to support the Company’s growth initiatives, and higher incentive compensation costs.
Depreciation and Amortization

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Depreciation and amortization	$225	$235	$(10)	(4)%
For 2016, the 4% decrease in depreciation and amortization was the result of intangibles and property and equipment that became fully amortized, and the sales of internet businesses in China.

Restructuring Charges
During the year ended December 31, 2015, the Company recorded restructuring charges of $45 million, reflecting $24 million of severance costs and $21 million of costs associated with exiting contractual obligations and other related costs.

Other Operating Items, Net
For 2015, other operating items, net included gains from the disposition of businesses in China.

Interest Expense and Interest Income

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Interest expense	$(411)	$(392)	$19	5%
Interest income	$32	$24	$8	33%
The following table presents the Company’s outstanding debt balances, excluding capital leases and discontinued operations debt, and the weighted average interest rate as of December 31, 2016 and 2015:

		Weighted Average		Weighted Average
At December 31,	2016	Interest Rate	2015	Interest Rate
Total long-term debt	$8,850	4.47%	$8,365	4.68%
Commercial paper	$450	0.98%	$—	n/a
n/a - not applicable

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Pension Settlement Charge
During 2016, the Company offered eligible former employees who had not yet initiated pension benefit payments the option to make a one-time election to receive the present value of their pension benefits as a lump-sum distribution or to commence an immediate monthly annuity benefit. As a result, the Company paid a total of $518 million of lump-sum distributions in 2016 using its pension plan assets, representing 12% of the total obligations of its qualified pension plans. Accordingly, the Company recorded a settlement charge of $211 million, reflecting the accelerated recognition of a portion of unamortized actuarial losses in the plan.

Other Items, Net
The following table presents the components of Other items, net.

Year Ended December 31,	2016	2015
Pension and postretirement benefit costs	$(70)	$(26)
Foreign exchange losses	(12)	(26)
Other items, net	$(82)	$(52)
As a result of the adoption of new accounting guidance in the first quarter of 2018, the Company presents pension and postretirement benefit costs, other than service cost, below operating income on the Consolidated Statements of Operations, with settlement costs presented in “Pension settlement charges” and the remaining components presented within “Other items, net.” All prior periods have been reclassified to conform to this presentation. (See Note 1 to the consolidated financial statements.)

Provision for Income Taxes

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Tax provision	$(628)	$(676)	$(48)	(7)%
Effective tax rate	28.2%	29.9%
The Company’s income tax provision for 2016 included a one-time tax benefit of $47 million associated with a multiyear adjustment to a tax deduction, which was approved by the IRS during the third quarter of 2016, and a tax benefit of $81 million related to the pension settlement charge of $211 million. In 2015, the Company’s income tax provision included a tax provision of $8 million related to gains from the sales of internet businesses in China of $139 million.
Equity in Loss of Investee Companies, Net of Tax
The following table presents equity in earnings (loss) of investee companies for the Company’s domestic and international equity investments.

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Domestic	$(67)	$(60)	$(7)	(12)%
International	(8)	4	(12)	n/m
Tax benefit	25	22	3	14%
Equity in loss of investee companies, net of tax	$(50)	$(34)	$(16)	(47)%
n/m - not meaningful

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Net Earnings from Continuing Operations and Diluted EPS from Continuing Operations

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Net earnings from continuing operations	$1,552	$1,554	$(2)	—%
Diluted EPS from continuing operations	$3.46	$3.18	$.28	9%
Net earnings from continuing operations for 2016 was comparable with 2015, as the increase in revenues was offset by the 2016 pension settlement charge of $211 million ($130 million, net of tax), and 2015 gains on the sales of internet businesses in China of $139 million ($131 million, net of tax). The 9% increase in diluted EPS from continuing operations was driven by lower weighted average shares outstanding as a result of the Company’s share repurchases during 2016, which totaled $3.0 billion.

Net Loss from Discontinued Operations
The following table sets forth details of net earnings (loss) from discontinued operations for the year ended December 31, 2015:

Year Ended December 31, 2015	CBS Radio	Other (a)	Total
Revenues	$1,223	$—	$1,223
Costs and expenses:
Operating	415	—	415
Selling, general and administrative	500	—	500
Depreciation and amortization	29	—	29
Restructuring charges	36	—	36
Impairment charge	484	—	484
Total costs and expenses	1,464	—	1,464
Operating loss	(241)	—	(241)
Other items, net	1	—	1
Loss from discontinued operations	(240)	—	(240)
Income tax benefit	89	—	89
Loss from discontinued operations, net of tax	(151)	—	(151)
Net gain on disposal	—	17	17
Income tax provision	—	(7)	(7)
Net gain on disposal, net of tax	—	10	10
Net earnings (loss) from discontinued operations, net of tax	$(151)	$10	$(141)
(a) Reflects a decrease to the guarantee liability associated with the 2013 disposal of Outdoor Europe.
The results of CBS Radio for 2015 included a pretax noncash impairment charge of $484 million ($297 million, net of tax) to reduce the carrying value of radio FCC licenses in 18 markets to their fair value.

Net Earnings and Diluted EPS

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Net earnings	$1,261	$1,413	$(152)	(11)%
Diluted EPS	$2.81	$2.89	$(.08)	(3)%

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Segment Results of Operations - 2017 vs. 2016
The Company presents operating income (loss) excluding restructuring charges, merger and acquisition-related costs, and other operating items, net, each where applicable, (“Segment Operating Income”) as the primary measure of profit and loss for its operating segments (“segment profit measure”) in accordance with FASB guidance for segment reporting. The Company believes the presentation of Segment Operating Income is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enhances their ability to understand the Company’s operating performance. The reconciliation of Segment Operating Income to the Company’s consolidated Net earnings is presented in Note 17 (Reportable Segments) to the consolidated financial statements.

		% of Total		% of Total	Increase/(Decrease)
Year Ended December 31,	2017	Revenues	2016	Revenues	$	%
Entertainment	$9,164	67%	$8,877	67%	$287	3%
Cable Networks	2,501	18	2,160	16	341	16
Publishing	830	6	767	6	63	8
Local Media	1,668	12	1,779	14	(111)	(6)
Corporate/Eliminations	(471)	(3)	(417)	(3)	(54)	(13)
Total Revenues	$13,692	100%	$13,166	100%	$526	4%

		% of Total		% of Total
		Segment		Segment
		Operating		Operating	Increase/(Decrease)
Year Ended December 31,	2017	Income	2016	Income	$	%
Segment Operating Income (Loss):
Entertainment	$1,573	54%	$1,533	52%	$40	3%
Cable Networks	1,004	35	965	33	39	4
Publishing	136	5	122	4	14	11
Local Media	497	17	622	21	(125)	(20)
Corporate	(305)	(11)	(311)	(10)	6	2
Total Segment Operating Income	2,905	100%	2,931	100%	(26)	(1)
Restructuring and merger and acquisition-related costs	(63)		(38)		(25)	(66)
Other operating items, net	19		9		10	111
Total Operating Income	$2,861		$2,902		$(41)	(1)%

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Depreciation and Amortization:
Entertainment	$115	$117	$(2)	(2)%
Cable Networks	23	23	—	—
Publishing	6	6	—	—
Local Media	45	44	1	2
Corporate	34	35	(1)	(3)
Total Depreciation and Amortization	$223	$225	$(2)	(1)%

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Entertainment (CBS Television Network, CBS Television Studios, CBS Studios International, CBS Television Distribution, Network Ten, CBS Interactive, and CBS Films)

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Revenues	$9,164	$8,877	$287	3%
Segment Operating Income	$1,573	$1,533	$40	3%
Segment Operating Income as a % of revenues	17%	17%
Restructuring charges	$44	$16	$28	175%
Depreciation and amortization	$115	$117	$(2)	(2)%
Capital expenditures	$98	$98	$—	—%
2017 vs. 2016
For 2017, the 3% increase in revenues was led by growth in affiliate and subscription fees and content licensing and distribution revenues. Affiliate and subscription fees grew 35% as a result of higher station affiliation fees and growth from digital initiatives, including CBS All Access and virtual MVPDs. Content licensing and distribution revenues increased 10%, driven by the domestic licensing sales of NCIS: New Orleans, Madam Secretary and titles from the CSI franchise, and higher international licensing sales resulting from strong demand for the Company’s content internationally, due in part to increased investment in internally-produced series. These increases were partially offset by lower advertising revenues, mainly as a result of the benefit to 2016 from CBS’s broadcast of Super Bowl 50.

Operating income increased 3% driven by the higher revenues, partially offset by an increased investment in programming, as well as other costs associated with the Company’s growth initiatives. For 2017 and 2016, restructuring charges primarily reflected severance costs and costs associated with exiting contractual obligations and other related costs.

Results in 2018 are expected to benefit from continued growth in affiliate and subscription fee revenues, driven by the renewal of several of the Company’s agreements with its television station affiliates and annual contractual increases on multiyear agreements with television station affiliates. The revenue comparison in 2018 will be negatively affected by the broadcast of five Thursday Night Football games in 2017, which CBS will not broadcast in 2018. However, this will result in an improvement in the operating income margin. The revenue comparison will also be affected by the CBS Television Network’s 2017 broadcast of the National Semifinals and National Championship games of the NCAA Tournament, which are broadcast on the CBS Television Network every other year through 2032 under the current agreements with the NCAA and Turner. Revenue comparisons will also be impacted by fluctuations resulting from the timing of availability of television series for multiyear licensing agreements. Television license fee revenues are recognized at the beginning of the license period in which programs are made available to the licensee for exhibition.
In addition, during the first quarter of 2018, the Company will adopt new FASB guidance on the recognition of revenues, which will impact the comparability of Entertainment revenues during 2018. (See Note 1 to the consolidated financial statements.)

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Cable Networks (Showtime Networks, CBS Sports Network and Smithsonian Networks)

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Revenues	$2,501	$2,160	$341	16%
Segment Operating Income	$1,004	$965	$39	4%
Segment Operating Income as a % of revenues	40%	45%
Restructuring charges	$—	$4	$(4)	(100)%
Depreciation and amortization	$23	$23	$—	—%
Capital expenditures	$20	$19	$1	5%
2017 vs. 2016
For 2017, the 16% increase in revenues was driven by Showtime Networks’ distribution of the Floyd Mayweather/Conor McGregor pay-per-view boxing event, growth from the Showtime digital streaming subscription offering and higher international licensing sales of Showtime content. These increases were partially offset by lower domestic licensing sales, primarily as a result of sales of several titles, including Penny Dreadful, in 2016. As of December 31, 2017, subscriptions totaled approximately 25 million for Showtime, the Company’s premium television network, and the Showtime digital streaming subscription offering combined, 52 million for CBS Sports Network and 30 million for Smithsonian Networks.

Operating income increased 4% driven by the revenue growth, which was significantly offset by higher costs associated with the pay-per-view boxing event and an increased investment in programming. Restructuring charges in 2016 primarily reflected severance costs.

Television license fee revenues are recognized at the beginning of the license period in which programs are made available to the licensee for exhibition, which may impact the comparability of revenues in 2018 due to fluctuations resulting from the timing of availability of television series for multiyear licensing agreements.

In addition, during the first quarter of 2018, the Company will adopt new FASB guidance on the recognition of revenues, which will impact the comparability of Cable Networks revenues during 2018. (See Note 1 to the consolidated financial statements.)
Publishing (Simon & Schuster)

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Revenues	$830	$767	$63	8%
Segment Operating Income	$136	$122	$14	11%
Segment Operating Income as a % of revenues	16%	16%
Restructuring charges	$5	$1	$4	n/m
Depreciation and amortization	$6	$6	$—	—%
Capital expenditures	$5	$9	$(4)	(44)%
n/m - not meaningful
2017 vs. 2016
For 2017, the 8% increase in revenues reflects higher print book sales and 39% growth in digital audio sales. Bestselling titles for 2017 included What Happened by Hillary Rodham Clinton, Leonardo da Vinci by Walter Isaacson and Sleeping Beauties by Stephen King and Owen King.

The 11% increase in operating income reflects the revenue growth. For 2017 and 2016, restructuring charges primarily reflected severance costs.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Local Media (CBS Television Stations and CBS Local Digital Media)

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Revenues	$1,668	$1,779	$(111)	(6)%
Segment Operating Income	$497	$622	$(125)	(20)%
Segment Operating Income as a % of revenues	30%	35%
Restructuring charges	$12	$6	$6	100%
Depreciation and amortization	$45	$44	$1	2%
Capital expenditures	$32	$37	$(5)	(14)%
2017 vs. 2016
For 2017, the 6% decrease in revenues was driven by lower advertising revenues, primarily reflecting the benefit to 2016 from record political advertising sales during the 2016 Presidential election cycle and CBS’s broadcast of Super Bowl 50. This decrease was partially offset by growth in retransmission revenues and fees from virtual MVPDs.

The decrease in operating income of 20% primarily reflected a decline in high-margin political advertising sales. For 2017 and 2016, restructuring charges reflected severance costs and costs associated with exiting contractual obligations and other related costs.

In 2018, advertising revenues are expected to benefit from increased political advertising sales associated with the U.S. midterm elections. Results in 2018 are also expected to benefit from continued growth in retransmission revenues, driven by the renewal of several of the Company’s agreements with MVPDs and annual contractual increases on multiyear agreements with MVPDs.

Corporate

			Increase/(Decrease)
Year Ended December 31,	2017	2016	$	%
Segment Operating Loss	$(305)	$(311)	$6	2%
Restructuring charges	$2	$3	$(1)	(33)%
Depreciation and amortization	$34	$35	$(1)	(3)%
Capital expenditures	$30	$33	$(3)	(9)%
2017 vs. 2016
Corporate expenses include general corporate overhead, unallocated shared company expenses, and intercompany eliminations. Restructuring charges in 2017 and 2016 primarily reflected severance costs.

Segment Results of Operations - 2016 vs. 2015

		% of Total		% of Total	Increase/(Decrease)
Year Ended December 31,	2016	Revenues	2015	Revenues	$	%
Entertainment	$8,877	67%	$8,438	67%	$439	5%
Cable Networks	2,160	16	2,242	18	(82)	(4)
Publishing	767	6	780	6	(13)	(2)
Local Media	1,779	14	1,592	12	187	12
Corporate/Eliminations	(417)	(3)	(381)	(3)	(36)	(9)
Total Revenues	$13,166	100%	$12,671	100%	$495	4%

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

		% of Total		% of Total
		Segment		Segment
		Operating		Operating	Increase/(Decrease)
Year Ended December 31,	2016	Income	2015	Income	$	%
Segment Operating Income (Loss):
Entertainment	$1,533	52%	$1,302	50%	$231	18%
Cable Networks	965	33	949	37	16	2
Publishing	122	4	115	4	7	6
Local Media	622	21	488	19	134	27
Corporate	(311)	(10)	(264)	(10)	(47)	(18)
Total Segment Operating Income	2,931	100%	2,590	100%	341	13
Restructuring and merger and acquisition-related costs	(38)		(45)		7	16
Other operating items, net	9		139		(130)	(94)
Total Operating Income	$2,902		$2,684		$218	8%

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Depreciation and Amortization:
Entertainment	$117	$126	$(9)	(7)%
Cable Networks	23	23	—	—
Publishing	6	6	—	—
Local Media	44	48	(4)	(8)
Corporate	35	32	3	9
Total Depreciation and Amortization	$225	$235	$(10)	(4)%

Entertainment (CBS Television Network, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Interactive and CBS Films)

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Revenues	$8,877	$8,438	$439	5%
Segment Operating Income	$1,533	$1,302	$231	18%
Segment Operating Income as a % of revenues	17%	15%
Restructuring charges	$16	$26	$(10)	(38)%
Depreciation and amortization	$117	$126	$(9)	(7)%
Capital expenditures	$98	$99	$(1)	(1)%
2016 vs. 2015
For 2016, the 5% increase in revenues was primarily driven by 10% growth in network advertising revenues, mainly from the broadcast of Super Bowl 50 on CBS in 2016 and 3% growth in underlying network advertising revenues. Affiliate and subscription fees grew 45% as a result of higher station affiliation fees and subscription growth for CBS All Access. These increases were partially offset by 7% lower content licensing and distribution revenues compared to 2015, which included significant licensing sales of NCIS, Elementary and CSI, while 2016 benefited from the international licensing of five Star Trek series. The revenue comparison was also impacted by the sales of internet businesses in China.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

The increase in operating income of 18% primarily reflected the increase in revenues. For 2016 and 2015, restructuring charges primarily reflected severance costs and costs associated with exiting contractual obligations and other related costs.
Cable Networks (Showtime Networks, CBS Sports Network and Smithsonian Networks)

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Revenues	$2,160	$2,242	$(82)	(4)%
Segment Operating Income	$965	$949	$16	2%
Segment Operating Income as a % of revenues	45%	42%
Restructuring charges	$4	$—	$4	n/m
Depreciation and amortization	$23	$23	$—	—%
Capital expenditures	$19	$18	$1	6%
n/m - not meaningful
2016 vs. 2015
For 2016, the 4% decrease in revenues was a result of the benefit in 2015 from Showtime Networks’ distribution of the Floyd Mayweather/Manny Pacquiao boxing event. The decrease in pay-per-view revenues negatively impacted the revenue comparison by seven percentage points. In addition, content licensing and distribution revenues decreased 8% from 2015, reflecting the timing of multiyear agreements for the international licensing of Showtime original series, partially offset by the domestic licensing sale of Penny Dreadful in 2016. Higher revenues from the Showtime digital streaming subscription offering partially offset these declines. As of December 31, 2016, subscriptions totaled approximately 25 million for Showtime, the Company’s premium television network, and the Showtime digital streaming subscription offering combined, 55 million for CBS Sports Network and 32 million for Smithsonian Networks.

Operating income increased 2% driven by contributions from the Showtime digital streaming subscription offering, partially offset by lower television licensing revenues. Restructuring charges in 2016 primarily reflected severance costs.
Publishing (Simon & Schuster)

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Revenues	$767	$780	$(13)	(2)%
Segment Operating Income	$122	$115	$7	6%
Segment Operating Income as a % of revenues	16%	15%
Restructuring charges	$1	$—	$1	n/m
Depreciation and amortization	$6	$6	$—	—%
Capital expenditures	$9	$10	$(1)	(10)%
n/m - not meaningful
2016 vs. 2015
For 2016, the 2% decrease in revenues reflected lower digital book sales, partially offset by growth in digital audio sales. Digital sales represented 23% of Publishing’s total revenues for 2016. Best-selling titles for 2016 included Born to Run by Bruce Springsteen, End of Watch by Stephen King and A Man Called Ove by Fredrik Backman.

The 6% increase in operating income mainly resulted from lower production, inventory and selling costs. For 2016, restructuring charges primarily reflected severance costs.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Local Media (CBS Television Stations and CBS Local Digital Media)

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Revenues	$1,779	$1,592	$187	12%
Segment Operating Income	$622	$488	$134	27%
Segment Operating Income as a % of revenues	35%	31%
Restructuring charges	$6	$19	$(13)	(68)%
Depreciation and amortization	$44	$48	$(4)	(8)%
Capital expenditures	$37	$28	$9	32%
2016 vs. 2015
For 2016, the 12% increase in revenues was led by record political advertising sales during the 2016 Presidential election cycle, 14% growth in retransmission and subscription revenues, and the broadcast of Super Bowl 50 on CBS during the first quarter of 2016.

The increase in operating income of 27% primarily reflected the revenue growth. For 2016 and 2015, restructuring charges reflected severance costs and costs associated with exiting contractual obligations and other related costs.

Corporate

			Increase/(Decrease)
Year Ended December 31,	2016	2015	$	%
Segment Operating Loss	$(311)	$(264)	$(47)	(18)%
Restructuring charges	$3	$—	$3	n/m
Depreciation and amortization	$35	$32	$3	9%
Capital expenditures (a)	$33	$16	$17	106%
(a) Primarily reflects the timing of capital projects.
n/m - not meaningful

2016 vs. 2015
Corporate expenses include general corporate overhead, unallocated shared company expenses, and intercompany eliminations. The 18% increase in corporate expenses primarily reflected higher incentive compensation and expenses associated with an increase in the Company’s stock price. Restructuring charges in 2016 primarily reflected severance costs.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Financial Position

			Increase/(Decrease)
At December 31,	2017	2016	$	%
Current assets:
Cash and cash equivalents	$285	$598	$(313)	(52)%
Receivables, net (a)	3,697	3,314	383	12
Programming and other inventory (b)	1,828	1,427	401	28
Prepaid income taxes	78	30	48	160
Current assets of discontinued operations (c)	1	305	(304)	(100)
All other current assets, net	384	389	(5)	(1)
Total current assets	$6,273	$6,063	$210	3%
(a) The increase primarily relates to higher receivables associated with television licensing arrangements.
(b) The increase primarily reflects higher investment in entertainment programming and the timing of sporting events.
(c) The decrease reflects the split-off of CBS Radio during the fourth quarter of 2017. (See Note 4 to the consolidated financial statements.)

			Increase/(Decrease)
At December 31,	2017	2016	$	%
Other assets (a)	$2,840	$2,707	$133	5%
(a) The increase primarily reflects additional investment in the Company’s equity-method investments; assets related to Network Ten, which was acquired in the fourth quarter of 2017; and higher receivables associated with television licensing arrangements. As of December 31, 2017, total outstanding receivables from television licensing arrangements, including both current and noncurrent, were $4.06 billion versus $3.82 billion at December 31, 2016. At December 31, 2017, the total amount due from these receivables was $1.85 billion in 2018, $1.03 billion in 2019, $626 million in 2020, $327 million in 2021, and $230 million in 2022 and thereafter.

			Increase/(Decrease)
At December 31,	2017	2016	$	%
Assets of discontinued operations (a)	$12	$4,291	$(4,279)	(100)%
(a) The decrease reflects the split-off of CBS Radio during the fourth quarter of 2017. (See Note 4 to the consolidated financial statements.)

			Increase/(Decrease)
At December 31,	2017	2016	$	%
Current liabilities:
Accounts payable (a)	$231	$148	$83	56%
Accrued compensation	343	369	(26)	(7)
Participants’ share and royalties payable	986	1,024	(38)	(4)
Program rights (b)	373	290	83	29
Commercial paper (c)	679	450	229	51
All other current liabilities, net	1,360	1,427	(67)	(5)
Current liabilities	$3,972	$3,708	$264	7%
(a) The increase reflects the timing of payments.
(b) The increase is primarily associated with Showtime Networks’ distribution of the Floyd Mayweather/Conor McGregor pay-per-view boxing event.
(c) The increase reflects higher commercial paper borrowings.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

			Increase/(Decrease)
At December 31,	2017	2016	$	%
Long-term debt (a)	$9,464	$8,902	$562	6%
(a) The increase is primarily the result of the Company’s issuance of $1.80 billion of senior notes, partially offset by the repayment of $1.20 billion of outstanding senior notes. (See Note 9 to the consolidated financial statements.)

			Increase/(Decrease)
At December 31,	2017	2016	$	%
Pension and postretirement benefit obligations (a)	$1,328	$1,769	$(441)	(25)%
(a) The decrease primarily relates to discretionary contributions made during 2017 to prefund the Company’s qualified pension plans, offset by changes in actuarial assumptions.

			Increase/(Decrease)
At December 31,	2017	2016	$	%
Other liabilities (a)	$2,155	$1,807	$348	19%
(a) The increase is primarily due to a tax liability resulting from the enactment of the Tax Reform Act in December 2017.

			Increase/(Decrease)
At December 31,	2017	2016	$	%
Liabilities of discontinued operations (a)	$42	$2,451	$(2,409)	(98)%
(a) The decrease reflects the split-off of CBS Radio during the fourth quarter of 2017. (See Note 4 to the consolidated financial statements.)
Cash Flows
The changes in cash and cash equivalents were as follows:

			Increase/ (Decrease)		Increase/ (Decrease)
Year Ended December 31,	2017	2016	2017 vs. 2016	2015	2016 vs. 2015
Cash provided by operating activities from:
Continuing operations	$793	$1,454	$(661)	$1,189	$265
Discontinued operations	94	231	(137)	205	26
Cash provided by operating activities	887	1,685	(798)	1,394	291
Cash (used for) provided by investing activities from:
Continuing operations	(523)	(334)	(189)	179	(513)
Discontinued operations	(24)	(6)	(18)	(25)	19
Cash (used for) provided by investing activities	(547)	(340)	(207)	154	(494)
Cash used for financing activities	(677)	(1,046)	369	(1,653)	607
Net (decrease) increase in cash and cash equivalents	$(337)	$299	$(636)	$(105)	$404
Operating Activities.  In 2017, the decrease in cash provided by operating activities from continuing operations was driven by discretionary pension contributions of $600 million made during 2017 to prefund the Company’s qualified plans; a decline in advertising revenues including from the benefit in 2016 from CBS’s broadcast of Super Bowl 50; and an increased investment in internally-produced television programming. These decreases were partially offset by higher affiliate and subscription fee revenues.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

In 2016, the increase in cash provided by operating activities from continuing operations was primarily driven by growth in affiliate and subscription fees and higher advertising revenues, including from the broadcast of Super Bowl 50, partially offset by increased investment in programming and higher payments for income taxes.
Cash provided by operating activities from discontinued operations primarily reflected the operating activities of CBS Radio. Operating activities from discontinued operations also included payments and refunds for tax matters in foreign jurisdictions related to previously disposed businesses that are accounted for as discontinued operations.

Cash paid for income taxes for the years ended December 31, 2017, 2016 and 2015 was as follows:

Year Ended December 31,	2017	2016	2015
Cash taxes included in operating activities from continuing operations	$365	$390	$287
Less: Excess tax benefits from the exercise of stock options and vesting of restricted stock units, included in financing activities	—	17	88
Cash paid for income taxes from continuing operations	$365	$373	$199
The decrease in cash paid for income taxes in 2017 reflects a tax benefit from contributions of $600 million to prefund the Company’s qualified pension plans and a higher tax benefit associated with the exercise of stock options and vesting of RSUs, offset by the impact from the expiration of a tax law which benefited cash taxes for 2016. The increase in cash paid for income taxes for 2016 was driven by higher taxable income and a higher tax benefit in 2015 from the exercise of stock options and the vesting of restricted stock units.

Cash taxes from continuing operations benefited from federal income tax refunds of $32 million in 2017, $90 million in 2016 and $169 million in 2015. Cash taxes for 2016 also included a one-time benefit of $47 million associated with a multiyear adjustment to a tax deduction, which was approved by the IRS during the third quarter of 2016.

For 2018, cash taxes are expected to be significantly lower than 2017 primarily due to the enactment of the Tax Reform Act. However, a more precise estimate cannot currently be determined.

Investing Activities

Year Ended December 31,	2017	2016	2015
Acquisitions (including acquired television library), net of cash acquired (a)	$(270)	$(92)	$(12)
Capital expenditures (b)	(185)	(196)	(171)
Investments in and advances to investee companies (c)	(110)	(81)	(98)
Proceeds from dispositions (d)	11	20	383
All other investing activities from continuing operations, net	31	15	77
Cash flow (used for) provided by investing activities from continuing operations	(523)	(334)	179
Cash flow used for investing activities from discontinued operations	(24)	(6)	(25)
Cash flow (used for) provided by investing activities	$(547)	$(340)	$154
(a) 2017 primarily reflects the acquisition of Network Ten, one of three major commercial broadcast networks in Australia, for approximately $124 million, net of cash acquired, and the acquisition of a television library. 2016 primarily reflects the acquisitions of a sports-focused digital media business and a publishing business.
(b) Capital expenditures for 2018 are anticipated to be approximately $200 million.
(c) Mainly includes the Company’s investment in The CW as well as its other domestic and international television joint ventures.
(d) 2016 and 2015 primarily reflect sales of internet businesses in China.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Financing Activities

Year Ended December 31,	2017	2016	2015
Repurchase of CBS Corp. Class B Common Stock	$(1,111)	$(2,997)	$(2,813)
Proceeds from (repayments of) short-term debt borrowings, net	229	450	(616)
Proceeds from issuance of senior notes	1,773	684	1,959
Repayment of senior notes and debentures	(1,244)	(199)	—
Proceeds from debt borrowings of CBS Radio	40	1,452	—
Repayment of debt borrowings of CBS Radio	(43)	(110)	—
Dividends	(296)	(288)	(300)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(89)	(58)	(96)
Proceeds from exercise of stock options	91	21	142
All other financing activities, net	(27)	(1)	71
Cash flow used for financing activities	$(677)	$(1,046)	$(1,653)

Adjusted Free Cash Flow
Adjusted Free cash flow is a non-GAAP financial measure. Adjusted free cash flow reflects the Company’s net cash flow provided by (used for) operating activities before operating cash flow from discontinued operations and discretionary contributions to prefund the Company’s pension plans, and including capital expenditures. The Company’s calculation of adjusted free cash flow includes capital expenditures because investment in capital expenditures is a use of cash that is directly related to the Company’s operations. Adjusted free cash flow excludes discretionary contributions to prefund the Company’s pension plans because management assesses the Company’s ability to generate operating cash flows without considering the impact from discretionary pension contributions, and decisions regarding the timing of pension plan funding are not dependent on the level of operating cash flows generated during the period. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes adjusted free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations, and fund ongoing operations and working capital needs. As a result, adjusted free cash flow is a significant measure of the Company’s ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of adjusted free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management. Adjusted free cash flow is one of several components of incentive compensation targets for certain management personnel. In addition, adjusted free cash flow is a primary measure used externally by the Company’s investors, analysts and industry peers for purposes of valuation and comparison of the Company’s operating performance to other companies in its industry.

As adjusted free cash flow is not a measure calculated in accordance with GAAP, adjusted free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings as a measure of operating performance. Adjusted free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, adjusted free cash flow as a measure of liquidity has certain limitations, does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. When comparing adjusted free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are not reflected in adjusted free cash flow.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

The following table presents a reconciliation of the Company’s adjusted free cash flow to net cash flow provided by operating activities.

Year Ended December 31,	2017	2016	2015
Net cash flow provided by operating activities	$887	$1,685	$1,394
Capital expenditures	(185)	(196)	(171)
Exclude discretionary pension plan contributions, net of tax of $219 million	(381)	—	—
Exclude operating cash flow from discontinued operations	94	231	205
Adjusted free cash flow	$989	$1,258	$1,018

Dividends
For the years ended December 31, 2017, 2016 and 2015, the Company declared total per share dividends of $.72, $.66, and $.60, respectively, which resulted in total annual dividends of $289 million, $294 million and $293 million, respectively.

On February 1, 2018, the Company announced a quarterly cash dividend of $.18 per share on its Class A and Class B Common Stock, payable on April 1, 2018.

Share Repurchase Program
During 2017, the Company repurchased 16.2 million shares of CBS Corp. Class B Common Stock under its share repurchase program for $1.05 billion, at an average cost of $64.70 per share. At December 31, 2017, $3.06 billion of authorization remained under the share repurchase program.

Also during 2017, the Company completed the split-off of CBS Radio through an exchange offer, in which the Company accepted 17.9 million shares of CBS Corp. Class B Common Stock from its stockholders in exchange for the 101.4 million shares of CBS Radio common stock that it owned. (See Note 4 to the consolidated financial statements.)

Capital Structure
The following table sets forth the Company’s debt.

At December 31,	2017	2016
Commercial paper	$679	$450
Senior debt (1.95%-7.875% due 2017-2045)	9,426	8,850
Obligations under capital leases	57	75
Total debt (a)	10,162	9,375
Less commercial paper	679	450
Less current portion of long-term debt	19	23
Total long-term debt, net of current portion	$9,464	$8,902

(a)
At December 31, 2017 and 2016, the senior debt balances included (i) a net unamortized discount of $65 million and $52 million, respectively, (ii) unamortized deferred financing costs of $47 million and $43 million, respectively, and (iii) a $3 million decrease and a $5 million increase, respectively, in the carrying value of the debt relating to previously settled fair value hedges. The face value of the Company’s total debt was $10.28 billion at December 31, 2017 and $9.47 billion at December 31, 2016.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

For the year ended December 31, 2017, debt issuances, redemptions and repayments were as follows:

Debt Issuances
November 2017, $400 million 2.90% senior notes due 2023
November 2017, $500 million 3.70% senior notes due 2028
July 2017, $400 million 2.50% senior notes due 2023
July 2017, $500 million 3.375% senior notes due 2028

Debt Redemptions
November 2017, $500 million 5.750% senior notes due 2020
July 2017, $300 million 4.625% senior notes due 2018

Debt Repayments
July 2017, $400 million 1.950% senior notes due 2017, upon maturity

The Company used the net proceeds from the 2017 issuances for the redemption and repayment of $1.20 billion of senior notes and for general corporate purposes, including discretionary contributions to the Company’s qualified pension plans and the repayment of short-term borrowings, including commercial paper.

The early redemption of the $500 million 5.750% senior notes due April 2020 and the $300 million 4.625% senior notes due May 2018 resulted in a pre-tax loss on early extinguishment of debt of $49 million ($31 million, net of tax) for the year ended December 31, 2017.

During July 2016, the Company issued $700 million of 2.90% senior notes due 2027 and used the net proceeds for general corporate purposes, including the repurchase of CBS Corp. Class B Common Stock and the repayment of short-term borrowings, including commercial paper. During January 2016, the Company repaid its $200 million of outstanding 7.625% senior debentures upon maturity.

At December 31, 2017, the Company’s scheduled maturities of long-term debt at face value, excluding capital leases, were as follows:

						2023 and
	2018	2019	2020	2021	2022	Thereafter
Long-term debt	$—	$600	$—	$300	$700	$7,940
Commercial Paper
The Company had outstanding commercial paper borrowings under its $2.50 billion commercial paper program of $679 million and $450 million at December 31, 2017 and 2016, respectively, each with maturities of less than 90 days. The weighted average interest rate for these borrowings was 1.88% and 0.98% at December 31, 2017 and 2016, respectively.

Credit Facility
At December 31, 2017, the Company had a $2.5 billion revolving credit facility (the “Credit Facility”) which expires in June 2021. The Company, at its option, may also borrow in certain foreign currencies up to specified limits under the Credit Facility. Borrowing rates under the Credit Facility are determined at the Company’s option at the time of each borrowing and are based generally on the prime rate in the U.S. or LIBOR plus a margin based on the Company’s senior unsecured debt rating. The Company pays a facility fee based on the total amount of the commitments.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

The Credit Facility requires the Company to maintain a maximum Consolidated Leverage Ratio of 4.5x at the end of each quarter as further described in the Credit Facility. At December 31, 2017, the Company’s Consolidated Leverage Ratio was approximately 3.1x.

The Consolidated Leverage Ratio reflects the ratio of the Company’s indebtedness from continuing operations, adjusted to exclude certain capital lease obligations, at the end of a quarter, to the Company’s Consolidated EBITDA for the trailing four consecutive quarters.  Consolidated EBITDA is defined in the Credit Facility as operating income plus interest income and before depreciation, amortization and certain other noncash items.

The Credit Facility is used for general corporate purposes. At December 31, 2017, the Company had no borrowings outstanding under the Credit Facility and the remaining availability under the Credit Facility, net of outstanding letters of credit, was $2.49 billion.

Liquidity and Capital Resources
The Company continually projects anticipated cash requirements for its operating, investing and financing needs as well as cash flows generated from operating activities available to meet these needs.  The Company’s operating needs include, among other items, commitments for sports programming rights, television and film programming, talent contracts, operating leases, interest payments, and pension funding obligations. The Company’s investing and financing spending includes capital expenditures, share repurchases, dividends and principal payments on its outstanding indebtedness. The Company believes that its operating cash flows, cash and cash equivalents, borrowing capacity under its Credit Facility, which had $2.49 billion of remaining availability at December 31, 2017, and access to capital markets are sufficient to fund its operating, investing and financing requirements for the next twelve months.

The Company’s funding for short-term and long-term obligations will come primarily from cash flows from operating activities.  Any additional cash funding requirements are financed with short-term borrowings, including commercial paper, and long-term debt. To the extent that commercial paper is not available to the Company, the existing Credit Facility provides sufficient capacity to satisfy short-term borrowing needs. The Company routinely assesses its capital structure and opportunistically enters into transactions to lower its interest expense, which could result in a charge from the early extinguishment of debt.

Funding for the Company’s long-term debt obligations due over the next five years of $1.60 billion is expected to come from the Company’s ability to refinance its debt and cash generated from operating activities.

At December 31, 2017, the Company had $3.06 billion of remaining availability under its share repurchase program. Share repurchases under the program are expected to be funded by cash flows from operations and, as appropriate, with short-term borrowings, including commercial paper, and/or the issuance of long-term debt.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Contractual Obligations
As of December 31, 2017, payments due by period under the Company’s significant contractual obligations with remaining terms in excess of one year were as follows:

	Payments Due by Period
					2023 and
	Total	2018	2019-2020	2021-2022	thereafter
Programming and talent commitments (a)	$10,414	$2,281	$4,063	$3,276	$794
Purchase obligations (b)	790	218	423	78	71
Operating leases (c)	1,122	155	240	200	527
Long-term debt obligations (d)	9,540	—	600	1,000	7,940
Interest commitments on long-term debt (e)	5,122	406	793	741	3,182
Capital lease obligations (including interest) (f)	62	19	27	16	—
Other long-term contractual obligations (g)	1,834	—	1,081	425	328
Total	$28,884	$3,079	$7,227	$5,736	$12,842
(a) Programming and talent commitments of the Company primarily include $7.30 billion for sports programming rights, $2.44 billion relating to the production and licensing of television and film programming, and $672 million for talent contracts.
(b) Purchase obligations include agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including open purchase orders.
(c) Consists of long-term noncancellable operating lease commitments for office space, equipment, transponders and studio facilities.
(d) Long-term debt obligations are presented at face value, excluding capital leases.
(e) Future interest based on scheduled debt maturities, excluding capital leases.
(f) Includes capital leases for satellite transponders.
(g) Reflects long-term contractual obligations recorded on the Company’s Consolidated Balance Sheet, including program liabilities; participations due to producers; residuals; and a tax liability resulting from the enactment of the Tax Reform Act in December 2017. This tax liability reflects the estimated tax on the Company’s historical accumulated foreign earnings and profits, which is payable to the IRS over eight years.

The table above excludes $138 million of reserves for uncertain tax positions and the related accrued interest and penalties, as the Company cannot reasonably predict the amount of and timing of cash payments relating to this obligation.

In 2018, the Company expects to make contributions of approximately $53 million to its non-qualified pension plans to satisfy the benefit payments due under these plans. Also in 2018, the Company expects to contribute approximately $49 million to its other postretirement benefit plans to satisfy the Company’s portion of benefit payments due under these plans.

Guarantees
The Company has indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. At December 31, 2017, the outstanding letters of credit and surety bonds approximated $99 million and were not recorded on the Consolidated Balance Sheet.

In the course of its business, the Company both provides and receives indemnities which are intended to allocate certain risks associated with business transactions. Similarly, the Company may remain contingently liable for various obligations of a business that has been divested in the event that a third party does not live up to its obligations under an indemnification obligation. The Company records a liability for its indemnification obligations and other contingent liabilities when probable and reasonably estimable.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Critical Accounting Policies
The preparation of the Company’s financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  On an ongoing basis, the Company evaluates its estimates, which are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances.  The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of revenues and expenses that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions.

The Company considers the following accounting policies to be the most critical as they are important to the Company’s financial condition and results of operations, and require significant judgment and estimates on the part of management in its application.  For a summary of the Company’s significant accounting policies see the accompanying notes to the consolidated financial statements.

Programming and Production Costs
Accounting for the Company’s television production costs requires management’s judgment as it relates to total estimated revenues to be earned (“Ultimate Revenues”) and costs to be incurred throughout the life of each television program.  These estimates are used to determine the amortization of capitalized production costs, expensing of participation costs, and any necessary net realizable value adjustments to capitalized production costs.  For each television program, management bases these estimates on the performance in the initial markets, the existence of future firm commitments to sell and the past performance of similar television programs.

The costs incurred in acquiring television series and feature film programming are capitalized when the program is accepted and available for airing and the costs of programming rights licensed under multi-year sports programming agreements are capitalized if the rights payments are made before the related economic benefit has been received. These costs are expensed over the period in which an economic benefit is expected to be derived. The economic benefit is determined based on management’s estimates of revenues to be derived from the programming. Management’s judgment is required in determining the value of the future economic benefit and timing of the expensing of these costs.

Ultimate revenue estimates for internally produced television programming, and the estimated economic benefit for acquired programming, which includes television series, feature films and sports, are updated regularly based on information available as the television program or film progresses through its life cycle or contractual term. Overestimating Ultimate Revenues for internally produced programming or a failure to adjust for a downward revision in the estimated economic benefit to be generated from acquired programming could result in the understatement of the amortization of capitalized production or programming costs, future net realizable value adjustments and/or estimated accruals for participation expense.

Impairment of Goodwill and Intangible Assets
The Company performs a fair value-based impairment test of goodwill and intangible assets with indefinite lives, comprised of FCC licenses, annually during the fourth quarter and also between annual tests if an event occurs or if circumstances change that would more likely than not reduce the fair value of a reporting unit or an indefinite-lived intangible asset below its carrying value. Goodwill is tested for impairment at the reporting unit level. The Company’s reporting units are one level below its operating segments, except for the Publishing reporting unit, which is the same as its operating segment because this operating segment has only one component. FCC licenses are tested for impairment at the geographic market level. The Company considers each geographic market, which is comprised of

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

all of the Company’s television stations within that geographic market, to be a single unit of accounting because the FCC licenses at this level represent their highest and best use. At December 31, 2017 the Company had eight reporting units with goodwill balances, and 14 television markets with FCC license book values.

Television FCC Licenses— For its annual impairment test, the Company performs qualitative assessments for each market that management estimates has an aggregate fair value of FCC licenses that significantly exceed their respective carrying values. In selecting markets for a qualitative assessment the Company also considers the duration of time since a quantitative test was performed. For the 2017 annual impairment test, the Company performed qualitative assessments for 11 television markets. For each of these markets, the Company weighed the relative impact of market-specific and macroeconomic factors. The market-specific factors considered include recent projections by geographic market from both independent and internal sources for advertising revenue and operating costs, as well as market share and capital expenditures. The Company also considered the macroeconomic impact on discount rates and growth rates. Based on the qualitative assessments, considering the aggregation of the relevant factors, the Company concluded that it is not more likely than not that the fair values of the FCC licenses in each of these television markets are less than their respective carrying values. Therefore, performing the quantitative impairment test was unnecessary.

For FCC licenses in the remaining television markets, the Company performed a quantitative impairment test that compares the estimated fair value of the FCC licenses by geographic market with their respective carrying values.  The estimated fair value of each FCC license is computed using the Greenfield Discounted Cash Flow Method (‘‘Greenfield Method’’), which attempts to isolate the income that is attributable to the license alone. The Greenfield Method is based upon modeling a hypothetical start-up station and building it up to a normalized operation that, by design, lacks inherent goodwill and whose other assets have essentially been added as part of the build-up process. The Greenfield Method adds the present value of the estimated annual cash flows of the start-up station over a projection period to the residual value at the end of the projection period. The annual cash flows over the projection period include assumptions for overall advertising revenues in the relevant geographic market, the start-up station’s operating costs and capital expenditures, and a five-year build-up period for the start-up station to reach a normalized state of operations, which reflects the point at which it achieves an average market share. The overall market advertising revenue in the subject market is estimated based on recent industry projections. Operating costs and capital expenditures are estimated based on both industry and internal data. The residual value is calculated using a perpetual nominal growth rate, which is based on projected long-range inflation in the U.S. and long-term industry projections. The discount rate is determined based on the average of the weighted average cost of capital of comparable entities in the broadcast industry. The discount rates and perpetual nominal growth rates used for each television station for 2017 were 7.5% and 2.0%, respectively.

For the three television markets for which a quantitative test was performed in 2017, the Company concluded that the estimated fair values of FCC licenses in each market exceeded their respective carrying values and therefore no impairment charge was required. The estimated fair value of one television market, which had a carrying value of FCC licenses of $74 million, exceeded its carrying value by 6%. In each of the remaining television markets, the estimated fair value of FCC licenses was in excess of the respective carrying values by more than 10%.

The estimated fair values of the FCC licenses are highly dependent on the assumptions of future economic conditions in the individual geographic markets in which the Company owns and operates television stations. Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, or a decline in the local television advertising marketplace could result in a downward revision to the Company’s current assumptions and judgments. Various factors may contribute to a future decline in any local television advertising marketplace including declines in economic conditions; an other-than-temporary decrease in spending by advertisers in certain industries that have historically represented a significant portion of the local television advertising revenues; a shift by advertisers to competing advertising platforms; changes in consumer behavior; and/or a change in population size.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

A downward revision to the present value of future cash flows could result in impairment and a noncash charge would be required.  Such a charge could have a material effect on the Company’s Consolidated Statement of Operations and Consolidated Balance Sheet.

Goodwill—For its annual impairment test, the Company performs qualitative assessments for each reporting unit that management estimates have fair values that significantly exceed their respective carrying values. For the 2017 annual impairment test, the Company performed qualitative assessments for seven reporting units. For each of these reporting units, the Company weighed the relative impact of factors that are specific to the reporting unit as well as industry and macroeconomic factors. The reporting unit specific factors that were considered included financial performance and changes to the reporting units’ carrying amounts since the most recent impairment tests. For each industry in which the reporting units operate, the Company considered growth projections from independent sources and significant developments or transactions within the industry. The Company also determined that the impact of macroeconomic factors on the discount rates and growth rates used for the most recent impairment tests would not significantly affect the fair value of the reporting units.  Based on the qualitative assessments, considering the aggregation of the relevant factors, the Company concluded that for these seven reporting units, it is not more likely than not that the fair value of each reporting unit is less than its respective carrying amount and therefore performing the quantitative impairment test was unnecessary.

For 2017, the Company performed a quantitative goodwill impairment test for the CBS Sports Network reporting unit. The quantitative goodwill impairment test examines whether the carrying value of a reporting unit exceeds its estimated fair value, which is computed based upon the present value of future cash flows (“Discounted Cash Flow Method”) and the traded or transaction values of comparable businesses (“Market Comparable Method”). If the carrying value exceeds the estimated fair value, an impairment charge is recognized as the amount by which the carrying value exceeds the fair value. For 2017, the Discounted Cash Flow Method and Market Comparable Method for CBS Sports Network resulted in similar estimated fair values. The Discounted Cash Flow Method adds the present value of the estimated annual cash flows over a discrete projection period to the residual value of the business at the end of the projection period. This technique requires the use of significant estimates and assumptions such as growth rates, operating margins, capital expenditures and discount rates. The estimated growth rates, operating margins and capital expenditures for the projection period are based on the Company’s internal forecasts of future performance as well as historical trends.  The residual value is estimated based on a perpetual nominal growth rate, which is based on projected long-range inflation and long-term industry projections and for 2017 was 2.0%. The discount rate was determined based on the average of the weighted average cost of capital of comparable entities and for 2017 was 8.5%.

For the 2017 annual impairment test the Company concluded that the estimated fair value of the CBS Sports Network reporting unit, which had a goodwill balance of $261 million, exceeded its carrying value by 4% and therefore no impairment charge was required. An increase to the discount rate of 25 basis points, or a decrease to the perpetual nominal growth rate of 35 basis points, assuming no changes to other factors, would cause the fair value of the CBS Sports Network reporting unit to fall below its carrying value.

Certain future events and circumstances, including deterioration of market conditions, higher cost of capital, a decline in the advertising market, a decrease in audience acceptance of programming, a shift by advertisers to competing advertising platforms; and/or changes in consumer behavior could result in changes to the Company’s assumptions and judgments used in its goodwill impairment tests. A downward revision of these assumptions could cause the fair values of the reporting units to fall below their respective carrying values and a noncash impairment charge would be required. Such a charge could have a material effect on the Company’s Consolidated Statement of Operations and Consolidated Balance Sheet.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Reserves and Legal Matters
Estimates of reserves and liabilities related to legal issues and discontinued businesses, including asbestos and environmental matters, require significant judgments by management.  The Company continually evaluates these estimates based on changes in the relevant facts and circumstances and events that may impact estimates.  While management believes that the current reserves for matters related to predecessor operations of the Company, including environmental and asbestos, are adequate, there can be no assurance that circumstances will not change in future periods. This belief is based upon many factors and assumptions, including the number of outstanding claims, estimated average cost per claim, the breakdown of claims by disease type, historic claim filings, costs per claim of resolution and the filing of new claims.

Pensions
Pension benefit obligations and net periodic pension costs are calculated using many actuarial assumptions. Two key assumptions used in accounting for pension liabilities and expenses are the discount rate and expected rate of return on plan assets. The discount rate is determined based on the yield on a portfolio of high quality bonds, constructed to provide cash flows necessary to meet the Company’s pension plans’ expected future benefit payments, as determined for the projected benefit obligation. The expected return on plan assets assumption is derived using the current and expected asset allocation of the pension plan assets and considering historical as well as expected returns on various classes of plan assets. As of December 31, 2017, the unrecognized actuarial losses included in accumulated other comprehensive income decreased from the prior year-end due primarily to the Company’s purchase of a group annuity contract, under which an insurance company has permanently assumed the obligation to pay and administer pension benefits to certain of the Company’s pension plan participants, or their designated beneficiaries, which accelerated the recognition of unamortized actuarial losses. This reduction in unrecognized actuarial losses was partially offset by the impact from a decrease in the discount rate. A 25 basis point change in the discount rate will result in an estimated change to the projected benefit obligation of approximately $104 million and would not have a material impact on 2018 pension expense. A decrease in the expected rate of return on plan assets would increase pension expense.  The estimated impact of a 25 basis point change in the expected rate of return on plan assets is a change of approximately $7 million to 2018 pension expense.

Income Taxes
The Company is subject to income taxes in both the U.S. and numerous foreign jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes.  When recording an interim worldwide provision for income taxes, an estimated effective tax rate for the year is applied to interim operating results.  In the event there is a significant or unusual item recognized in the quarterly operating results, the tax attributable to that item is separately calculated and recorded in the same quarter. A number of years may elapse before a tax return containing tax matters for which a reserve has been established is audited and finally resolved. For positions taken in a previously filed tax return or expected to be taken in a future tax return, the Company evaluates each position to determine whether it is more likely than not that the tax position will be sustained upon examination, based on the technical merits of the position.  A tax position that meets the more-likely-than-not recognition threshold is subject to a measurement assessment to determine the amount of benefit to recognize in the Consolidated Statement of Operations and the appropriate reserve to establish, if any.  If a tax position does not meet the more-likely-than-not recognition threshold a tax reserve is established and no benefit is recognized. The Company is continually audited by U.S. federal and state as well as foreign tax authorities.  While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, the Company believes that its reserve for uncertain tax positions of $138 million at December 31, 2017 is properly recorded pursuant to the recognition and measurement provisions of FASB guidance for uncertainty in income taxes.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

As a result of the enactment of the Tax Reform Act on December 22, 2017, the Company recorded a provisional charge of $407 million for the estimated tax impact on the Company’s historical accumulated foreign earnings and profits. This amount was based on the Company’s current estimate; however, the final impact of the Tax Reform Act may differ materially from this estimate since all of the necessary information was not available, prepared or analyzed in sufficient detail to complete the assessment of the Tax Reform Act. In addition, future interpretive guidance issued by federal and state tax authorities may impact this provisional amount. The Company will complete its analysis of this provisional amount and finalize and record any adjustments to its estimate within one year from the enactment of the Tax Reform Act.
Legal Matters
General. On an ongoing basis, the Company vigorously defends itself in numerous lawsuits and proceedings and responds to various investigations and inquiries from federal, state, local and international authorities (collectively, ‘‘litigation’’). Litigation may be brought against the Company without merit, is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, the Company believes that the below-described legal matters and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows. Under the Separation Agreement between the Company and Viacom Inc., the Company and Viacom Inc. have agreed to defend and indemnify the other in certain litigation in which the Company and/or Viacom Inc. is named.

Claims Related to Former Businesses: Asbestos. The Company is a defendant in lawsuits claiming various personal injuries related to asbestos and other materials, which allegedly occurred as a result of exposure caused by various products manufactured by Westinghouse, a predecessor, generally prior to the early 1970s. Westinghouse was neither a producer nor a manufacturer of asbestos. The Company is typically named as one of a large number of defendants in both state and federal cases. In the majority of asbestos lawsuits, the plaintiffs have not identified which of the Company’s products is the basis of a claim. Claims against the Company in which a product has been identified principally relate to exposures allegedly caused by asbestos-containing insulating material in turbines sold for power-generation, industrial and marine use.

Claims are frequently filed and/or settled in groups, which may make the amount and timing of settlements, and the number of pending claims, subject to significant fluctuation from period to period. The Company does not report as pending those claims on inactive, stayed, deferred or similar dockets which some jurisdictions have established for claimants who allege minimal or no impairment. As of December 31, 2017, the Company had pending approximately 31,660 asbestos claims, as compared with approximately 33,610 as of December 31, 2016 and 36,030 as of December 31, 2015. During 2017, the Company received approximately 3,530 new claims and closed or moved to an inactive docket approximately 5,480 claims. The Company reports claims as closed when it becomes aware that a dismissal order has been entered by a court or when the Company has reached agreement with the claimants on the material terms of a settlement. Settlement costs depend on the seriousness of the injuries that form the basis of the claims, the quality of evidence supporting the claims and other factors. The Company’s total costs for the years 2017 and 2016 for settlement and defense of asbestos claims after insurance recoveries and net of tax were approximately $57 million and $48 million, respectively. The Company’s costs for settlement and defense of asbestos claims may vary year to year and insurance proceeds are not always recovered in the same period as the insured portion of the expenses.

Filings include claims for individuals suffering from mesothelioma, a rare cancer, the risk of which is allegedly increased by exposure to asbestos; lung cancer, a cancer which may be caused by various factors, one of which is alleged to be asbestos exposure; other cancers, and conditions that are substantially less serious, including claims brought on behalf of individuals who are asymptomatic as to an allegedly asbestos-related disease. The predominant number of pending claims against the Company are non-cancer claims. The Company believes that its reserves and

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

insurance are adequate to cover its asbestos liabilities. This belief is based upon many factors and assumptions, including the number of outstanding claims, estimated average cost per claim, the breakdown of claims by disease type, historic claim filings, costs per claim of resolution and the filing of new claims. While the number of asbestos claims filed against the Company has remained generally flat in recent years, it is difficult to predict future asbestos liabilities, as events and circumstances may occur including, among others, the number and types of claims and average cost to resolve such claims, which could affect the Company’s estimate of its asbestos liabilities.

Other. The Company from time to time receives claims from federal and state environmental regulatory agencies and other entities asserting that it is or may be liable for environmental cleanup costs and related damages principally relating to historical and predecessor operations of the Company. In addition, the Company from time to time receives personal injury claims including toxic tort and product liability claims (other than asbestos) arising from historical operations of the Company and its predecessors.

Market Risk
The Company is exposed to fluctuations in foreign currency exchange rates and interest rates and uses derivative financial instruments to manage this exposure. In accordance with its policy, the Company does not use derivative instruments unless there is an underlying exposure and, therefore, the Company does not hold or enter into derivative financial instruments for speculative trading purposes.

Foreign Exchange Risk
The Company conducts business in various countries outside the U.S., resulting in exposure to movements in foreign exchange rates when translating from the foreign local currency to the U.S. dollar. In order to hedge anticipated cash flows in currencies such as the British Pound, the Euro, the Canadian Dollar and the Australian Dollar, foreign currency forward contracts, for periods generally up to 24 months, are used. Additionally, the Company designates forward contracts used to hedge committed and forecasted foreign currency transactions as cash flow hedges. Gains or losses on the effective portion of designated cash flow hedges are initially recorded in other comprehensive income (loss) and reclassified to the statement of operations when the hedged item is recognized. Additionally, the Company enters into non-designated forward contracts to hedge non-U.S. dollar denominated cash flows. The change in fair value of the non-designated contracts is included in “Other items, net” in the Consolidated Statements of Operations. The Company manages the use of foreign exchange derivatives centrally.

At December 31, 2017 and 2016, the notional amount of all foreign currency contracts was $410 million and $433 million, respectively, which represents hedges of expected foreign currency cash flows.

Interest Risk
The Company did not have any interest rate swaps outstanding at December 31, 2017 or December 31, 2016 but in the future may use derivatives to manage its exposure to interest rates.

Management’s Discussion and Analysis of
Results of Operations and Financial Condition (Continued)
(Tabular dollars in millions, except per share amounts)

Credit Risk
The Company continually monitors its positions with, and credit quality of, the financial institutions that are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not anticipate nonperformance by the counterparties.

The Company’s receivables do not represent significant concentrations of credit risk at December 31, 2017 or 2016, due to the wide variety of customers, markets and geographic areas to which the Company’s products and services are sold.

Related Parties
For a discussion of related parties, see Note 7 to the consolidated financial statements.

Recent Pronouncements and Adoption of New Accounting Standards
See Note 1 to the consolidated financial statements.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk.

Information required by this item is presented in “Item 7. Management’s Discussion and Analysis of Results of Operations and Financial Condition—Market Risk.”

Item 8.	Financial Statements and Supplementary Data.
INDEX TO FINANCIAL STATEMENTS AND SCHEDULE
The following Consolidated Financial Statements and schedule of the registrant and its subsidiaries are submitted herewith as part of this report:
All other Schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule.

MANAGEMENT’ S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting and for the effectiveness of internal control over financial reporting, as such term is defined in Rule 13a-15(f) or Rule 15d-15(f) of the Exchange Act. Our internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and disposition of assets; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.
Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements prepared for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Management conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017 based on the framework set forth in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2017.
The effectiveness of our internal control over financial reporting as of December 31, 2017 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which is included herein.

CBS CORPORATION

By:	/s/ Leslie Moonves
Leslie Moonves Chairman of the Board, President and Chief Executive Officer

By:	/s/ Joseph R. Ianniello
Joseph R. Ianniello Chief Operating Officer

By:	/s/ Lawrence Liding
Lawrence Liding Executive Vice President, Controller and Chief Accounting Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of CBS Corporation:
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of CBS Corporation and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, including the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Change in Accounting Principle
As discussed in Note 15 to the consolidated financial statements, the Company changed the manner in which it accounts for net periodic pension and postretirement benefit cost in 2018.

Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
New York, New York
February 16, 2018, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for net periodic pension and postretirement benefit cost discussed in Note 15, as to which the date is November 2, 2018.

We have served as the Company’s or its predecessor’s auditor since 1970.

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)

	Year Ended December 31,
	2017	2016	2015
Revenues	$13,692	$13,166	$12,671
Costs and expenses:
Operating	8,438	7,956	7,911
Selling, general and administrative	2,126	2,054	1,935
Depreciation and amortization	223	225	235
Restructuring and merger and acquisition-related costs (Note 5)	63	38	45
Other operating items, net	(19)	(9)	(139)
Total costs and expenses	10,831	10,264	9,987
Operating income	2,861	2,902	2,684
Interest expense	(457)	(411)	(392)
Interest income	64	32	24
Loss on early extinguishment of debt	(49)	—	—
Pension settlement charges (Note 15)	(352)	(211)	—
Other items, net	(88)	(82)	(52)
Earnings from continuing operations before income taxes and equity in loss of investee companies	1,979	2,230	2,264
Provision for income taxes	(633)	(628)	(676)
Equity in loss of investee companies, net of tax	(37)	(50)	(34)
Net earnings from continuing operations	1,309	1,552	1,554
Net loss from discontinued operations, net of tax (Note 4)	(952)	(291)	(141)
Net earnings	$357	$1,261	$1,413
Basic net earnings (loss) per common share:
Net earnings from continuing operations	$3.26	$3.50	$3.21
Net loss from discontinued operations	$(2.37)	$(.66)	$(.29)
Net earnings	$.89	$2.84	$2.92

Diluted net earnings (loss) per common share:
Net earnings from continuing operations	$3.22	$3.46	$3.18
Net loss from discontinued operations	$(2.34)	$(.65)	$(.29)
Net earnings	$.88	$2.81	$2.89

Weighted average number of common shares outstanding:
Basic	401	444	484
Diluted	407	448	489

Dividends per common share	$.72	$.66	$.60
See notes to consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions)

	Year Ended December 31,
	2017	2016	2015
Net earnings	$357	$1,261	$1,413
Other comprehensive income (loss) from continuing operations, net of tax:
Cumulative translation adjustments	8	(1)	(5)
Net actuarial gain (loss) and prior service costs (Note 15)	97	4	(30)
Total other comprehensive income (loss), net of tax	105	3	(35)
Total comprehensive income	$462	$1,264	$1,378
See notes to consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except per share amounts)

	At December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$285	$598
Receivables, less allowances of $49 (2017) and $60 (2016)	3,697	3,314
Programming and other inventory (Note 6)	1,828	1,427
Prepaid income taxes	78	30
Prepaid expenses	194	185
Other current assets	190	204
Current assets of discontinued operations (Note 4)	1	305
Total current assets	6,273	6,063
Property and equipment	3,051	2,935
Less accumulated depreciation and amortization	1,771	1,694
Net property and equipment (Note 2)	1,280	1,241
Programming and other inventory (Note 6)	2,881	2,439
Goodwill (Note 3)	4,891	4,864
Intangible assets (Note 3)	2,666	2,633
Other assets (Note 1)	2,840	2,707
Assets of discontinued operations (Note 4)	12	4,291
Total Assets	$20,843	$24,238
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$231	$148
Accrued expenses	578	632
Accrued compensation	343	369
Participants’ share and royalties payable	986	1,024
Program rights	373	290
Deferred revenues	219	152
Commercial paper (Note 9)	679	450
Current portion of long-term debt (Note 9)	19	23
Other current liabilities	512	465
Current liabilities of discontinued operations (Note 4)	32	155
Total current liabilities	3,972	3,708
Long-term debt (Note 9)	9,464	8,902
Participants’ share and royalties payable	1,424	1,322
Pension and postretirement benefit obligations (Note 15)	1,328	1,769
Deferred income tax liabilities, net (Note 14)	480	590
Other liabilities	2,155	1,807
Liabilities of discontinued operations (Note 4)	42	2,451

Commitments and contingencies (Note 16)

Stockholders’ Equity:
Class A Common Stock, par value $.001 per share; 375 shares authorized; 38 (2017 and 2016) shares issued	—	—
Class B Common Stock, par value $.001 per share; 5,000 shares authorized; 834 (2017) and 829 (2016) shares issued	1	1
Additional paid-in capital	43,797	43,913
Accumulated deficit	(18,900)	(19,257)
Accumulated other comprehensive loss (Note 12)	(662)	(767)
	24,236	23,890
Less treasury stock, at cost; 489 (2017) and 455 (2016) Class B Shares	22,258	20,201
Total Stockholders’ Equity	1,978	3,689
Total Liabilities and Stockholders’ Equity	$20,843	$24,238
See notes to consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended December 31,
	2017	2016	2015
Operating Activities:
Net earnings	$357	$1,261	$1,413
Less: Net loss from discontinued operations	(952)	(291)	(141)
Net earnings from continuing operations	1,309	1,552	1,554
Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities from continuing operations:
Depreciation and amortization	223	225	235
Deferred tax (benefit) provision	(188)	144	445
Stock-based compensation	179	165	157
Redemption of debt	42	—	—
Net gain on disposition and write-down of assets	(9)	(18)	(139)
Equity in loss of investee companies, net of tax and distributions	38	53	37
Change in assets and liabilities, net of investing and financing activities
(Increase) decrease in receivables	(268)	36	(376)
Increase in inventory and related program and participation liabilities, net	(723)	(804)	(498)
(Increase) decrease in other assets	(52)	(85)	23
(Decrease) increase in accounts payable and accrued expenses	(35)	23	(220)
(Decrease) increase in pension and postretirement benefit obligations	(238)	205	(46)
Increase (decrease) in income taxes	456	94	(56)
Increase (decrease) in deferred revenue	54	(137)	66
Other, net	5	1	7
Net cash flow provided by operating activities from continuing operations	793	1,454	1,189
Net cash flow provided by operating activities from discontinued operations	94	231	205
Net cash flow provided by operating activities	887	1,685	1,394
Investing Activities:
Acquisitions (including acquired television library), net of cash acquired	(270)	(92)	(12)
Capital expenditures	(185)	(196)	(171)
Investments in and advances to investee companies	(110)	(81)	(98)
Proceeds from sale of investments	10	—	80
Proceeds from dispositions	11	20	383
Other investing activities	21	15	(3)
Net cash flow (used for) provided by investing activities from continuing operations	(523)	(334)	179
Net cash flow used for investing activities from discontinued operations	(24)	(6)	(25)
Net cash flow (used for) provided by investing activities	(547)	(340)	154
Financing Activities:
Proceeds from (repayments of) short-term debt borrowings, net	229	450	(616)
Proceeds from issuance of senior notes	1,773	684	1,959
Repayment of senior notes and debentures	(1,244)	(199)	—
Proceeds from debt borrowings of CBS Radio	40	1,452	—
Repayment of debt borrowings of CBS Radio	(43)	(110)	—
Payment of capital lease obligations	(18)	(18)	(17)
Dividends	(296)	(288)	(300)
Purchase of Company common stock	(1,111)	(2,997)	(2,813)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(89)	(58)	(96)
Proceeds from exercise of stock options	91	21	142
Excess tax benefit from stock-based compensation	—	17	88
Other financing activities	(9)	—	—
Net cash flow used for financing activities	(677)	(1,046)	(1,653)
Net (decrease) increase in cash and cash equivalents	(337)	299	(105)
Cash and cash equivalents at beginning of year (includes $24 (2017) and $6 (2016 and 2015) of discontinued operations cash)	622	323	428
Cash and cash equivalents at end of year (includes $24 (2016) and $6 (2015) of discontinued operations cash)	$285	$622	$323
See notes to consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

	Year Ended December 31,
	2017		2016		2015
	Shares	Amount	Shares	Amount	Shares	Amount
Class A Common Stock:
Balance, beginning of year	38	$—	38	$—	38	$—
Conversion of A shares into B shares	—	—	—	—	—	—
Balance, end of year	38	—	38	—	38	—
Class B Common Stock:
Balance, beginning of year	829	1	826	1	818	1
Conversion of A shares into B shares	—	—	—	—	—	—
Restricted stock unit vests	3	—	3	—	4	—
Exercise of stock options	3	—	1	—	6	—
Retirement of treasury stock	(1)	—	(1)	—	(2)	—
Balance, end of year	834	1	829	1	826	1
Additional Paid-In Capital:
Balance, beginning of year		43,913		44,055		44,041
Stock-based compensation		181		177		174
Tax benefit related to employee stock-based transactions		—		12		87
Exercise of stock options		92		21		142
Retirement of treasury stock		(89)		(58)		(96)
Dividends		(289)		(294)		(293)
Decrease in noncontrolling interest		(11)		—		—
Balance, end of year		43,797		43,913		44,055
Accumulated Deficit:
Balance, beginning of year		(19,257)		(20,518)		(21,931)
Net earnings		357		1,261		1,413
Balance, end of year		(18,900)		(19,257)		(20,518)
Accumulated Other Comprehensive Loss:
Balance, beginning of year		(767)		(770)		(735)
Other comprehensive income (loss)		105		3		(35)
Balance, end of year		(662)		(767)		(770)
Treasury Stock, at cost:
Balance beginning of year	455	(20,201)	401	(17,205)	349	(14,406)
Class B Common Stock purchased	16	(1,050)	54	(2,997)	52	(2,800)
CBS Radio Split-Off	18	(1,007)	—	—	—	—
Shares paid for tax withholding for stock-based compensation	1	(89)	1	(58)	2	(96)
Issuance of stock for deferred compensation	—	—	—	1	—	1
Retirement of treasury stock	(1)	89	(1)	58	(2)	96
Balance, end of year	489	(22,258)	455	(20,201)	401	(17,205)
Total Stockholders’ Equity		$1,978		$3,689		$5,563
See notes to consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in millions, except per share amounts)

1) BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business—CBS Corporation (together with its consolidated subsidiaries unless the context otherwise requires, the “Company” or “CBS Corp.”) is comprised of the following segments: Entertainment (CBS Television, comprised of the CBS Television Network, CBS Television Studios, CBS Studios International, and CBS Television Distribution; Network Ten; CBS Interactive; and CBS Films;), Cable Networks (Showtime Networks, CBS Sports Network and Smithsonian Networks), Publishing (Simon & Schuster) and Local Media (CBS Television Stations and CBS Local Digital Media).

Discontinued Operations—On November 16, 2017, the Company completed the split-off of CBS Radio Inc. (“CBS Radio”) through an exchange offer, in which the Company accepted 17.9 million shares of CBS Corp. Class B Common Stock from its stockholders in exchange for the 101.4 million shares of CBS Radio common stock that it owned. Immediately following the exchange offer, each share of CBS Radio common stock was converted into one share of Entercom Communications Corp. (“Entercom”) Class A common stock upon completion of the merger of CBS Radio with Entercom. CBS Radio has been presented as a discontinued operation in the consolidated financial statements for all periods presented (See Note 4). In addition, certain businesses that were previously disposed of by the Company prior to January 1, 2002, were accounted for as discontinued operations in accordance with accounting rules in effect prior to 2002.

Principles of Consolidation—The consolidated financial statements include the accounts of CBS Corp. and all of its subsidiaries in which a controlling interest is maintained. Controlling interest is determined by majority ownership interest and the absence of substantive third party participating rights.  Investments over which the Company has a significant influence or ownership of more than 20% but less than or equal to 50%, without a controlling interest, are accounted for under the equity method. Investments of 20% or less, over which the Company has no significant influence, are accounted for under the cost method if the fair value is not readily determinable and are accounted for as available for sale securities if the fair value is readily determinable. All significant intercompany transactions have been eliminated. Amounts attributable to noncontrolling interests are immaterial for all periods presented

Reclassifications—Certain amounts reported for prior years have been reclassified to conform to the current year’s presentation.

Use of Estimates—The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Cash and Cash Equivalents—Cash and cash equivalents consist of cash on hand and short-term (maturities of three months or less at the date of purchase) highly liquid investments, including money market funds, commercial paper and bank time deposits.

Programming Inventory—The Company acquires rights to programming and produces programming to exhibit on its broadcast and cable networks, broadcast television stations, direct to consumers through its digital streaming services and the internet, and in theaters. The costs incurred in acquiring and producing programs are capitalized and amortized over the license period or projected useful life of the programming. Program rights and the related liabilities

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

are recorded at the gross amount of the liabilities when the license period has begun, the cost of the program is determinable, and the program is accepted and available for airing.

Television production costs (which include direct production costs, production overhead and acquisition costs) are stated at the lower of unamortized cost or net realizable value. The Company then estimates total revenues to be earned and costs to be incurred throughout the life of each television program.  For television programming, estimates for remaining total lifetime revenues are initially limited to the amount of revenue contracted for each episode in the initial market. Accordingly, television programming costs and participation costs incurred in excess of the amount of revenue contracted for each episode in the initial market are expensed as incurred on an episode by episode basis. Estimates for all secondary market revenues such as domestic and foreign syndication, basic cable, digital streaming, home entertainment and merchandising are included in the estimated lifetime revenues of such television programming once it can be demonstrated that a program can be successfully licensed in such secondary market. Television programming costs incurred subsequent to the establishment of the secondary market are initially capitalized and amortized, and estimated liabilities for participations are accrued, based on the proportion that current period revenues bear to the estimated remaining total lifetime revenues.

The costs incurred in acquiring television series and feature film programming are capitalized when the program is accepted and available for airing.  These costs are amortized over the period in which an economic benefit is expected to be derived based on the timing of the Company’s usage of and benefit from such programming. The costs of programming rights licensed under multi-year sports programming agreements are capitalized if the rights payments are made before the related economic benefit has been received.  These costs are expensed over the period in which an economic benefit is expected to be derived based on the relative value of the events broadcast by the Company during a period.  The relative value for an event is determined based on the revenues generated for that event in relation to the estimated total revenues over the remaining term of the sports programming agreement.

Lifetime revenue estimates for internally produced television programming, and the estimated economic benefit for the acquired programming, including revenue projections for multi-year sports programming, are periodically reviewed. Adjustments, if any, will result in changes to amortization rates, future net realizable value adjustments and/or estimated accruals for participation expense.

Property and Equipment—Property and equipment is stated at cost.  Depreciation is computed by the straight-line method over estimated useful lives as follows:

Buildings and building improvements	10 to 40 years
Leasehold Improvements	Shorter of lease term or useful life
Equipment and other (including capital leases)	3 to 20 years
Impairment of Long-Lived Assets—The Company assesses long-lived assets and intangible assets, other than goodwill and intangible assets with indefinite lives, for impairment whenever there is an indication that the carrying amount of the asset may not be recoverable.  Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows expected to be generated by these assets, which is the estimated fair value, to their net carrying value. The amount of impairment loss, if any, will generally be measured by the difference between the net carrying value and the estimated fair value of the asset.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

Impairment of Investments—Investments are reviewed for impairment on a quarterly basis by comparing their fair value to their respective carrying amounts. The Company determines the fair value of public company investments by reference to their publicly traded stock price. With respect to private company investments, the Company makes its estimate of fair value by considering recent investee equity transactions, discounted cash flow analyses, recent operating results, estimates based on comparable public company operating cash flow multiples and, in certain situations, balance sheet liquidation values.  If the fair value of the investment has dropped below the carrying amount, management considers several factors when determining whether an other-than-temporary decline has occurred.  These factors include the length of time and the extent to which the estimated fair value or market value has been below the carrying value, the financial condition and the near-term prospects of the investee, the intent and ability of the Company to retain its investment in the investee for a period of time sufficient to allow for any anticipated recovery in market value, and other factors influencing the fair market value, such as general market conditions.

Goodwill and Intangible Assets—Goodwill is allocated to various reporting units, which are generally one level below the Company’s operating segments. Intangible assets with finite lives, which primarily consist of trade names, are generally amortized using the straight-line method over their estimated useful lives, which range from 4 to 40 years.  Goodwill and other intangible assets with indefinite lives, which consist primarily of FCC licenses, are not amortized but are tested for impairment on an annual basis and between annual tests if events occur or circumstances change that would more likely than not reduce the fair value below its carrying amount.  If the carrying value of goodwill or the intangible asset exceeds its fair value, an impairment loss is recognized as a noncash charge (See Note 3).

Other Assets—Other assets include noncurrent accounts receivables of $2.12 billion at December 31, 2017 and $2.11 billion at December 31, 2016, which are primarily related to revenues recognized under long-term television licensing arrangements. Television license fee revenues are recognized at the beginning of the license period in which programs are made available to the licensee for exhibition, while the related cash is collected over the term of the license period.

Other Liabilities—Other liabilities consist primarily of the noncurrent portion of residual liabilities of previously disposed businesses, program rights obligations, long-term income tax liabilities, deferred compensation and other employee benefit accruals.

Revenue Recognition—Advertising revenues, net of agency commissions, are recognized in the period during which advertising spots are aired or displayed.  If there is a guarantee to deliver a targeted audience rating, revenues are recognized for the actual audience rating delivered, based on the ratings data published by independent audience ratings measurement companies.  Revenues are deferred for any shortfall in the audience rating with respect to an advertising spot until such time as the required audience rating is delivered.

Revenues from the licensing of television programming are recognized in the period that the television series is made available to the licensee, which may cause fluctuations in operating results.  Television series initially produced for networks and first-run syndication are generally licensed to domestic and international markets concurrently (“initial market”). Network series are also licensed to digital streaming providers, television stations, and cable networks (“secondary market”). Licensing in the secondary market typically occurs at a later date but can also be concurrent with sales in the initial market. The length of the revenue cycle for television series will vary depending on the number of seasons a series remains in active production.

Affiliate and subscription fees for cable and broadcast networks, television stations and online content, including digital streaming services, are recognized in the period the service is provided.  Costs for advertising and marketing services provided to the Company by cable, satellite and other distributors are recorded in selling, general and administrative expenses.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

Publishing revenues are recognized when merchandise is shipped or electronically delivered to the consumer.  The Company records a provision for sales returns and allowances at the time of sale based upon historical trends which allow for a percentage of revenue recognized.

Deferred revenues primarily consist of cash received or receivable related to advertising arrangements and the licensing of television programming for which the revenues have not yet been earned.  The amounts classified as current are expected to be earned within the next twelve months.

Sales of Multiple Products or Services—Revenues derived from a single sales contract that contains multiple products and services are allocated based on the relative fair value of each delivered item and recognized in accordance with the applicable revenue recognition criteria for the specific unit of accounting.

Collaborative Arrangements—Collaborative arrangements primarily consist of joint efforts with third parties to produce and distribute programming such as television series and live sporting events, including the agreement between the Company and Turner Broadcasting System, Inc. to telecast the NCAA Division I Men’s Basketball Championship (“NCAA Tournament”), which runs through 2032.  In connection with this agreement for the NCAA Tournament, advertisements aired on the CBS Television Network are recorded as revenues and the Company’s share of the program rights fees and other operating costs are recorded as operating expenses.

For episodic television programming, co-production costs are initially capitalized as programming inventory and amortized over the television series’ estimated economic life.  In such arrangements where the Company has distribution rights, all proceeds generated from such distribution are recorded as revenues and any participation profits due to third party collaborators are recorded as operating expenses.  In co-production arrangements where third party collaborators have distribution rights, the Company’s net participating profits are recorded as revenues.

Amounts attributable to transactions arising from collaborative arrangements between participants were not material to the Company’s consolidated financial statements for all periods presented.

Advertising—Advertising costs are expensed as incurred. The Company incurred total advertising expenses of $426 million in 2017, $373 million in 2016 and $338 million in 2015.

Other Operating Items, Net—Other operating items, net for 2017 reflects a net gain relating to the disposal of property and equipment. For 2016 and 2015, other operating items, net includes gains from the sales of businesses, and for 2016, also includes a multiyear, retroactive impact of a new operating tax.

Interest—Costs associated with the refinancing or issuance of debt, as well as debt discounts or premiums, are recorded as interest over the term of its related debt.  The Company may enter into interest rate exchange agreements; the amount to be paid or received under such agreements is accrued and recognized over the life of the agreements as an adjustment to interest expense.

Income Taxes—The provision for income taxes includes federal, state, local, and foreign taxes. Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the financial statement carrying amounts and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be reversed. The Company evaluates the realizability of deferred tax assets and establishes a valuation allowance when it is more likely than not that all or a portion of deferred tax assets will not be realized. For tax positions taken in a previously filed tax return or expected to be taken in a future tax return, the Company evaluates each position to determine whether it is more likely than not that the tax position will be sustained upon examination, based on the technical merits of the position. A tax position that meets the more-likely-than-not recognition threshold is subject to a

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

measurement assessment to determine the amount of benefit to be recognized in the Consolidated Statement of Operations and the appropriate reserve to establish, if any. If a tax position does not meet the more-likely-than-not recognition threshold a tax reserve is established and no benefit is recognized.  A number of years may elapse before a tax return containing tax matters for which a reserve has been established is audited and finally resolved.

Foreign Currency Translation and Transactions—The Company’s assets and liabilities denominated in foreign currencies are translated at foreign exchange rates in effect at the balance sheet date, while results of operations are translated at average foreign exchange rates for the respective periods.  The resulting translation gains or losses are included as a separate component of stockholders’ equity in accumulated other comprehensive income (loss).  Foreign currency transaction gains and losses have been included in “Other items, net” in the Consolidated Statements of Operations.

Other Items, net—For all periods presented, “Other items, net” consists of pension and postretirement benefit costs and foreign exchange gains and losses. For 2017, other items, net also includes write-downs of cost investments to their fair value.

Provision for Doubtful Accounts—The provision for doubtful accounts is estimated based on historical bad debt experience, the aging of accounts receivable, industry trends and economic indicators, as well as recent payment history for specific customers.  The provision for doubtful accounts charged to expense was $5 million, $12 million and $9 million in 2017, 2016 and 2015, respectively.

Net Earnings (Loss) per Common Share—Basic earnings (loss) per share (“EPS”) is based upon net earnings (loss) divided by the weighted average number of common shares outstanding during the period.  Diluted EPS reflects the effect of the assumed exercise of stock options and vesting of restricted stock units (“RSUs”) only in the periods in which such effect would have been dilutive.  Excluded from the calculation of diluted EPS because their inclusion would have been anti-dilutive, were 4 million stock options for each of the years ended December 31, 2017, 2016 and 2015.

The table below presents a reconciliation of weighted average shares used in the calculation of basic and diluted EPS.

Year Ended December 31,	2017	2016	2015
(in millions)
Weighted average shares for basic EPS	401	444	484
Dilutive effect of shares issuable under stock-based compensation plans	6	4	5
Weighted average shares for diluted EPS	407	448	489
Stock-based Compensation—The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award.  The cost is recognized over the vesting period during which an employee is required to provide service in exchange for the award.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

Recently Adopted Accounting Pronouncements
Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost
During the first quarter of 2018, the Company adopted Financial Accounting Standards Board (“FASB”) amended guidance on the presentation of net periodic pension and postretirement benefit cost (“net benefit cost”). This guidance requires the Company to present the service cost component of net benefit cost in the same line items on the statement of operations as other compensation costs of the related employees. All of the other components of net benefit cost are presented in the statement of operations separately from the service cost component and below the subtotal of operating income. This guidance is required to be applied retrospectively and therefore the Company reclassified net benefit costs of $438 million, $281 million and $26 million for 2017, 2016 and 2015, respectively, below operating income on the Consolidated Statements of Operations (See Note 15). All related amounts presented herein have been recast to conform to this presentation.
Statement of Cash Flows: Classification of Cash Receipts and Cash Payments
During 2017, the Company early adopted FASB amended guidance which clarifies how certain cash receipts and cash payments should be presented and classified in the statement of cash flows. The new guidance is intended to reduce the existing diversity in practice in how certain transactions are classified in the statement of cash flows. As a result of the adoption of this guidance, the Company now classifies debt prepayment costs within financing activities on the statement of cash flows. Previously, such costs were classified within operating activities. For 2017, debt prepayment costs of $52 million have been classified within financing activities. This guidance was applied retrospectively; however, the Company did not have debt prepayment costs in any prior year for which cash flow information is presented.

Improvements to Employee Share-Based Payment Accounting
During the first quarter of 2017, the Company adopted amended FASB guidance which simplifies several aspects of the accounting for employee share-based payment transactions. Under this amended guidance, all excess tax benefits and tax deficiencies are recognized as income tax expense or benefit in the income statement in the period in which the awards vest or are exercised. In the statement of cash flows, excess tax benefits are classified with other income tax cash flows in operating activities. As a result of the adoption of this guidance, the Company’s excess tax benefits associated with the exercise of stock options and vesting of RSUs for the year ended December 31, 2017 were recorded in the provision for income taxes on the Consolidated Statements of Operations. The guidance requires the income statement classification to be applied prospectively, and therefore, excess tax benefits for prior periods remain classified in stockholders’ equity on the balance sheet. The Company elected to apply the cash flow classification provision of this guidance prospectively and therefore, excess tax benefits for prior periods remain classified as financing activities on the statements of cash flows. The amended guidance also gives the option to make a policy election to account for forfeitures as they occur. The Company, however, has elected to continue its existing practice of estimating forfeitures.

Simplifying the Accounting for Goodwill Impairment
During the first quarter of 2017, the Company early adopted amended FASB guidance which simplifies the accounting for goodwill impairment. This guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under the amended guidance, a goodwill impairment charge is recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

Accounting Pronouncements Not Yet Adopted

Targeted Improvements to Accounting for Hedging Activities
In August 2017, the FASB issued amended guidance for hedge accounting, which expands the eligibility of hedging strategies that qualify for hedge accounting, modifies the recognition and presentation of hedges in the financial statements, and changes how companies assess hedge effectiveness. In addition, this guidance amends and expands disclosure requirements. This guidance, which is effective for interim and annual periods beginning after December 15, 2018, with early adoption permitted, is not expected to have a material impact on the Company’s consolidated financial statements.
Stock Compensation: Scope of Modification Accounting
In May 2017, the FASB issued amended guidance on the accounting for stock-based compensation which clarifies when to account for a change to the terms or conditions of a share-based payment award as a modification. Under this guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award as equity or liability changes as a result of the change in the terms or conditions of a share-based payment award. This guidance, which is effective for the Company in the first quarter of 2018, is not expected to have an impact on the Company’s consolidated financial statements.
Clarifying the Definition of a Business
In January 2017, the FASB issued amended guidance on the accounting for business combinations which clarifies the definition of a business and assists entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. In addition, in order to be considered a business, an acquisition would have to include at a minimum an input and a substantive process that together significantly contribute to the ability to create an output. The amended guidance also narrows the definition of outputs by more closely aligning it with how outputs are described in FASB guidance for revenue recognition. This guidance is effective for the Company in the first quarter of 2018.
Intra-Entity Transfers of Assets Other than Inventory
In October 2016, the FASB issued amended guidance on the accounting for income taxes, which eliminates the exception in existing guidance which defers the recognition of the tax effects of intra-entity asset transfers other than inventory until the transferred asset is sold to a third party. Rather, the amended guidance requires an entity to recognize the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This guidance, which is effective for the Company in the first quarter of 2018, is not expected to have a material impact on the Company’s consolidated financial statements.

Leases
In February 2016, the FASB issued new guidance on the accounting for leases, which supersedes previous lease guidance. Under this guidance, for all leases with terms in excess of one year, including operating leases, the Company will be required to recognize on its balance sheet a lease liability and a right-of-use asset representing its right to use the underlying asset for the lease term. The new guidance retains a distinction between finance leases and operating leases and the classification criteria is substantially similar to previous guidance. Additionally, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed. The Company is currently reviewing its lease portfolio, evaluating the impact of this guidance on its consolidated balance sheet and assessing system requirements. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018, with early adoption permitted.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

Revenue from Contracts with Customers
In May 2014, the FASB issued guidance on the recognition of revenues which provides a single, comprehensive revenue recognition model for all contracts with customers and supersedes most existing revenue recognition guidance. The main principle under this guidance is that an entity should recognize revenue at the amount it expects to be entitled to in exchange for the transfer of goods or services to customers. This guidance is effective for the Company beginning in the first quarter of 2018. The Company has identified the changes to its accounting policies and is in the process of preparing the expanded disclosures required under the new standard, including the disaggregation of revenue from contracts with customers into categories that depict how the nature, timing and uncertainty of revenue and cash flows are affected by economic factors. The adoption of this guidance is not expected to have a significant impact on the Company’s total revenues. The Company has identified changes to its revenue recognition policies primarily relating to two areas of its content licensing and distribution operations. First, revenues from certain distribution arrangements of third-party content will be recognized based on the gross amount of consideration received by the Company, with participation expense recognized for the fees paid to the third party. Under current accounting guidance, such revenues are recognized at the net amount retained by the Company after the payment of fees to the third party. This accounting change if adopted in 2017 would have increased 2017 revenues and participation expense by approximately $275 million, with no impact on the Company’s operating income. Second, revenues associated with the extension of an existing licensing arrangement, which are currently recognized upon the execution of such extension, will be recognized at a later date once the extension period begins. The Company will apply the modified retrospective method of adoption with the cumulative effect of the initial adoption, currently estimated at $263 million, reflected as an adjustment to the opening balance of accumulated deficit as of January 1, 2018. This change is not expected to have a material impact on the Company’s operating income on an annual basis, since revenues from extensions executed each year approximate revenues from extensions for which the license period has begun.
2) PROPERTY AND EQUIPMENT

At December 31,	2017	2016
Land	$193	$195
Buildings	769	733
Capital leases (a)	162	164
Equipment and other	1,927	1,843
	3,051	2,935
Less accumulated depreciation and amortization	1,771	1,694
Net property and equipment	$1,280	$1,241
(a) Accumulated amortization of capital leases was $112 million and $98 million at December 31, 2017 and 2016, respectively.

Year Ended December 31,	2017	2016	2015
Depreciation expense, including capitalized lease amortization (a)	$203	$205	$212
(a) Amortization expense related to capital leases was $16 million, $17 million and $16 million in 2017, 2016, and 2015, respectively.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

3) GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill and Intangible Assets Impairment Test
The Company performs a fair value-based impairment test of goodwill and intangible assets with indefinite lives, comprised of FCC licenses, annually during the fourth quarter and also between annual tests if an event occurs or if circumstances change that would more likely than not reduce the fair value of a reporting unit or an indefinite-lived intangible asset below its carrying value. Goodwill is tested for impairment at the reporting unit level. The Company’s reporting units are one level below its operating segments, except for the Publishing reporting unit, which is the same as its operating segment because this operating segment has only one component. FCC licenses are tested for impairment at the geographic market level. The Company considers each geographic market, which is comprised of all of the Company’s television stations within that geographic market, to be a single unit of accounting because the FCC licenses at this level represent their highest and best use. At December 31, 2017, the Company had eight reporting units with goodwill balances, and 14 television markets with FCC license book values.

For its annual impairment test, the Company performs qualitative assessments for each reporting unit and market with FCC licenses that management estimates have fair values that significantly exceed their respective carrying values. In selecting markets and reporting units for a qualitative assessment, the Company also considers the duration of time since a quantitative test was performed. For the 2017 annual impairment test, the Company performed qualitative assessments for seven reporting units and 11 television markets. For each reporting unit, the Company weighed the relative impact of factors that are specific to the reporting unit as well as industry and macroeconomic factors. For each television market, the Company weighed the relative impact of market-specific and macroeconomic factors. Based on the qualitative assessments, considering the aggregation of the relevant factors, the Company concluded that it is not more likely than not that the fair values of these reporting units and the fair value of FCC licenses within each market are less than their respective carrying values. Therefore, performing the quantitative impairment test was unnecessary.

For FCC licenses in the remaining television markets, the Company performed a quantitative impairment test that compares the estimated fair value of the FCC licenses by geographic market with their respective carrying values.  The estimated fair value of each FCC license is computed using the Greenfield Discounted Cash Flow Method (‘‘Greenfield Method’’), which attempts to isolate the income that is attributable to the license alone. The Greenfield Method is based upon modeling a hypothetical start-up station and building it up to a normalized operation that, by design, lacks inherent goodwill and whose other assets have essentially been added as part of the build-up process. The Greenfield Method adds the present value of the estimated annual cash flows of the start-up station over a projection period to the residual value at the end of the projection period. The annual cash flows over the projection period include assumptions for overall advertising revenues in the relevant geographic market, the start-up station’s operating costs and capital expenditures, and a five-year build-up period for the start-up station to reach a normalized state of operations, which reflects the point at which it achieves an average market share. The overall market advertising revenue in the subject market is estimated based on recent industry projections. Operating costs and capital expenditures are estimated based on both industry and internal data. The residual value is calculated using a perpetual nominal growth rate, which is based on projected long-range inflation in the U.S. and long-term industry projections. The discount rate is determined based on the average of the weighted average cost of capital of comparable entities in the broadcast industry.  For each television station, the discount rate used for 2017 was 7.5% and the perpetual nominal growth rate was 2.0%. For the 2017 quantitative impairment test, the Company concluded that the estimated fair value of FCC licenses in each of the three television markets for which the quantitative test was performed exceeded their respective carrying values.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

For 2017, the Company performed a quantitative goodwill impairment test for the CBS Sports Network reporting unit. The quantitative goodwill impairment test examines whether the carrying value of a reporting unit exceeds its estimated fair value, which is computed based upon the present value of future cash flows (“Discounted Cash Flow Method”) and the traded or transaction values of comparable businesses (“Market Comparable Method”). If the carrying value exceeds the estimated fair value, an impairment charge is recognized as the amount by which the carrying value exceeds the fair value. For 2017, the Discounted Cash Flow Method and Market Comparable Method for CBS Sports Network resulted in similar estimated fair values. The Discounted Cash Flow Method includes the Company’s assumptions for growth rates, operating margins and capital expenditures for the projection period plus the residual value of the business at the end of the projection period.  The estimated growth rates, operating margins and capital expenditures for the projection period are based on the Company’s internal forecasts of future performance as well as historical trends. The residual value is estimated based on a perpetual nominal growth rate, which is based on projected long-range inflation and long-term industry projections and for 2017 was 2.0%. The discount rate was determined based on the average of the weighted average cost of capital of comparable entities and for 2017 was 8.5%

For the 2017 annual impairment test, the Company concluded that the estimated fair value of the CBS Sports Network reporting unit exceeded its carrying value and therefore no impairment charge was required.

Transactions
During the fourth quarter of 2017, the Company completed the acquisition of Ten Network Holdings Limited (“Network Ten”), one of three major commercial broadcast networks in Australia, for approximately $124 million, which is net of cash acquired. The assets acquired primarily consist of broadcast licenses, net operating loss carryforwards and working capital.

In 2015, the Company disposed of internet businesses in China for $383 million, which resulted in gains of $139 million. The assets associated with the disposed businesses primarily consisted of goodwill of $217 million.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

For the years ended December 31, 2017 and 2016, the changes in the book value of goodwill by segment were as follows:

	Balance at				Balance at
	December 31, 2016	Acquisitions		Dispositions	December 31, 2017
Entertainment:
Goodwill	$9,300	$23	(a)	$—	$9,323
Accumulated impairment losses	(6,294)	—		—	(6,294)
Goodwill, net of impairment	3,006	23		—	3,029
Cable Networks:
Goodwill	480	—		—	480
Accumulated impairment losses	—	—		—	—
Goodwill, net of impairment	480	—		—	480
Publishing:
Goodwill	431	4	(b)	—	435
Accumulated impairment losses	—	—		—	—
Goodwill, net of impairment	431	4		—	435
Local Media:
Goodwill	8,007	—		—	8,007
Accumulated impairment losses	(7,060)	—		—	(7,060)
Goodwill, net of impairment	947	—		—	947
Total:
Goodwill	18,218	27		—	18,245
Accumulated impairment losses	(13,354)	—		—	(13,354)
Goodwill, net of impairment	$4,864	$27		$—	$4,891

	Balance at					Balance at
	December 31, 2015	Acquisitions		Dispositions		December 31, 2016
Entertainment:
Goodwill	$9,250	$52	(c)	$(2)	(d)	$9,300
Accumulated impairment losses	(6,294)	—		—		(6,294)
Goodwill, net of impairment	2,956	52		(2)		3,006
Cable Networks:
Goodwill	480	—		—		480
Accumulated impairment losses	—	—		—		—
Goodwill, net of impairment	480	—		—		480
Publishing:
Goodwill	406	25	(b)	—		431
Accumulated impairment losses	—	—		—		—
Goodwill, net of impairment	406	25		—		431
Local Media:
Goodwill	8,007	—		—		8,007
Accumulated impairment losses	(7,060)	—		—		(7,060)
Goodwill, net of impairment	947	—		—		947
Total:
Goodwill	18,143	77		(2)		18,218
Accumulated impairment losses	(13,354)	—		—		(13,354)
Goodwill, net of impairment	$4,789	$77		$(2)		$4,864
(a) Amount reflects the acquisitions of a television production business and a digital sports publishing business.
(b) Amounts relate to the acquisition of a publishing business in the fourth quarter of 2016.
(c) Amount reflects the acquisition of a sports-focused digital media business.
(d) Amount reflects the disposition of internet businesses in China.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The Company’s intangible assets were as follows:

		Accumulated
At December 31, 2017	Gross	Amortization	Net
Intangible assets subject to amortization:	190
Trade names	$190	$(51)	$139
Other intangible assets	134	(101)	33
Total intangible assets subject to amortization	324	(152)	172
FCC licenses	2,441	—	2,441
International broadcast licenses (a)	53	—	53
Total intangible assets	$2,818	$(152)	$2,666
(a) Reflects broadcast licenses of Network Ten, which was acquired during the fourth quarter of 2017.

		Accumulated
At December 31, 2016	Gross	Amortization	Net
Intangible assets subject to amortization:
Trade names	$188	$(41)	$147
Other intangible assets	147	(107)	40
Total intangible assets subject to amortization	335	(148)	187
FCC licenses	2,446	—	2,446
Total intangible assets	$2,781	$(148)	$2,633
Amortization expense was as follows:

Year Ended December 31,	2017	2016	2015
Amortization expense	$20	$20	$23
The Company expects its aggregate annual amortization expense for existing intangible assets subject to amortization for each of the years, 2018 through 2022, to be as follows:

	2018	2019	2020	2021	2022
Future amortization expense	$19	$18	$15	$13	$12
4) DISCONTINUED OPERATIONS
On February 2, 2017, the Company entered into an agreement with Entercom to combine the Company’s radio business, CBS Radio, with Entercom in a merger effected through a Reverse Morris Trust transaction, which was tax-free to CBS Corp. and its stockholders. Beginning in the fourth quarter of 2016, CBS Radio has been presented as a discontinued operation in the consolidated financial statements for all periods presented.

On November 16, 2017, the Company completed the split-off of CBS Radio through an exchange offer, in which the Company accepted 17.9 million shares of CBS Corp. Class B Common Stock from its stockholders in exchange for the 101.4 million shares of CBS Radio common stock that it owned. Immediately following the exchange offer, each share of CBS Radio common stock was converted into one share of Entercom Class A common stock upon completion of the merger.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

During the fourth quarter of 2017, upon closing of the transaction, the Company recorded a net loss of $105 million calculated as follows:

Fair value of CBS Corp. Class B Common Stock accepted
(17,854,689 shares at $56.40 per share on November 16, 2017)	$1,007
Carrying value of CBS Radio (a)	(1,112)
Net loss on split-off of CBS Radio	$(105)
(a) Net of a market value adjustment of $980 million recorded prior to the split-off.
The split-off was a tax-free transaction and therefore, there is no tax impact on the loss.

In connection with the Company’s plan to dispose of CBS Radio, in October 2016, CBS Radio borrowed $1.46 billion through a $1.06 billion senior secured term loan due 2023 and the issuance of $400 million of 7.25% senior unsecured notes due 2024 through a private placement.

The following tables set forth details of net earnings (loss) from discontinued operations for the years ended December 31, 2017, 2016 and 2015.

Year Ended December 31, 2017	CBS Radio		Other		Total
Revenues	$1,018		$—		$1,018
Costs and expenses:
Operating	364		—		364
Selling, general and administrative	444		(1)		443
Market value adjustment	980	(a)	—		980
Restructuring charges	7	(b)	—		7
Total costs and expenses	1,795		(1)		1,794
Operating income (loss)	(777)		1		(776)
Interest expense	(70)		—		(70)
Other items, net	(2)		—		(2)
Earnings (loss) from discontinued operations	(849)		1		(848)
Income tax benefit (provision)	(55)		45	(c)	(10)
Earnings (loss) from discontinued operations, net of tax	(904)		46		(858)
Net gain (loss) on disposal	(109)		13		(96)
Income tax benefit (provision)	4		(2)		2
Net gain (loss) on disposal, net of tax	(105)		11	(d)	(94)
Net earnings (loss) from discontinued operations, net of tax	$(1,009)		$57		$(952)
(a) During 2017, prior to the split-off, CBS Radio was measured each reporting period, beginning with the first quarter of 2017, at the lower of its carrying amount or fair value less cost to sell. The value of the transaction with Entercom was determined based on Entercom’s stock price at the closing of the transaction and therefore, the carrying value of CBS Radio was measured at the value indicated by the stock valuation of Entercom. As a result, the Company recorded a market value adjustment of $980 million during the nine months ended September 30, 2017 to adjust the carrying value of CBS Radio as follows:

First Quarter 2017	$(715)
Second Quarter 2017	(365)
Third Quarter 2017	100
$(980)
(b) Reflects restructuring charges associated with the reorganization of certain business operations, including severance costs and costs associated with exiting contractual obligations.
(c) Reflects a tax benefit from the resolution of a tax matter in a foreign jurisdiction relating to a previously disposed business that was accounted for as a discontinued operation.
(d) Reflects adjustments to the loss on disposal of the Company’s outdoor advertising businesses, primarily from a decrease to the guarantee liability associated with the 2013 disposal of the Company’s outdoor advertising business in Europe (“Outdoor Europe”).

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

Year Ended December 31, 2016	CBS Radio		Other (b)	Total
Revenues	$1,220		$—	$1,220
Costs and expenses:
Operating	397		—	397
Selling, general and administrative	496		—	496
Depreciation and amortization	26		—	26
Restructuring charges	8	(a)	—	8
Impairment charge	444		—	444
Total costs and expenses	1,371		—	1,371
Operating loss	(151)		—	(151)
Interest expense	(17)		—	(17)
Other items, net	1		—	1
Loss from discontinued operations	(167)		—	(167)
Income tax provision	(88)		(36)	(124)
Net loss from discontinued operations, net of tax	$(255)		$(36)	$(291)
(a) Reflects restructuring charges associated with the reorganization of certain business operations, including severance costs and costs associated with exiting contractual obligations.
(b) Reflects a charge from the resolution of a tax matter in a foreign jurisdiction relating to a previously disposed business that was accounted for as a discontinued operation.

Year Ended December 31, 2015	CBS Radio		Other (b)	Total
Revenues	$1,223		$—	$1,223
Costs and expenses:
Operating	415		—	415
Selling, general and administrative	500		—	500
Depreciation and amortization	29		—	29
Restructuring charges	36	(a)	—	36
Impairment charge	484		—	484
Total costs and expenses	1,464		—	1,464
Operating loss	(241)		—	(241)
Other items, net	1		—	1
Loss from discontinued operations	(240)		—	(240)
Income tax benefit	89		—	89
Loss from discontinued operations, net of tax	(151)		—	(151)
Net gain on disposal	—		17	17
Income tax provision	—		(7)	(7)
Net gain on disposal, net of tax	—		10	10
Net earnings (loss) from discontinued operations, net of tax	$(151)		$10	$(141)
(a) Reflects restructuring charges associated with the reorganization of certain business operations, including severance costs and costs associated with exiting contractual obligations.
(b) Reflects a decrease to the guarantee liability associated with the 2013 disposal of Outdoor Europe.
During the year ended December 31, 2016, the Company recorded a pretax noncash impairment charge of $444 million ($427 million, net of tax) to reduce the carrying value of CBS Radio’s goodwill by $408 million ($405 million, net of tax) and FCC licenses in 11 radio markets by $36 million ($22 million, net of tax).

During the year ended December 31, 2015, the Company recorded a pretax noncash impairment charge of $484 million ($297 million, net of tax) to reduce the carrying value of radio FCC licenses in 18 markets to their fair value.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The following table presents the major classes of assets and liabilities of the Company’s discontinued operations.

At December 31,	2017 (a)	2016
Receivables, net	$—	$244
Other current assets	1	61
Goodwill	—	1,285
Intangible assets	—	2,832
Net property and equipment	—	145
Other assets	12	29
Total Assets	$13	$4,596
Current portion of long-term debt	$—	$10
Other current liabilities	32	145
Long-term debt	—	1,335
Deferred income tax liabilities	—	998
Other liabilities	42	118
Total Liabilities	$74	$2,606
(a) Assets and liabilities of discontinued operations at December 31, 2017 primarily reflect deferred income taxes, accruals for transaction costs and other liabilities related to previously disposed businesses.

The following table presents CBS Radio’s long-term debt at December 31, 2016.

Term Loan due October 2023, net of discount	$955
7.250% Senior Notes due November 2024	400
Revolving Credit Facility	10
Deferred financing costs	(20)
Total long-term debt, including current portion	$1,345
5) RESTRUCTURING AND MERGER AND ACQUISITION-RELATED COSTS
During the year ended December 31, 2017, in a continued effort to reduce its cost structure, the Company initiated restructuring plans across several of its businesses, primarily for the reorganization of certain business operations. As a result, the Company recorded restructuring charges of $63 million, reflecting $54 million of severance costs and $9 million of costs associated with exiting contractual obligations and other related costs. During the year ended December 31, 2016, the Company recorded restructuring charges of $30 million, reflecting $19 million of severance costs and $11 million of costs associated with exiting contractual obligations and other related costs. During the year ended December 31, 2015, the Company recorded restructuring charges of $45 million, reflecting $24 million of severance costs and $21 million of costs associated with exiting contractual obligations and other related costs. As of December 31, 2017, the cumulative settlements for the 2017, 2016, and 2015 restructuring charges were $68 million, of which $45 million was for severance costs and $23 million related to costs associated with exiting contractual obligations and other related costs. The Company expects to substantially utilize its restructuring reserves by the end of 2018.

	Balance at	2017	2017	Balance at
	December 31, 2016	Charges	Settlements	December 31, 2017
Entertainment	$20	$44	$(18)	$46
Cable Networks	4	—	(3)	1
Publishing	1	5	(3)	3
Local Media	12	12	(7)	17
Corporate	2	2	(1)	3
Total	$39	$63	$(32)	$70

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

	Balance at	2016	2016	Balance at
	December 31, 2015	Charges	Settlements	December 31, 2016
Entertainment	$19	$16	$(15)	$20
Cable Networks	—	4	—	4
Publishing	—	1	—	1
Local Media	11	6	(5)	12
Corporate	1	3	(2)	2
Total	$31	$30	$(22)	$39

In 2016, the Company incurred professional fees of $8 million associated with merger and acquisition-related activities.
6) PROGRAMMING AND OTHER INVENTORY

At December 31,	2017	2016
Acquired program rights	$2,234	$1,773
Acquired television library	99	—
Internally produced programming:
Released	1,780	1,746
In process and other	543	298
Publishing, primarily finished goods	53	49
Total programming and other inventory	4,709	3,866
Less current portion	1,828	1,427
Total noncurrent programming and other inventory	$2,881	$2,439
The Company expects to amortize approximately $725 million of its released internally produced programming during the year ended December 31, 2018. In addition, while it is difficult to determine the precise timing of the amortization of the remaining released internally produced programming, the Company estimates that substantially all of the December 31, 2017 balance will be amortized over the next three years.
7) RELATED PARTIES
National Amusements, Inc. National Amusements, Inc. (“NAI”) is the controlling stockholder of CBS Corp. and Viacom Inc.  Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of NAI, is the Chairman Emeritus of CBS Corp. and the Chairman Emeritus of Viacom Inc. In addition, Ms. Shari Redstone, Mr. Sumner M. Redstone’s daughter, is the president and a director of NAI and the vice chair of the Board of Directors of each of CBS Corp. and Viacom Inc.  Mr. David R. Andelman is a director of CBS Corp. and serves as a director of NAI. At December 31, 2017, NAI directly or indirectly owned approximately 79.5% of CBS Corp.’s voting Class A Common Stock and owned approximately 10.2% of CBS Corp.’s Class A Common Stock and non-voting Class B Common Stock on a combined basis. NAI is controlled by Mr. Redstone through the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), which owns 80% of the voting interest of NAI, and such voting interest of NAI held by the SMR Trust is voted solely by Mr. Redstone until his incapacity or death. The SMR Trust provides that in the event of Mr. Redstone’s death or incapacity, voting control of the NAI voting interest held by the SMR Trust will pass to seven trustees, who will include CBS Corporation directors Ms. Shari Redstone and Mr. David R. Andelman. No member of the Company’s management is a trustee of the SMR Trust.

Viacom Inc.  On February 1, 2018, the Company announced that its Board of Directors established a special committee of independent directors to evaluate a potential combination with Viacom Inc. There can be no assurance that this process will result in a transaction or on what terms any transaction may occur.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

As part of its normal course of business, the Company licenses its television content, leases production facilities and sells advertising spots to various subsidiaries of Viacom Inc. Viacom Inc. also distributes certain of the Company’s television programs in the home entertainment market. The Company’s total revenues from these transactions were $145 million, $120 million and $176 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The Company leases production facilities, licenses feature films and purchases advertising spots from various subsidiaries of Viacom Inc. The total amounts for these transactions were $21 million, $24 million and $25 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The following table presents the amounts due from Viacom Inc. in the normal course of business as reflected on the Company’s Consolidated Balance Sheets. Amounts due to Viacom Inc. were minimal at December 31, 2017 and 2016.

At December 31,	2017	2016
Receivables	$93	$113
Other assets (Receivables, noncurrent)	11	35
Total amounts due from Viacom Inc.	$104	$148
Other Related Parties  The Company has equity interests in two domestic television networks and several international joint ventures for television channels, from which the Company earns revenues primarily by selling its television programming.  Total revenues earned from sales to these joint ventures were $99 million, $112 million and $160 million for the years ended December 31, 2017, 2016 and 2015, respectively. Total amounts due from these joint ventures were $27 million and $47 million at December 31, 2017 and 2016, respectively.

The Company, through the normal course of business, is involved in transactions with other related parties that have not been material in any of the periods presented.

8) INVESTMENTS
The Company accounts for investments over which it has significant influence or ownership of more than 20% but less than or equal to 50%, without a controlling interest, under the equity method. Such investments include the Company’s 50% interests in the broadcast network, The CW, and the entertainment cable network, Pop. In addition, the Company has interests in several international television joint ventures including a 49% interest in a joint venture with a subsidiary of AMC Networks Inc., which owns and operates channels in the United Kingdom and Ireland, including CBS branded channels; and a 30% interest in a joint venture with another subsidiary of AMC Networks Inc., which owns and operates cable and satellite channels in Europe, the Middle East and Africa.

At December 31, 2017 and 2016, respectively, the Company had $283 million and $227 million of equity investments that are included in “Other assets” on the Consolidated Balance Sheets.

Investments of 20% or less, over which the Company has no significant influence, that do not have a readily determinable fair value are accounted for under the cost method. At December 31, 2017 and 2016, respectively, the Company had $24 million and $34 million of cost investments that are included in “Other assets” on the Consolidated Balance Sheets.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The Company invested $110 million, $81 million and $98 million into its equity and cost investments during the years ended December 31, 2017, 2016 and 2015, respectively.

For 2017, other items, net on the statement of operations included $13 million for the write-down of cost investments to their fair value. For 2016, equity in loss of investee companies, net of tax on the statement of operations included $10 million for the write-down of an international television joint venture to its fair value.

9) BANK FINANCING AND DEBT
The Company’s debt consists of the following (a):

At December 31,	2017	2016
Commercial paper	$679	$450
1.95% Senior Notes due 2017	—	399
4.625% Senior Notes due 2018	—	305
2.30% Senior Notes due 2019	604	606
5.75% Senior Notes due 2020	—	499
4.30% Senior Notes due 2021	299	299
3.375% Senior Notes due 2022	696	695
2.50% Senior Notes due 2023	396	—
2.90% Senior Notes due 2023	395	—
7.875% Debentures due 2023	187	187
7.125% Senior Notes due 2023 (b)	46	46
3.70% Senior Notes due 2024	597	596
3.50% Senior Notes due 2025	589	587
4.00% Senior Notes due 2026	785	783
2.90% Senior Notes due 2027	684	683
3.375% Senior Notes due 2028	493	—
3.70% Senior Notes due 2028	489	—
7.875% Senior Debentures due 2030	832	833
5.50% Senior Debentures due 2033	425	425
5.90% Senior Notes due 2040	297	297
4.85% Senior Notes due 2042	485	485
4.90% Senior Notes due 2044	539	538
4.60% Senior Notes due 2045	588	587
Obligations under capital leases	57	75
Total debt (c)	10,162	9,375
Less commercial paper	679	450
Less current portion	19	23
Total long-term debt, net of current portion	$9,464	$8,902
(a) Unless otherwise noted, the long-term debt instruments are issuances of CBS Corp. and are guaranteed by CBS Operations Inc.
(b) Debt instrument is an issuance of CBS Broadcasting Inc., a wholly owned subsidiary of CBS Corp., and has no guarantor.
(c) At December 31, 2017 and 2016, the senior debt balances included (i) a net unamortized discount of $65 million and $52 million, respectively, (ii) unamortized deferred financing costs of $47 million and $43 million, respectively, and (iii) a $3 million decrease and a $5 million increase, respectively, in the carrying value of the debt relating to previously settled fair value hedges. The face value of the Company’s total debt was $10.28 billion at December 31, 2017 and $9.47 billion at December 31, 2016.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

For the year ended December 31, 2017, debt issuances, redemptions and repayments were as follows:

Debt Issuances
November 2017, $400 million 2.90% senior notes due 2023
November 2017, $500 million 3.70% senior notes due 2028
July 2017, $400 million 2.50% senior notes due 2023
July 2017, $500 million 3.375% senior notes due 2028

Debt Redemptions
November 2017, $500 million 5.750% senior notes due 2020
July 2017, $300 million 4.625% senior notes due 2018

Debt Repayments
July 2017, $400 million 1.950% senior notes due 2017, upon maturity

The Company used the net proceeds from the 2017 issuances for the redemption and repayment of $1.20 billion of senior notes and for general corporate purposes, including discretionary contributions to the Company’s qualified pension plans and the repayment of short-term borrowings, including commercial paper.

The early redemption of the $500 million 5.750% senior notes due April 2020 and the $300 million 4.625% senior notes due May 2018 resulted in a pre-tax loss on early extinguishment of debt of $49 million ($31 million, net of tax) for the year ended December 31, 2017.

During July 2016, the Company issued $700 million of 2.90% senior notes due 2027 and used the net proceeds for general corporate purposes, including the repurchase of CBS Corp. Class B Common Stock and the repayment of short-term borrowings, including commercial paper. During January 2016, the Company repaid its $200 million of outstanding 7.625% senior debentures upon maturity.

At December 31, 2017, the Company’s scheduled maturities of long-term debt at face value, excluding capital leases, were as follows:

						2023 and
	2018	2019	2020	2021	2022	Thereafter
Long-term debt	$—	$600	$—	$300	$700	$7,940
Commercial Paper
The Company had outstanding commercial paper borrowings under its $2.50 billion commercial paper program of $679 million and $450 million at December 31, 2017 and 2016, respectively, each with maturities of less than 90 days. The weighted average interest rate for these borrowings was 1.88% and 0.98% at December 31, 2017 and 2016, respectively.

Credit Facility
At December 31, 2017, the Company had a $2.5 billion revolving credit facility (the “Credit Facility”) which expires in June 2021. The Company, at its option, may also borrow in certain foreign currencies up to specified limits under the Credit Facility. Borrowing rates under the Credit Facility are determined at the Company’s option at the time of each borrowing and are based generally on the prime rate in the U.S. or LIBOR plus a margin based on the Company’s senior unsecured debt rating. The Company pays a facility fee based on the total amount of the commitments.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The Credit Facility requires the Company to maintain a maximum Consolidated Leverage Ratio of 4.5x at the end of each quarter as further described in the Credit Facility. At December 31, 2017, the Company’s Consolidated Leverage Ratio was approximately 3.1x.

The Consolidated Leverage Ratio reflects the ratio of the Company’s indebtedness from continuing operations, adjusted to exclude certain capital lease obligations, at the end of a quarter, to the Company’s Consolidated EBITDA for the trailing four consecutive quarters.  Consolidated EBITDA is defined in the Credit Facility as operating income plus interest income and before depreciation, amortization and certain other noncash items.

The Credit Facility is used for general corporate purposes. At December 31, 2017, the Company had no borrowings outstanding under the Credit Facility and the remaining availability under the Credit Facility, net of outstanding letters of credit, was $2.49 billion.
10) FINANCIAL INSTRUMENTS
The carrying value of financial instruments approximates fair value, except for notes and debentures, which are not recorded at fair value.  At December 31, 2017 and 2016, the carrying value of the Company’s senior debt was $9.43 billion and $8.85 billion, respectively, and the fair value, which is estimated based on quoted market prices for similar liabilities (Level 2) and includes accrued interest, was $10.16 billion and $9.51 billion, respectively.

The Company uses derivative financial instruments primarily to manage its exposure to market risks from fluctuations in foreign currency exchange rates.  The Company does not use derivative instruments unless there is an underlying exposure and, therefore, the Company does not hold or enter into derivative financial instruments for speculative trading purposes.

Foreign Exchange Contracts
Foreign exchange forward contracts have principally been used to hedge projected cash flows, in currencies such as the British Pound, the Euro, the Canadian Dollar and the Australian Dollar, generally for periods up to 24 months. The Company designates foreign exchange forward contracts used to hedge committed and forecasted foreign currency transactions as cash flow hedges.  Gains or losses on the effective portion of designated cash flow hedges are initially recorded in other comprehensive income and reclassified to the statement of operations when the hedged item is recognized.  Additionally, the Company enters into non-designated forward contracts to hedge non-U.S. dollar denominated cash flows.

At December 31, 2017 and 2016, the notional amount of all foreign currency contracts was $410 million and $433 million, respectively.

Gains (losses) recognized on derivative financial instruments were as follows:

Year Ended December 31,	2017	2016	Financial Statement Account
Non-designated foreign exchange contracts	$(27)	$33	Other items, net
The fair value of the Company’s derivative instruments was not material to the Consolidated Balance Sheets for any of the periods presented.

The Company continually monitors its positions with, and credit quality of, the financial institutions that are counterparties to its financial instruments. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the agreements. However, the Company does not anticipate nonperformance by the counterparties.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The Company’s receivables do not represent significant concentrations of credit risk at December 31, 2017 and 2016, due to the wide variety of customers, markets and geographic areas to which the Company’s products and services are sold.
11) FAIR VALUE MEASUREMENTS
The following tables set forth the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2017 and 2016. These assets and liabilities have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value. Level 1 is based on publicly quoted prices for the asset or liability in active markets. Level 2 is based on inputs that are observable other than quoted market prices in active markets, such as quoted prices for the asset or liability in inactive markets or quoted prices for similar assets or liabilities. Level 3 is based on unobservable inputs reflecting the Company’s own assumptions about the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2017	Level 1	Level 2	Level 3	Total
Assets:
Foreign currency hedges	$—	$5	$—	$5
Total Assets	$—	$5	$—	$5
Liabilities:				$—
Deferred compensation	$—	$363	$—	$363
Foreign currency hedges	—	10	—	10
Total Liabilities	$—	$373	$—	$373

At December 31, 2016	Level 1	Level 2	Level 3	Total
Assets:
Foreign currency hedges	$—	$34	$—	$34
Total Assets	$—	$34	$—	$34
Liabilities:				$—
Deferred compensation	$—	$347	$—	$347
Foreign currency hedges	—	1	—	1
Total Liabilities	$—	$348	$—	$348
The fair value of foreign currency hedges is determined based on the present value of future cash flows using observable inputs including foreign currency exchange rates. The fair value of deferred compensation liabilities is determined based on the fair value of the investments elected by employees.
12) STOCKHOLDERS’ EQUITY
In general, CBS Corp. Class A Common Stock and CBS Corp. Class B Common Stock have the same economic rights; however, holders of CBS Corp. Class B Common Stock do not have any voting rights, except as required by law. Holders of CBS Corp. Class A Common Stock are entitled to one vote per share with respect to all matters on which the holders of CBS Corp. Common Stock are entitled to vote.

Dividends—The Company declared a quarterly cash dividend on its Class A and Class B Common Stock during each of the four quarters of 2017, 2016, and 2015. For the years ended December 31, 2017, 2016 and 2015, the Company declared total per share dividends of $.72, $.66, and $.60, respectively, resulting in total annual dividends of $289 million, $294 million and $293 million, respectively. Dividends have been recorded as a reduction to additional paid-in capital as the Company has an accumulated deficit balance.

Purchase of Company Stock—During 2017, the Company repurchased 16.2 million shares of CBS Corp. Class B Common Stock under its share repurchase program for $1.05 billion, at an average cost of $64.70 per share. At December 31, 2017, $3.06 billion of authorization remained under the share repurchase program.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

Also during 2017, the Company completed the split-off of CBS Radio through an exchange offer, in which the Company accepted 17.9 million shares of CBS Corp. Class B Common Stock from its stockholders in exchange for the 101.4 million shares of CBS Radio common stock that it owned (See Note 4).

Conversion Rights—Holders of Class A Common Stock have the right to convert their shares to Class B Common Stock as long as there are at least 5,000 shares of Class A Common Stock outstanding. Conversions of CBS Corp. Class A Common Stock into Class B Common Stock were 0.1 million for each of the years 2016 and 2015.

Accumulated Other Comprehensive Income —The following table presents the changes in the components of accumulated other comprehensive income (loss).

		Net Actuarial		Accumulated
	Cumulative	Loss and		Other
	Translation	Prior		Comprehensive
	Adjustments	Service Cost		Loss
At December 31, 2014	$157	$(892)		$(735)
Other comprehensive loss before reclassifications	(5)	(66)		(71)
Reclassifications to net earnings	—	36	(a)	36
Other comprehensive loss	(5)	(30)		(35)
At December 31, 2015	152	(922)		(770)
Other comprehensive loss before reclassifications	(1)	(165)		(166)
Reclassifications to net earnings	—	169	(a)	169
Other comprehensive income (loss)	(1)	4		3
At December 31, 2016	151	(918)		(767)
Other comprehensive income (loss) before reclassifications	6	(173)		(167)
Reclassifications to net earnings	2	270	(a)	272
Other comprehensive income	8	97		105
At December 31, 2017	$159	$(821)		$(662)
(a) Reflects amortization of net actuarial losseswhich includes the accelerated recognition of a portion of the unamortized actuarial losses as a result of pension settlements for the years ended December 31, 2017 and 2016 (See Note 15).
The net actuarial loss and prior service cost related to pension and other postretirement benefit plans included in other comprehensive income (loss) is net of a tax (provision) benefit for the years ended December 31, 2017, 2016 and 2015 of $(106) million, $(3) million and $19 million, respectively. The tax provision related to the other comprehensive loss from discontinued operations and the tax provision related to the unrealized gain on securities were minimal for all periods presented.

13) STOCK-BASED COMPENSATION

The Company has equity incentive plans (the “Plans”) under which stock options, RSUs and market-based performance share units (“PSUs”) were issued. The purpose of the Plans is to benefit and advance the interests of the Company by attracting, retaining and motivating participants and to compensate participants for their contributions to the financial success of the Company. The Plans provide for awards of stock options, stock appreciation rights, restricted and unrestricted shares, RSUs, dividend equivalents, performance awards and other equity-related awards. Upon exercise of stock options or vesting of RSUs and PSUs, the Company issues new shares from its existing authorization. At December 31, 2017, there were 45 million shares available for future grant under the Plans.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The following table summarizes the Company’s stock-based compensation expense for the years ended December 31, 2017, 2016 and 2015.

Year Ended December 31,	2017	2016	2015
RSUs and PSUs	$152	$137	$129
Stock options	27	28	28
Stock-based compensation expense, before income taxes	179	165	157
Related tax benefit	(69)	(63)	(61)
Stock-based compensation expense, net of tax benefit	$110	$102	$96

Included in net loss from discontinued operations was stock-based compensation expense of $2 million, $12 million and $17 million for the years 2017, 2016, and 2015, respectively.
RSUs and PSUs
Compensation expense for RSUs is determined based upon the market price of the shares underlying the awards on the date of grant and expensed over the vesting period, which is generally a one- to four-year service period. Certain RSU awards are also subject to satisfying performance conditions. Compensation expense is recorded based on the probable outcome of the performance conditions. Forfeitures for RSUs are estimated on the date of grant based on historical forfeiture rates. On an annual basis, the Company adjusts the compensation expense based on actual forfeitures and revises the forfeiture rate as necessary.

During 2017 and 2016, the Company also granted PSU awards. The number of shares that will be issued upon vesting of the PSUs is based on the Company’s stock price performance over a designated measurement period, as well as the achievement of established operating goals. The fair value of PSU awards is determined using a Monte Carlo simulation model. Compensation expense for PSUs is expensed over the required employee service period. The fair value of the PSU awards granted during the years ended December 31, 2017 and 2016 was $23 million and $4 million, respectively.

The weighted average grant date fair value of RSUs was $66.59, $47.30 and $59.11 in 2017, 2016, and 2015, respectively. The total market value of RSUs that vested during 2017, 2016, and 2015 was $193 million, $129 million and $212 million, respectively. Total unrecognized compensation cost related to non-vested RSUs at December 31, 2017 was $192 million which is expected to be recognized over a weighted average period of 2.2 years.
The following table summarizes the Company’s RSU activity.

		Weighted Average
	RSUs	Grant Date Fair Value
Non-vested at December 31, 2016	6,457,620	$52.57
Granted	2,506,607	$66.59
Vested	(2,892,533)	$52.69
Forfeited	(747,707)	$59.04
Non-vested at December 31, 2017	5,323,987	$58.19
Stock Options
Compensation expense for stock options is determined based on the grant date fair value of the award calculated using the Black-Scholes options-pricing model. Stock options generally vest over a three- to four-year service period and expire eight years from the date of grant. Forfeitures are estimated on the date of grant based on historical forfeiture rates. On an annual basis, the Company adjusts the compensation expense based on actual forfeitures and revises the forfeiture rate as necessary.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The weighted average fair value of stock options as of the grant date was $17.50, $12.30 and $15.73 in 2017, 2016, and 2015, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2017	2016	2015
Expected dividend yield	1.09%	1.31%	1.25%
Expected stock price volatility	29.89%	32.55%	31.45%
Risk-free interest rate	2.00%	1.35%	1.63%
Expected term of options (years)	5.00	5.00	5.00
The expected stock price volatility is determined using a weighted average of historical volatility for CBS Corp. Class B Common Stock and implied volatility of publicly traded options to purchase CBS Corp. Class B Common Stock. Given the existence of an actively traded market for CBS Corp. options, the Company was able to derive implied volatility using publicly traded options to purchase CBS Corp. Class B Common Stock that were trading near the grant date of the employee stock options at a similar exercise price and a remaining term of greater than one year.

The risk-free interest rate is based on a U.S. Treasury rate in effect on the date of grant with a term equal to the expected term. The expected term is determined based on historical employee exercise and post-vesting termination behavior. The expected dividend yield represents the Company’s future expectation of the dividend yield based on current rates and historical patterns of dividend changes.

Total unrecognized compensation cost related to non-vested stock option awards at December 31, 2017 was $37 million, which is expected to be recognized over a weighted average period of 2.3 years.

The following table summarizes the Company’s stock option activity under the Plans.

		Weighted Average
	Stock Options	Exercise Price
Outstanding at December 31, 2016	11,911,647	$44.14
Granted	1,361,464	$66.31
Exercised	(2,940,667)	$31.12
Forfeited or expired	(218,608)	$59.04
Outstanding at December 31, 2017	10,113,836	$50.59
Exercisable at December 31, 2017	6,376,286	$46.30

The following table summarizes other information relating to stock option exercises during the years ended December 31, 2017, 2016 and 2015.

Year Ended December 31,	2017	2016	2015
Cash received from stock option exercises	$91	$21	$142
Tax benefit of stock option exercises	$36	$14	$74
Intrinsic value of stock option exercises	$96	$37	$192

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The following table summarizes information concerning outstanding and exercisable stock options to purchase CBS Corp. Class B Common Stock under the Plans at December 31, 2017.

	Outstanding			Exercisable
		Remaining	Weighted		Weighted
Range of	Number	Contractual	Average	Number	Average
Exercise Price	of Options	Life (Years)	Exercise Price	of Options	Exercise Price
$5 to 9.99	25,465	1.08	$5.72	25,465	$5.72
$10 to 19.99	174,668	0.95	$14.46	174,668	$14.46
$20 to 29.99	1,086,770	1.70	$26.62	1,086,770	$26.62
$30 to 39.99	791,703	2.82	$34.27	791,703	$34.27
$40 to 49.99	3,213,930	4.61	$45.17	1,977,910	$44.77
$50 to 59.99	1,635,410	5.13	$59.54	772,552	$59.54
$60 to 69.99	3,185,890	5.38	$66.04	1,547,218	$65.89
	10,113,836			6,376,286
At December 31, 2017 stock options outstanding have a weighted average remaining contractual life of 4.41 years and the total intrinsic value for “in-the-money” options, based on the Company’s closing stock price of $59.00, was $108 million. At December 31, 2017 stock options exercisable have a weighted average remaining contractual life of 3.44 years and the total intrinsic value for “in-the-money” exercisable options was $92 million.

14) INCOME TAXES
The U.S. and foreign components of earnings from continuing operations before income taxes and equity in loss of investee companies were as follows:

Year Ended December 31,	2017	2016	2015
United States	$1,441	$1,803	$1,840
Foreign	538	427	424
Total	$1,979	$2,230	$2,264
The components of the provision for income taxes were as follows:

Year Ended December 31,	2017	2016	2015
Current:
Federal	$720	$359	$110
State and local	38	64	30
Foreign	63	61	91
	821	484	231
Deferred	(188)	144	445
Provision for income taxes	$633	$628	$676

In addition, included in net loss from discontinued operations was an income tax (provision) benefit of $(8) million, $(124) million and $82 million in 2017, 2016, and 2015, respectively.

The equity in loss of investee companies is shown net of tax on the Company’s Consolidated Statements of Operations. The tax benefits relating to losses from equity investments in 2017, 2016, and 2015 were $22 million, $25 million, and $22 million, respectively, which represented an effective tax rate of 37.9%, 33.5% and 38.7% for 2017, 2016, and 2015, respectively.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

In 2017 and 2016, the Company realized tax benefits from the exercise of stock options and vesting of RSUs of $104 million and $57 million, respectively.
The difference between income taxes expected at the U.S. federal statutory income tax rate of 35% and the provision for income taxes is summarized as follows:

Year Ended December 31,	2017	2016	2015
Taxes on income at U.S. federal statutory rate	$693	$780	$792
State and local taxes, net of federal tax benefit	47	59	55
Effect of foreign operations	(162)	(112)	(100)
Impact of federal tax legislation	129	—	—
Excess tax benefits from stock-based compensation	(44)	—	—
Domestic production deduction	(31)	(42)	(25)
Sales of businesses	—	—	(42)
Audit settlements, net	—	—	(9)
Other, net (a)	1	(57)	5
Provision for income taxes	$633	$628	$676
(a) 2016 includes a one-time tax benefit of $47 million associated with a multiyear adjustment to a tax deduction, which was approved by the IRS during the third quarter of 2016.
The following table summarizes the components of deferred income tax assets and liabilities.

At December 31,	2017	2016
Deferred income tax assets:
Reserves and other accrued liabilities	$391	$671
Pension, postretirement and other employee benefits	478	843
Tax credit and loss carryforwards	835	966
Other	70	113
Total deferred income tax assets	1,774	2,593
Valuation allowance	(974)	(928)
Deferred income tax assets, net	800	1,665
Deferred income tax liabilities:
Intangible assets	(847)	(1,469)
Unbilled licensing receivables	(291)	(636)
Property, equipment and other assets	(86)	(140)
Total deferred income tax liabilities	(1,224)	(2,245)
Deferred income tax liabilities, net	$(424)	$(580)
In addition to the deferred income taxes reflected in the table above, included in the liabilities of discontinued operations on the Consolidated Balance Sheets are net deferred income tax assets (liabilities) of $12 million and $(975) million at December 31, 2017 and 2016, respectively.

At December 31, 2017, the Company had net operating loss carryforwards for federal, state and local, and foreign jurisdictions of approximately $1.74 billion, the majority of which expire in various years from 2018 through 2037.

The 2017 and 2016 deferred income tax assets were reduced by a valuation allowance of $974 million and $928 million, respectively, principally relating to income tax benefits from capital losses and net operating losses in foreign jurisdictions which are not expected to be realized.

On December 22, 2017, the U.S. government enacted tax legislation containing significant changes to U.S. federal tax law (the “Tax Reform Act“), including a reduction in the federal corporate tax rate from 35% to 21% and a one-time transition tax on cumulative foreign earnings and profits. The Company recorded a net provisional charge of

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

$129 million for the year ended December 31, 2017, reflecting an estimated tax impact of $407 million on the Company’s historical accumulated foreign earnings and profits, partially offset by an estimated benefit of $278 million to adjust the Company’s deferred income tax balances as a result of the reduced corporate income tax rate.

Generally, the future remittance of foreign undistributed earnings will not be subject to U.S. federal income taxes under the provisions of the Tax Reform Act and as a result, for substantially all of its foreign subsidiaries, the Company no longer intends to assert indefinite reinvestment of both cash held outside of the U.S. and future cash earnings. However, a future repatriation of cash could be subject to state and local income taxes, foreign income taxes, and withholding taxes. Accordingly, the Company recorded an estimated deferred income tax liability which was not material to the Company’s consolidated financial statements. Additional income taxes have not been provided for outside basis differences inherent in these entities as these amounts continue to be indefinitely invested in foreign operations. The determination of the U.S. federal deferred income tax liability for such outside basis difference is not practicable.

The final impacts of the Tax Reform Act may differ materially from the current estimates since all of the necessary information was not available, prepared or analyzed in sufficient detail to complete the assessment of the Tax Reform Act. In addition, future interpretive guidance issued by federal and state tax authorities may impact the provisional amount. The Company will complete its analysis of this provisional amount and finalize and record any adjustments to its estimates within one year from the enactment of the Tax Reform Act.
The following table sets forth the change in the reserve for uncertain tax positions, excluding related accrued interest and penalties.

At January 1, 2015	$140
Additions for current year tax positions	14
Additions for prior year tax positions	6
Reductions for prior year tax positions	(32)
Cash settlements	(23)
Statute of limitations lapses	(1)
At December 31, 2015	104
Additions for current year tax positions	9
Additions for prior year tax positions	4
Reductions for prior year tax positions	(8)
Cash settlements	(6)
Statute of limitations lapses	(1)
At December 31, 2016	102
Additions for current year tax positions	50
Additions for prior year tax positions	39
Reductions for prior year tax positions	(41)
Cash settlements	(5)
Statute of limitations lapses	(7)
At December 31, 2017	$138
At December 31, 2017 and 2016, $3 million and $20 million, respectively, of the reserve for uncertain tax positions were included in “Liabilities of discontinued operations” on the Consolidated Balance Sheets.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The reserve for uncertain tax positions of $138 million at December 31, 2017 includes $127 million which would affect the Company’s effective income tax rate, including discontinued operations, if and when recognized in future years.
The Company recognizes interest and penalty charges related to the reserve for uncertain tax positions as income tax expense. The Company recognized interest and penalties of $6 million for the year ended December 31, 2017, and $7 million for each of the years ended December 31, 2016 and 2015, in the Consolidated Statements of Operations. As of December 31, 2017 and 2016, the Company has recorded liabilities for accrued interest and penalties of $14 million and $35 million, respectively, on the Consolidated Balance Sheets.

During 2015, the Company and the IRS settled the Company’s income tax audit for the years 2011 and 2012, which did not have a material effect on the Company’s consolidated financial statements. The statute of limitations for the 2013 tax year expired in September 2017. The IRS is expected to commence its examination of the years 2014, 2015, and 2016 during 2018. In addition, various tax years are currently under examination by state and local and foreign tax authorities. With respect to open tax years in all jurisdictions, the Company does not currently believe that it is reasonably possible that the reserve for uncertain tax positions will significantly change within the next twelve months; however, it is difficult to predict the final outcome or timing of resolution of any particular tax matter and accordingly, unforeseen events could cause the Company’s expectation to change in the future.
15) PENSION AND OTHER POSTRETIREMENT BENEFITS
The Company and certain of its subsidiaries sponsor qualified and non-qualified defined benefit pension plans, principally non-contributory, covering eligible employees. The majority of participants in these plans are retired employees or former employees of previously divested businesses. Most of the Company’s pension plans are closed to new entrants. The benefits for some plans are based primarily on an employee’s years of service and average pay near retirement. Benefits under other plans are based primarily on an employee’s pay for each year that the employee participated in the plan. Participating employees are vested in the plans after five years of service. The Company funds its pension plans in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”), the Pension Protection Act of 2006, the Internal Revenue Code of 1986 and the applicable rules and regulations. Plan assets consist principally of corporate bonds, equity securities and U.S. government securities. The Company’s common stock represents approximately 2.8% of the plan assets’ fair values at both December 31, 2017 and 2016, respectively.

During the first quarter of 2018, the Company adopted FASB amended guidance on the presentation of net benefit cost. This guidance requires the Company to present the service cost component of net benefit cost in the same line items on the statement of operations as other compensation costs of the related employees. All of the other components of net benefit cost are presented in the statement of operations separately from the service cost component and below the subtotal of operating income. This guidance is required to be applied retrospectively and therefore the Company reclassified net benefit costs of $438 million, $281 million and $26 million for 2017, 2016 and 2015, respectively, below operating income on the Consolidated Statements of Operations. All related amounts presented herein have been recast to conform to this presentation.

During the fourth quarter of 2017, the Company purchased a group annuity contract under which an insurance company has permanently assumed the Company’s obligation to pay and administer pension benefits to certain of the Company’s pension plan participants, or their designated beneficiaries, who had been receiving pension benefits. The purchase of this group annuity contract was funded with pension plan assets. As a result, the Company’s outstanding pension benefit obligation was reduced by approximately $800 million, representing approximately 20% of the total obligations of the Company’s qualified pension plans. In connection with this transaction, the Company recorded a settlement charge of $352 million in the fourth quarter of 2017, reflecting the accelerated recognition of a portion of

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

unamortized actuarial losses in the plan. Additionally, during 2017, the Company made discretionary contributions totaling $600 million to prefund its qualified pension plans.

During 2016, the Company offered eligible former employees who had not yet initiated pension benefit payments the option to make a one-time election to receive the present value of their pension benefits as a lump-sum distribution or to commence an immediate monthly annuity benefit. As a result, the Company paid a total of $518 million of lump-sum distributions in 2016 using its pension plan assets, representing 12% of the total obligations of its qualified pension plans. Accordingly, the Company recorded a settlement charge of $211 million, reflecting the accelerated recognition of a portion of unamortized actuarial losses in the plan.
In addition, the Company sponsors health and welfare plans that provide postretirement health care and life insurance benefits to eligible retired employees and their covered dependents. Eligibility is based in part on certain age and service requirements at the time of their retirement. Most of the plans are contributory and contain cost-sharing features such as deductibles and coinsurance which are adjusted annually, as well as caps on the annual dollar amount the Company will contribute toward the cost of coverage. Claims are paid primarily with the Company’s funds.

The Company uses a December 31 measurement date for all pension and other postretirement benefit plans.

The following table sets forth the change in benefit obligation for the Company’s pension and postretirement benefit plans.

	Pension Benefits		Postretirement Benefits
	2017	2016	2017	2016
Change in benefit obligation:
Benefit obligation, beginning of year	$4,660	$4,911	$447	$486
Service cost	29	29	—	—
Interest cost	191	215	18	20
Actuarial loss (gain)	337	353	19	(5)
Benefits paid	(326)	(328)	(73)	(69)
Participants’ contributions	—	—	10	11
Retiree Medicare drug subsidy	—	—	3	4
Settlements	(862)	(518)	—	—
Cumulative translation adjustments	11	(2)	—	—
Benefit obligation, end of year	$4,040	$4,660	$424	$447
The following table sets forth the change in plan assets for the Company’s pension and postretirement benefit plans.

	Pension Benefits		Postretirement Benefits
	2017	2016	2017	2016
Change in plan assets:
Fair value of plan assets, beginning of year	$3,244	$3,734	$4	$4
Actual return on plan assets	328	305	—	—
Employer contributions	650	52	56	54
Benefits paid	(326)	(328)	(73)	(69)
Participants’ contributions	—	—	10	11
Retiree Medicare drug subsidy	—	—	3	4
Settlements	(862)	(518)	—	—
Cumulative translation adjustments	12	(1)	—	—
Fair value of plan assets, end of year	$3,046	$3,244	$—	$4

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The funded status of pension and postretirement benefit obligations and the related amounts recognized on the Company’s Consolidated Balance Sheets were as follows:

	Pension Benefits		Postretirement Benefits
At December 31,	2017	2016	2017	2016
Funded status at end of year	$(994)	$(1,416)	$(424)	$(443)
Amounts recognized on the Consolidated Balance Sheets:
Other assets	$12	$13	$—	$—
Current liabilities	(53)	(53)	(49)	(50)
Noncurrent liabilities	(953)	(1,376)	(375)	(393)
Net amounts recognized	$(994)	$(1,416)	$(424)	$(443)
The Company’s qualified pension plans were underfunded by $309 million and $742 million at December 31, 2017 and 2016, respectively.

The following amounts were recognized in accumulated other comprehensive income (loss) on the Consolidated Balance Sheets.

	Pension Benefits		Postretirement Benefits
At December 31,	2017	2016	2017	2016
Net actuarial (loss) gain	$(1,583)	$(1,827)	$189	$230
Net prior service cost	(6)	(7)	—	—
Share of equity investee	(2)	(1)	—	—
	(1,591)	(1,835)	189	230
Deferred income taxes	606	725	(25)	(38)
Net amount recognized in accumulated other comprehensive income (loss)	$(985)	$(1,110)	$164	$192
The accumulated benefit obligation for all defined benefit pension plans was $3.96 billion and $4.59 billion at December 31, 2017 and 2016, respectively.

Information for the pension plans with an accumulated benefit obligation in excess of plan assets is set forth below.

At December 31,	2017	2016
Projected benefit obligation	$3,933	$4,558
Accumulated benefit obligation	$3,852	$4,485
Fair value of plan assets	$2,928	$3,129

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The following tables present the components of net periodic benefit cost and amounts recognized in other comprehensive income (loss).

	Pension Benefits			Postretirement Benefits
Year Ended December 31,	2017	2016	2015	2017	2016	2015
Components of net periodic cost:
Service cost	$29	$29	$31	$—	$—	$—
Interest cost	191	215	209	18	20	20
Expected return on plan assets	(201)	(227)	(261)	—	—	—
Amortization of actuarial losses (gains)	101	84	79	(22)	(21)	(21)
Amortization of prior service cost	2	1	1	—	—	—
Settlements	352	211	—	—	—	—
Net periodic cost	$474	$313	$59	$(4)	$(1)	$(1)
The service cost component of net periodic cost is presented on the Consolidated Statements of Operations within operating income. All other components of net periodic cost are presented below operating income, with settlements presented in “Pension settlement charges” and the remaining components presented within “Other items, net.” Included in net loss from discontinued operations was net periodic cost of $3 million, $2 million and $1 million in 2017, 2016 and 2015, respectively.

	Pension	Postretirement
Year Ended December 31, 2017	Benefits	Benefits
Other comprehensive income (loss):		45
Actuarial loss	$(210)	$(19)
Amortization of actuarial losses (gains) (a)	101	(22)
Amortization of prior service cost (a)	2	—
Settlements (a)	352	—
Cumulative translation adjustments	(1)	—
	244	(41)
Deferred income taxes	(119)	13
Recognized in other comprehensive income (loss), net of tax	$125	$(28)
(a)  Reflects amounts reclassified from accumulated other comprehensive income (loss) to net earnings.
Estimated net actuarial losses and prior service costs related to the defined benefit pension plans of approximately $81 million and $1 million, respectively, will be amortized from accumulated other comprehensive income (loss) into net periodic benefit costs in 2018.

Estimated net actuarial gains related to the other postretirement benefit plans of approximately $18 million will be amortized from accumulated other comprehensive income (loss) into net periodic benefit costs in 2018.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

	Pension		Postretirement
	Benefits		Benefits
	2017	2016	2017	2016
Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	3.9%	4.3%	3.9%	4.1%
Rate of compensation increase	3.0%	3.0%	N/A	N/A
Weighted average assumptions used to determine net periodic costs for the year ended December 31:
Discount rate	4.3%	4.6%	4.1%	4.2%
Expected long-term return on plan assets	6.4%	6.4%	2.0%	2.0%
Rate of compensation increase	3.0%	3.0%	N/A	N/A
N/A - not applicable

The discount rates are determined primarily based on the yield on a portfolio of high quality bonds, constructed to provide cash flows necessary to meet the Company’s pension plans’ expected future benefit payments, as determined for the projected benefit obligations. The expected return on plan assets assumption is derived using the current and expected asset allocation of the pension plan assets and considering historical as well as expected returns on various classes of plan assets.

The following additional assumptions were used in accounting for postretirement benefits.

	2017	2016
Projected health care cost trend rate	7.0%	6.6%
Ultimate trend rate	5.0%	5.0%
Year ultimate trend rate is achieved	2023	2021
A one percentage point change in assumed health care cost trend rates would have the following effects:

	One Percentage	One Percentage
	Point Increase	Point Decrease
Effect on total service and interest cost components	$—	$—
Effect on the accumulated postretirement benefit obligation	$6	$(5)
Plan Assets
The asset allocations for the Company’s U.S. qualified defined benefit pension plan trust and international pension plan trusts are based upon an analysis of the timing and amount of projected benefit payments, projected company contributions, the expected returns and risk of the asset classes and the correlation of those returns. The target asset allocation for the Company’s U.S. pension plan trust, which accounted for 94% of total plan assets at December 31, 2017, is to invest between 70% - 80% in long duration fixed income investments, 16% - 28% in equity securities and the remainder in cash and other investments. At December 31, 2017, this trust was invested approximately 71% in long duration fixed income portfolios, 24% in equity investments, and the remainder in cash, cash equivalents and other investments. Other trusts, which fund the Company’s international pension plans, accounted for 6% of total plan assets at December 31, 2017 and are invested approximately 69% in fixed income investments, 17% in equity investments, and the remainder in cash, cash equivalents and other investments. Long duration fixed income investments primarily consist of a diversified portfolio of investment grade fixed income instruments with a duration that approximates the duration of the liabilities covered by the trust. All equity portfolios are diversified between U.S. and non-U.S. equities and include large and small capitalization equities. The asset allocations are reviewed regularly.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The following tables set forth the Company’s pension plan assets measured at fair value on a recurring basis at December 31, 2017 and 2016. These assets have been categorized according to the three-level fair value hierarchy established by the FASB which prioritizes the inputs used in measuring fair value. Level 1 is based on quoted prices for the asset in active markets. Level 2 is based on inputs that are observable other than quoted market prices in active markets, such as quoted prices for the asset in inactive markets or quoted prices for similar assets. Level 3 is based on unobservable inputs that market participants would use in pricing the asset.

At December 31, 2017	Level 1	Level 2	Level 3	Total
Cash and cash equivalents (a)	$8	$80	$—	$88
Fixed income securities:
U.S. treasury securities	135	—	—	135
Government-related securities	12	238	—	250
Corporate bonds (b)	—	1,657	—	1,657
Mortgage-backed and asset-backed securities	—	97	1	98
Equity securities:
U.S. large capitalization	175	3	—	178
U.S. small capitalization	43	—	—	43
International equity	—	3	—	3
Other	—	43	—	43
Total assets in fair value hierarchy	$373	$2,121	$1	$2,495
Common collective funds measured at net asset value (c) (d)				519
Limited partnerships measured at net asset value (c)				32
Investments, at fair value				$3,046

At December 31, 2016	Level 1	Level 2	Level 3	Total
Cash and cash equivalents (a)	$11	$53	$—	$64
Fixed income securities:
U.S. treasury securities	132	—	—	132
Government-related securities	18	207	—	225
Corporate bonds (b)	—	1,895	—	1,895
Mortgage-backed and asset-backed securities	—	135	2	137
Equity securities:
U.S. large capitalization	187	3	—	190
U.S. small capitalization	64	—	—	64
International equity	—	3	—	3
Other	—	(18)	—	(18)
Total assets in fair value hierarchy	$412	$2,278	$2	$2,692
Common collective funds measured at net asset value (c) (d)				521
Limited partnerships measured at net asset value (c)				31
Investments, at fair value				$3,244
(a)  Assets categorized as Level 2 reflect investments in money market funds.
(b)  Securities of diverse sectors and industries, substantially all investment grade.
(c)  In accordance with FASB guidance investments that are measured at fair value using the net asset value per share (or its equivalent) as a practical expedient have not been classified in the fair value hierarchy.
(d)  Underlying investments consist mainly of U.S. large capitalization and international equity securities.
Money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments. Investments in equity securities are reported at fair value based on quoted market prices on national security exchanges. The fair value of investments in common collective funds are determined using the net asset value (“NAV”) provided by the administrator of the fund as a practical expedient. The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units. The fair value of U.S. treasury securities is determined based on quoted market

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

prices in active markets. The fair value of government related securities and corporate bonds is determined based on quoted market prices on national security exchanges, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices. The fair value of mortgage-backed and asset-backed securities is based upon valuation models which incorporate available dealer quotes, projected cash flows and market information. The fair value of limited partnerships has been estimated using the NAV of the ownership interest. The NAV is determined using quarterly financial statements issued by the partnership which determine the value based on the fair value of the underlying investments.

The table below sets forth a summary of changes in the fair value of investments reflected as Level 3 at December 31, 2017.

Mortgage-backed Securities
At January 1, 2016	$2
Contributions and distributions, net	—
At December 31, 2016	2
Contributions and distributions, net	(1)
At December 31, 2017	$1
The Company’s other postretirement benefits plan assets of $4 million at December 31, 2016 were invested in U.S. fixed income index funds, which are categorized as Level 1 assets.

Future Benefit Payments
Estimated future benefit payments are as follows:

	2018	2019	2020	2021	2022	2023-2027
Pension	$448	$266	$263	$261	$258	$1,229
Postretirement	$54	$52	$49	$46	$43	$172
Retiree Medicare drug subsidy	$(5)	$(5)	$(5)	$(5)	$(5)	$(22)
In 2018, the Company expects to make contributions of approximately $53 million to its non-qualified pension plans to satisfy the benefit payments due under these plans. Also in 2018, the Company expects to contribute approximately $49 million to its other postretirement benefit plans to satisfy the Company’s portion of benefit payments due under these plans.

Multiemployer Pension and Postretirement Benefit Plans
The Company contributes to a number of multiemployer defined benefit pension plans under the terms of collective bargaining agreements that cover its union-represented employees including talent, writers, directors, producers and other employees, primarily in the entertainment industry. The other employers participating in these multiemployer plans are primarily in the entertainment and other related industries. The risks of participating in multiemployer plans are different from single-employer plans as assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers and if a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers. In addition, if the Company chooses to stop participating in some of its multiemployer plans it may be required to pay those plans a withdrawal liability based on the underfunded status of the plan.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The financial health of a multiemployer plan is indicated by the zone status, as defined by the Pension Protection Act of 2006. Plans in the red zone are in critical status; those in the yellow zone are in endangered status; and those in the green zone are neither critical nor endangered.

The table below presents information concerning the Company’s participation in multiemployer defined benefit pension plans.

	Employer Identification Number/Pension Plan Number	Pension Protection Act		Company Contributions			Expiration Date of Collective Bargaining Agreement
		Zone Status (a)
Pension Plan		2017	2016	2017	2016	2015
AFTRA Retirement Plan (b)	13-6414972-001	Green	Green	$6	$6	$5	(c)
Directors Guild of America - Producer	95-2892780-001	Green	Green	8	6	6	6/30/2020
Producer-Writers Guild of America	95-2216351-001	Green	Green	15	12	11	5/1/2020
Screen Actors Guild - Producers	95-2110997-001	Green	Green	22	11	9	6/30/2020
Motion Picture Industry	95-1810805-001	Green	Green	14	11	10	(d)
I.A.T.S.E. Local No. 33 Pension Trust Fund (e)	95-6377503-001	Green	Green	10	9	8	12/31/2019
Other Plans				5	5	1
	Total contributions			$80	$60	$50
(a) The Zone status for each individual plan listed was certified by each plan’s actuary as of the beginning of the plan years for 2017 and 2016. The plan year is the twelve months ending December 31 for each plan listed above except AFTRA Retirement Plan which has a plan year ending November 30.
(b) The Company was listed in AFTRA Retirement Plan’s Form 5500 as providing more than 5% of total contributions for the plan year ended November 30, 2016.
(c) The expiration dates range from June 30, 2018 through December 31, 2020.
(d) The expiration dates range from May 15, 2018 through June 30, 2020.
(e) The Company was listed in I.A.T.S.E. Local No. 33 Pension Trust Fund’s Form 5500 as providing more than 5% of total contributions for the plan year ended December 31, 2016.

As a result of the above noted zone status there were no funding improvements or rehabilitation plans implemented, as defined by ERISA, nor any surcharges imposed for any of the individual plans listed.

The Company also contributes to multiemployer plans that provide postretirement healthcare, defined contribution and other benefits to certain employees under collective bargaining agreements. The contributions to these plans were $30 million, $28 million and $26 million for the years ended December 31, 2017, 2016 and 2015, respectively.

The Company recognizes the net periodic cost for multiemployer pension and postretirement benefit plans based on the required contributions to the plans.

Defined Contribution Plans
The Company sponsors defined contribution plans for the benefit of substantially all employees meeting eligibility requirements. Employer contributions to such plans were $42 million, $35 million and $39 million for the years ended December 31, 2017, 2016 and 2015, respectively.
16) COMMITMENTS AND CONTINGENCIES
The Company’s commitments not recorded on the balance sheet primarily consist of programming and talent commitments, operating lease arrangements and purchase obligations for goods and services resulting from the Company’s normal course of business.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

Programming and talent commitments of the Company, estimated to aggregate $10.41 billion as of December 31, 2017, primarily include $7.30 billion for sports programming rights, $2.44 billion relating to the production and licensing of television and film programming, and $672 million for talent contracts.  The Company also has committed purchase obligations which include agreements to purchase goods or services in the future that totaled $790 million as of December 31, 2017.

Other long-term contractual obligations recorded on the Company’s Consolidated Balance Sheet include program liabilities; participations due to producers; residuals; and a tax liability resulting from the enactment of the Tax Reform Act in December 2017. This tax liability reflects the estimated tax on the Company’s historical accumulated foreign earnings and profits, which is payable to the IRS over eight years.

At December 31, 2017, commitments for programming and talent and purchase obligations not recorded on the balance sheet, and other long-term contractual obligations recorded on the balance sheet were payable as follows:

	Programming and Talent	Purchase Obligations	Other Long-Term Contractual Obligations
2018	$2,281	$218	$—
2019	2,310	226	661
2020	1,753	197	420
2021	1,692	56	256
2022	1,584	22	169
2023 and thereafter	794	71	328
Total	$10,414	$790	$1,834
The Company has long-term noncancellable operating lease commitments for office space, equipment, transponders and studio facilities. The Company also enters into capital leases for satellite transponders.

At December 31, 2017, future minimum rental payments under noncancellable operating leases with terms in excess of one year and payments under capital leases are as follows:

	Leases
	Capital	Operating
2018	$19	$155
2019	14	129
2020	13	111
2021	11	104
2022	5	96
2023 and thereafter	—	527
Total minimum payments	$62	$1,122
Less amounts representing interest	5
Present value of minimum payments	$57
Future minimum operating lease payments have been reduced by future minimum sublease income of $47 million. Rent expense was $181 million in 2017, $167 million in 2016 and $174 million in 2015. Included in net earnings (loss) from discontinued operations was rent expense of $32 million in 2017, $36 million in 2016 and $37 million in 2015.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

Guarantees
The Company has indemnification obligations with respect to letters of credit and surety bonds primarily used as security against non-performance in the normal course of business. At December 31, 2017, the outstanding letters of credit and surety bonds approximated $99 million and were not recorded on the Consolidated Balance Sheet.
In the course of its business, the Company both provides and receives indemnities which are intended to allocate certain risks associated with business transactions. Similarly, the Company may remain contingently liable for various obligations of a business that has been divested in the event that a third party does not live up to its obligations under an indemnification obligation. The Company records a liability for its indemnification obligations and other contingent liabilities when probable and reasonably estimable.
Legal Matters
General. On an ongoing basis, the Company vigorously defends itself in numerous lawsuits and proceedings and responds to various investigations and inquiries from federal, state, local and international authorities (collectively, ‘‘litigation’’). Litigation may be brought against the Company without merit, is inherently uncertain and always difficult to predict. However, based on its understanding and evaluation of the relevant facts and circumstances, the Company believes that the below-described legal matters and other litigation to which it is a party are not likely, in the aggregate, to have a material adverse effect on its results of operations, financial position or cash flows. Under the Separation Agreement between the Company and Viacom Inc., the Company and Viacom Inc. have agreed to defend and indemnify the other in certain litigation in which the Company and/or Viacom Inc. is named.

Claims Related to Former Businesses: Asbestos. The Company is a defendant in lawsuits claiming various personal injuries related to asbestos and other materials, which allegedly occurred as a result of exposure caused by various products manufactured by Westinghouse, a predecessor, generally prior to the early 1970s. Westinghouse was neither a producer nor a manufacturer of asbestos. The Company is typically named as one of a large number of defendants in both state and federal cases. In the majority of asbestos lawsuits, the plaintiffs have not identified which of the Company’s products is the basis of a claim. Claims against the Company in which a product has been identified principally relate to exposures allegedly caused by asbestos-containing insulating material in turbines sold for power-generation, industrial and marine use.

Claims are frequently filed and/or settled in groups, which may make the amount and timing of settlements, and the number of pending claims, subject to significant fluctuation from period to period. The Company does not report as pending those claims on inactive, stayed, deferred or similar dockets which some jurisdictions have established for claimants who allege minimal or no impairment. As of December 31, 2017, the Company had pending approximately 31,660 asbestos claims, as compared with approximately 33,610 as of December 31, 2016 and 36,030 as of December 31, 2015. During 2017, the Company received approximately 3,530 new claims and closed or moved to an inactive docket approximately 5,480 claims. The Company reports claims as closed when it becomes aware that a dismissal order has been entered by a court or when the Company has reached agreement with the claimants on the material terms of a settlement. Settlement costs depend on the seriousness of the injuries that form the basis of the claims, the quality of evidence supporting the claims and other factors. The Company’s total costs for the years 2017 and 2016 for settlement and defense of asbestos claims after insurance recoveries and net of tax were approximately $57 million and $48 million, respectively. The Company’s costs for settlement and defense of asbestos claims may vary year to year and insurance proceeds are not always recovered in the same period as the insured portion of the expenses.

The Company believes that its reserves and insurance are adequate to cover its asbestos liabilities. This belief is based upon many factors and assumptions, including the number of outstanding claims, estimated average cost per claim, the breakdown of claims by disease type, historic claim filings, costs per claim of resolution and the filing of

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

new claims. While the number of asbestos claims filed against the Company has remained generally flat in recent years, it is difficult to predict future asbestos liabilities, as events and circumstances may occur including, among others, the number and types of claims and average cost to resolve such claims, which could affect the Company’s estimate of its asbestos liabilities.
Other. The Company from time to time receives claims from federal and state environmental regulatory agencies and other entities asserting that it is or may be liable for environmental cleanup costs and related damages principally relating to historical and predecessor operations of the Company. In addition, the Company from time to time receives personal injury claims including toxic tort and product liability claims (other than asbestos) arising from historical operations of the Company and its predecessors.
17) REPORTABLE SEGMENTS
The following tables set forth the Company’s financial performance by reportable segment. The Company’s operating segments, which are the same as its reportable segments, have been determined in accordance with the Company’s internal management structure, which is organized based upon products and services.

Year Ended December 31,	2017	2016	2015
Revenues:
Entertainment	$9,164	$8,877	$8,438
Cable Networks	2,501	2,160	2,242
Publishing	830	767	780
Local Media	1,668	1,779	1,592
Corporate/Eliminations	(471)	(417)	(381)
Total Revenues	$13,692	$13,166	$12,671
Revenues generated between segments primarily reflect advertising sales, television and feature film license fees and station affiliation fees. These transactions are recorded at market value as if the sales were to third parties and are eliminated in consolidation.

Year Ended December 31,	2017	2016	2015
Intercompany Revenues:
Entertainment	$480	$434	$384
Cable Networks	1	1	—
Local Media	13	8	9
Total Intercompany Revenues	$494	$443	$393

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

The Company presents operating income (loss) excluding restructuring charges, merger and acquisition-related costs, and other operating items, net, each where applicable, (“Segment Operating Income”) as the primary measure of profit and loss for its operating segments (“segment profit measure”) in accordance with FASB guidance for segment reporting. The Company believes the presentation of Segment Operating Income is relevant and useful for investors because it allows investors to view segment performance in a manner similar to the primary method used by the Company’s management and enhances their ability to understand the Company’s operating performance.

Year Ended December 31, (a)	2017	2016	2015
Segment Operating Income (Loss):
Entertainment	$1,573	$1,533	$1,302
Cable Networks	1,004	965	949
Publishing	136	122	115
Local Media	497	622	488
Corporate	(305)	(311)	(264)
Total Segment Operating Income	2,905	2,931	2,590
Restructuring and merger and acquisition-related costs	(63)	(38)	(45)
Other operating items, net	19	9	139
Operating income	2,861	2,902	2,684
Interest expense	(457)	(411)	(392)
Interest income	64	32	24
Loss on early extinguishment of debt	(49)	—	—
Pension settlement charges	(352)	(211)	—
Other items, net	(88)	(82)	(52)
Earnings from continuing operations before income taxes and equity in loss of investee companies	1,979	2,230	2,264
Provision for income taxes	(633)	(628)	(676)
Equity in loss of investee companies, net of tax	(37)	(50)	(34)
Net earnings from continuing operations	1,309	1,552	1,554
Net loss from discontinued operations, net of tax	(952)	(291)	(141)
Net earnings	$357	$1,261	$1,413
(a) During the first quarter of 2018, the Company adopted amended FASB guidance on the presentation of net benefit cost. As a result, the components of net benefit cost other than the service cost component are presented in the statement of operations below the subtotal of operating income. All prior periods have been recast to conform to this presentation.

Year Ended December 31,	2017	2016	2015
Depreciation and Amortization:
Entertainment	$115	$117	$126
Cable Networks	23	23	23
Publishing	6	6	6
Local Media	45	44	48
Corporate	34	35	32
Total Depreciation and Amortization	$223	$225	$235

Year Ended December 31,	2017	2016	2015
Stock-based Compensation:
Entertainment	$66	$61	$61
Cable Networks	12	12	11
Publishing	5	4	4
Local Media	12	12	11
Corporate	84	76	70
Total Stock-based Compensation	$179	$165	$157

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

Year Ended December 31,	2017	2016	2015
Capital Expenditures:
Entertainment	$98	$98	$99
Cable Networks	20	19	18
Publishing	5	9	10
Local Media	32	37	28
Corporate	30	33	16
Total Capital Expenditures	$185	$196	$171

At December 31,	2017	2016
Assets:
Entertainment	$12,626	$11,262
Cable Networks	2,878	2,618
Publishing	906	880
Local Media	4,042	4,065
Corporate/Eliminations	378	817
Discontinued operations	13	4,596
Total Assets	$20,843	$24,238

Year Ended December 31,	2017	2016	2015
Revenues by Type:
Advertising	$5,753	$6,288	$5,824
Content licensing and distribution	3,952	3,673	3,903
Affiliate and subscription fees	3,758	2,978	2,724
Other	229	227	220
Total Revenues	$13,692	$13,166	$12,671

Year Ended December 31,	2017	2016	2015
Revenues: (a)
United States	$11,675	$11,317	$10,667
International	2,017	1,849	2,004
Total Revenues	$13,692	$13,166	$12,671
(a) Revenue classifications are based on customers’ locations.

At December 31,	2017	2016
Long-lived Assets: (a)
United States	$13,699	$17,476
International	495	407
Total Long-lived Assets	$14,194	$17,883
(a) Reflects total assets from both continuing and discontinued operations less current assets, investments and noncurrent deferred tax assets.

Transactions within the Company between the United States and international regions were not significant.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

18) SUPPLEMENTAL CASH FLOW INFORMATION

Year Ended December 31,	2017	2016	2015
Cash paid for interest:
Continuing operations	$448	$407	$349
Discontinued operations	70	8	—
Total	$518	$415	$349

Year Ended December 31,	2017	2016	2015
Cash paid for income taxes:
Continuing operations	$365	$373	$199
Discontinued operations	26	119	84
Total	$391	$492	$283

Year Ended December 31,	2017	2016	2015
Noncash investing and financing activities:
Shares received in split-off of CBS Radio (Note 4)	$1,007	$—	$—
Noncash additions to property and equipment	$31	$—	$—
Equipment acquired under capitalized leases	$5	$10	$3

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

19) QUARTERLY FINANCIAL DATA (unaudited):

	First	Second	Third	Fourth
2017 (a)	Quarter	Quarter	Quarter	Quarter (c) (d)	Total Year
Revenues:
Entertainment	$2,347	$2,184	$1,815	$2,818	$9,164
Cable Networks	543	571	840	547	2,501
Publishing	161	206	228	235	830
Local Media	409	412	397	450	1,668
Corporate/Eliminations	(117)	(116)	(109)	(129)	(471)
Total Revenues	$3,343	$3,257	$3,171	$3,921	$13,692
Segment Operating Income (Loss):
Entertainment	$403	$351	$350	$469	$1,573
Cable Networks	250	255	296	203	1,004
Publishing	15	29	47	45	136
Local Media	124	128	106	139	497
Corporate	(66)	(73)	(70)	(96)	(305)
Total Segment Operating Income	726	690	729	760	2,905
Restructuring charges	—	—	—	(63)	(63)
Other operating items, net	—	—	—	19	19
Total Operating Income	$726	$690	$729	$716	$2,861
Net earnings from continuing operations	$454	$397	$418	$40	$1,309
Net earnings (loss) (b)	$(252)	$58	$592	$(41)	$357

Basic net earnings per common share:
Net earnings from continuing operations	$1.11	$.98	$1.04	$.10	$3.26
Net earnings (loss)	$(.61)	$.14	$1.48	$(.10)	$.89
Diluted net earnings per common share:
Net earnings from continuing operations	$1.09	$.97	$1.03	$.10	$3.22
Net earnings (loss)	$(.61)	$.14	$1.46	$(.10)	$.88

Weighted average number of common shares
outstanding:
Basic	410	405	401	391	401
Diluted	416	410	406	395	407

Dividends per common share	$.18	$.18	$.18	$.18	$.72
(a) During the first quarter of 2018, the Company adopted amended FASB guidance on the presentation of net benefit cost. As a result, the components of net benefit cost other than the service cost component are presented in the statement of operations below the subtotal of operating income. All prior periods have been recast to conform to this presentation. This change resulted in an increase to total operating income of $22 million, $21 million, $22 million and $373 million for the first quarter, second quarter, third quarter and fourth quarter of 2017, respectively.
(b) CBS Radio has been presented as a discontinued operation for all periods presented. In the fourth quarter of 2017, the Company recorded a loss on the split-off of CBS Radio of $105 million. During 2017, prior to the split-off, the Company recorded a market value adjustment of $980 million, including a charge of $715 million, a charge of $365 million and a gain of $100 million in the first, second and third quarter, respectively, to reduce the carrying value of CBS Radio to the value indicated by the stock valuation of Entercom (See Note 4).
(c) In the fourth quarter of 2017, the Company recorded a pension settlement charge of $352 million for the settlement of pension obligations resulting from the transfer of pension obligations to an insurance company through the purchase of a group annuity contract (See Note 15).
(d) In the fourth quarter of 2017, the Company recorded a provisional charge of $129 million, or $.32 per diluted share, resulting from the enactment of the Tax Reform Act.

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

	First	Second	Third	Fourth
2016 (a) (b)	Quarter	Quarter	Quarter	Quarter (c) (d)	Total Year
Revenues:
Entertainment	$2,587	$1,947	$1,949	$2,394	$8,877
Cable Networks	525	536	598	501	2,160
Publishing	145	187	226	209	767
Local Media	448	396	409	526	1,779
Corporate/Eliminations	(117)	(90)	(98)	(112)	(417)
Total Revenues	$3,588	$2,976	$3,084	$3,518	$13,166
Segment Operating Income (Loss):
Entertainment	$452	$355	$352	$374	$1,533
Cable Networks	230	228	287	220	965
Publishing	13	27	44	38	122
Local Media	151	130	123	218	622
Corporate	(73)	(71)	(68)	(99)	(311)
Total Segment Operating Income	773	669	738	751	2,931
Restructuring and merger and acquisition-related costs	—	—	—	(38)	(38)
Other operating items, net	9	—	—	—	9
Total Operating Income	$782	$669	$738	$713	$2,902
Net earnings from continuing operations	$442	$373	$466	$271	$1,552
Net earnings (loss)	$473	$423	$478	$(113)	$1,261

Basic net earnings per common share:
Net earnings from continuing operations	$.96	$.83	$1.05	$.64	$3.50
Net earnings (loss)	$1.03	$.94	$1.08	$(.27)	$2.84
Diluted net earnings per common share:
Net earnings from continuing operations	$.95	$.82	$1.04	$.63	$3.46
Net earnings (loss)	$1.02	$.93	$1.07	$(.26)	$2.81

Weighted average number of common shares
outstanding:
Basic	459	451	442	424	444
Diluted	464	455	446	429	448

Dividends per common share	$.15	$.15	$.18	$.18	$.66
(a) During the first quarter of 2018, the Company adopted amended FASB guidance on the presentation of net benefit cost. As a result, the components of net benefit cost other than the service cost component are presented in the statement of operations below the subtotal of operating income. All prior periods have been recast to conform to this presentation. This change resulted in an increase to total operating income of $17 million, $18 million, $17 million and $229 million for the first quarter, second quarter, third quarter and fourth quarter of 2016, respectively.
(b) CBS Radio has been presented as a discontinued operation for all periods presented.
(c) In the fourth quarter of 2016, the Company recorded a noncash impairment charge of $444 million to reduce the carrying value of CBS Radio’s goodwill and FCC licenses to their fair value. This charge has been presented in discontinued operations (See Note 4).
(d) In the fourth quarter of 2016, the Company recorded a pension settlement charge of $211 million for the settlement of pension obligations resulting from the completion of the Company’s offer to eligible former employees to receive lump-sum distributions of their pension benefits (See Note 15).

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

20) CONDENSED CONSOLIDATING FINANCIAL STATEMENTS
CBS Operations Inc. is a wholly owned subsidiary of the Company.  CBS Operations Inc. has fully and unconditionally guaranteed CBS Corp.’s senior debt securities (See Note 9).  The following condensed consolidating financial statements present the results of operations, financial position and cash flows of CBS Corp., CBS Operations Inc., the direct and indirect Non-Guarantor Affiliates of CBS Corp. and CBS Operations Inc., and the eliminations necessary to arrive at the information for the Company on a consolidated basis.

	Statement of Operations
	For the Year Ended December 31, 2017
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Revenues	$172	$10	$13,510	$—	$13,692
Costs and expenses:
Operating	95	6	8,337	—	8,438
Selling, general and administrative	49	274	1,803	—	2,126
Depreciation and amortization	5	23	195	—	223
Restructuring charges	—	2	61	—	63
Other operating items, net	—	—	(19)	—	(19)
Total costs and expenses	149	305	10,377	—	10,831
Operating income (loss)	23	(295)	3,133	—	2,861
Interest (expense) income, net	(509)	(486)	602	—	(393)
Loss on early extinguishment of debt	(49)	—	—	—	(49)
Pension settlement charge	(352)	—	—	—	(352)
Other items, net	(37)	(54)	3	—	(88)
Earnings (loss) from continuing operations before income taxes and equity in earnings (loss) of investee companies	(924)	(835)	3,738	—	1,979
Benefit (provision) for income taxes	266	240	(1,139)	—	(633)
Equity in earnings (loss) of investee companies, net of tax	1,014	1,374	(37)	(2,388)	(37)
Net earnings from continuing operations	356	779	2,562	(2,388)	1,309
Net earnings (loss) from discontinued operations, net of tax	1	(5)	(948)	—	(952)
Net earnings	$357	$774	$1,614	$(2,388)	$357
Total comprehensive income	$462	$763	$1,640	$(2,403)	$462

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

	Statement of Operations
	For the Year Ended December 31, 2016
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Revenues	$181	$12	$12,973	$—	$13,166
Costs and expenses:
Operating	67	6	7,883	—	7,956
Selling, general and administrative	46	287	1,721	—	2,054
Depreciation and amortization	5	23	197	—	225
Restructuring and merger and acquisition-related costs	—	2	36	—	38
Other operating items, net	—	—	(9)	—	(9)
Total costs and expenses	118	318	9,828	—	10,264
Operating income (loss)	63	(306)	3,145	—	2,902
Interest (expense) income, net	(502)	(433)	556	—	(379)
Pension settlement charge	(211)	—	—	—	(211)
Other items, net	(37)	9	(54)	—	(82)
Earnings (loss) from continuing operations before income taxes and equity in earnings (loss) of investee companies	(687)	(730)	3,647	—	2,230
Benefit (provision) for income taxes	212	224	(1,064)	—	(628)
Equity in earnings (loss) of investee companies, net of tax	1,736	1,077	(50)	(2,813)	(50)
Net earnings from continuing operations	1,261	571	2,533	(2,813)	1,552
Net loss from discontinued operations, net of tax	—	(1)	(290)	—	(291)
Net earnings	$1,261	$570	$2,243	$(2,813)	$1,261
Total comprehensive income	$1,264	$595	$2,212	$(2,807)	$1,264

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

	Statement of Operations
	For the Year Ended December 31, 2015
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Revenues	$148	$11	$12,512	$—	$12,671
Costs and expenses:
Operating	65	5	7,841	—	7,911
Selling, general and administrative	40	236	1,659	—	1,935
Depreciation and amortization	6	20	209	—	235
Restructuring charges	—	—	45	—	45
Other operating items, net	(117)	—	(22)	—	(139)
Total costs and expenses	(6)	261	9,732	—	9,987
Operating income (loss)	154	(250)	2,780	—	2,684
Interest (expense) income, net	(486)	(403)	521	—	(368)
Other items, net	(9)	2	(45)	—	(52)
Earnings (loss) from continuing operations before income taxes and equity in earnings (loss) of investee companies	(341)	(651)	3,256	—	2,264
Benefit (provision) for income taxes	160	215	(1,051)	—	(676)
Equity in earnings (loss) of investee companies, net of tax	1,593	1,090	(34)	(2,683)	(34)
Net earnings from continuing operations	1,412	654	2,171	(2,683)	1,554
Net earnings (loss) from discontinued operations, net of tax	1	(1)	(141)	—	(141)
Net earnings	$1,413	$653	$2,030	$(2,683)	$1,413
Total comprehensive income	$1,378	$660	$2,030	$(2,690)	$1,378

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

	Balance Sheet
	At December 31, 2017
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Assets
Cash and cash equivalents	$173	$—	$112	$—	$285
Receivables, net	29	2	3,666	—	3,697
Programming and other inventory	3	3	1,822	—	1,828
Prepaid expenses and other current assets	130	28	340	(36)	462
Current assets of discontinued operations	—	—	1	—	1
Total current assets	335	33	5,941	(36)	6,273
Property and equipment	49	217	2,785	—	3,051
Less accumulated depreciation and amortization	27	163	1,581	—	1,771
Net property and equipment	22	54	1,204	—	1,280
Programming and other inventory	3	4	2,874	—	2,881
Goodwill	98	62	4,731	—	4,891
Intangible assets	—	—	2,666	—	2,666
Investments in consolidated subsidiaries	45,504	15,225	—	(60,729)	—
Other assets	162	5	2,673	—	2,840
Intercompany	—	1,221	29,562	(30,783)	—
Assets of discontinued operations	—	—	12	—	12
Total Assets	$46,124	$16,604	$49,663	$(91,548)	$20,843
Liabilities and Stockholders’ Equity
Accounts payable	$1	$30	$200	$—	$231
Participants’ share and royalties payable	—	—	986	—	986
Program rights	4	4	365	—	373
Commercial paper	679	—	—	—	679
Current portion of long-term debt	2	—	17	—	19
Accrued expenses and other current liabilities	352	264	1,072	(36)	1,652
Current liabilities of discontinued operations	—	5	27	—	32
Total current liabilities	1,038	303	2,667	(36)	3,972
Long-term debt	9,378	—	86	—	9,464
Other liabilities	2,947	234	2,206	—	5,387
Liabilities of discontinued operations	—	—	42	—	42
Intercompany	30,783	—	—	(30,783)	—
Stockholders’ Equity:
Preferred stock	—	—	126	(126)	—
Common stock	1	123	590	(713)	1
Additional paid-in capital	43,797	—	60,894	(60,894)	43,797
Retained earnings (deficit)	(18,900)	16,257	(12,224)	(4,033)	(18,900)
Accumulated other comprehensive income (loss)	(662)	18	76	(94)	(662)
	24,236	16,398	49,462	(65,860)	24,236
Less treasury stock, at cost	22,258	331	4,800	(5,131)	22,258
Total Stockholders’ Equity	1,978	16,067	44,662	(60,729)	1,978
Total Liabilities and Stockholders’ Equity	$46,124	$16,604	$49,663	$(91,548)	$20,843

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

	Balance Sheet
	At December 31, 2016
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Assets
Cash and cash equivalents	$321	$—	$277	$—	$598
Receivables, net	27	2	3,285	—	3,314
Programming and other inventory	3	3	1,421	—	1,427
Prepaid expenses and other current assets	102	55	297	(35)	419
Current assets of discontinued operations	—	—	305	—	305
Total current assets	453	60	5,585	(35)	6,063
Property and equipment	47	201	2,687	—	2,935
Less accumulated depreciation and amortization	25	140	1,529	—	1,694
Net property and equipment	22	61	1,158	—	1,241
Programming and other inventory	5	7	2,427	—	2,439
Goodwill	98	62	4,704	—	4,864
Intangible assets	—	—	2,633	—	2,633
Investments in consolidated subsidiaries	44,473	13,853	—	(58,326)	—
Other assets	150	8	2,549	—	2,707
Intercompany	—	1,785	26,976	(28,761)	—
Assets of discontinued operations	—	3	4,288	—	4,291
Total Assets	$45,201	$15,839	$50,320	$(87,122)	$24,238
Liabilities and Stockholders’ Equity
Accounts payable	$1	$3	$144	$—	$148
Participants’ share and royalties payable	—	—	1,024	—	1,024
Program rights	4	4	282	—	290
Commercial paper	450	—	—	—	450
Current portion of long-term debt	6	—	17	—	23
Accrued expenses and other current liabilities	421	284	948	(35)	1,618
Current liabilities of discontinued operations	—	—	155	—	155
Total current liabilities	882	291	2,570	(35)	3,708
Long-term debt	8,798	—	104	—	8,902
Other liabilities	3,071	244	2,173	—	5,488
Liabilities of discontinued operations	—	—	2,451	—	2,451
Intercompany	28,761	—	—	(28,761)	—
Stockholders’ Equity:
Preferred stock	—	—	126	(126)	—
Common stock	1	123	590	(713)	1
Additional paid-in capital	43,913	—	60,894	(60,894)	43,913
Retained earnings (deficit)	(19,257)	15,483	(13,838)	(1,645)	(19,257)
Accumulated other comprehensive income (loss)	(767)	29	50	(79)	(767)
	23,890	15,635	47,822	(63,457)	23,890
Less treasury stock, at cost	20,201	331	4,800	(5,131)	20,201
Total Stockholders’ Equity	3,689	15,304	43,022	(58,326)	3,689
Total Liabilities and Stockholders’ Equity	$45,201	$15,839	$50,320	$(87,122)	$24,238

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

	Statement of Cash Flows
	For the Year Ended December 31, 2017
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Net cash flow (used for) provided by operating activities	$(1,491)	$(203)	$2,581	$—	$887
Investing Activities:
Acquisitions (including acquired television library), net of cash acquired	—	—	(270)	—	(270)
Capital expenditures	—	(30)	(155)	—	(185)
Investments in and advances to investee companies	—	—	(110)	—	(110)
Proceeds from sale of investments	—	—	10	—	10
Proceeds from dispositions	—	—	11	—	11
Other investing activities	22	(1)	—	—	21
Net cash flow provided by (used for) investing activities from continuing operations	22	(31)	(514)	—	(523)
Net cash flow provided by (used for) investing activities from discontinued operations	1	(5)	(20)	—	(24)
Net cash flow provided by (used for) investing activities	23	(36)	(534)	—	(547)
Financing Activities:
Proceeds from short-term debt borrowings, net	229	—	—	—	229
Proceeds from issuance of senior notes	1,773	—	—	—	1,773
Repayment of senior notes	(1,244)	—	—	—	(1,244)
Proceeds from debt borrowings of CBS Radio	—	—	40	—	40
Repayment of debt borrowings of CBS Radio	—	—	(43)	—	(43)
Payment of capital lease obligations	—	—	(18)	—	(18)
Dividends	(296)	—	—	—	(296)
Purchase of Company common stock	(1,111)	—	—	—	(1,111)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(89)	—	—	—	(89)
Proceeds from exercise of stock options	91	—	—	—	91
Other financing activities	(1)	—	(8)	—	(9)
Increase (decrease) in intercompany payables	1,968	239	(2,207)	—	—
Net cash flow provided by (used for) financing activities	1,320	239	(2,236)	—	(677)
Net decrease in cash and cash equivalents	(148)	—	(189)	—	(337)
Cash and cash equivalents at beginning of year (includes $24 of discontinued operations cash)	321	—	301	—	622
Cash and cash equivalents at end of year	$173	$—	$112	$—	$285

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

	Statement of Cash Flows
	For the Year Ended December 31, 2016
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Net cash flow (used for) provided by operating activities	$(846)	$(157)	$2,688	$—	$1,685
Investing Activities:
Acquisitions	—	—	(92)	—	(92)
Capital expenditures	—	(33)	(163)	—	(196)
Investments in and advances to investee companies	—	—	(81)	—	(81)
Proceeds from dispositions	(4)	—	24	—	20
Other investing activities	15	—	—	—	15
Net cash flow provided by (used for) investing activities from continuing operations	11	(33)	(312)	—	(334)
Net cash flow used for investing activities from discontinued operations	—	(1)	(5)	—	(6)
Net cash flow provided by (used for) investing activities	11	(34)	(317)	—	(340)
Financing Activities:
Proceeds from short-term debt borrowings, net	450	—	—	—	450
Proceeds from issuance of senior notes	684	—	—	—	684
Repayment of senior debentures	(199)	—	—	—	(199)
Proceeds from debt borrowings of CBS Radio	—	—	1,452	—	1,452
Repayment of debt borrowings of CBS Radio	—	—	(110)	—	(110)
Payment of capital lease obligations	—	—	(18)	—	(18)
Dividends	(288)	—	—	—	(288)
Purchase of Company common stock	(2,997)	—	—	—	(2,997)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(58)	—	—	—	(58)
Proceeds from exercise of stock options	21	—	—	—	21
Excess tax benefit from stock-based compensation	17	—	—	—	17
Increase (decrease) in intercompany payables	3,259	190	(3,449)	—	—
Net cash flow provided by (used for) financing activities	889	190	(2,125)	—	(1,046)
Net increase (decrease) in cash and cash equivalents	54	(1)	246	—	299
Cash and cash equivalents at beginning of year (includes $6 of discontinued operations cash)	267	1	55	—	323
Cash and cash equivalents at end of year (includes $24 of discontinued operations cash)	$321	$—	$301	$—	$622

CBS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Tabular dollars in millions, except per share amounts)

	Statement of Cash Flows
	For the Year Ended December 31, 2015
	CBS Corp.	CBS Operations Inc.	Non- Guarantor Affiliates	Eliminations	CBS Corp. Consolidated
Net cash flow (used for) provided by operating activities	$(634)	$(201)	$2,229	$—	$1,394
Investing Activities:
Acquisitions	—	—	(12)	—	(12)
Capital expenditures	—	(16)	(155)	—	(171)
Investments in and advances to investee companies	—	—	(98)	—	(98)
Proceeds from sale of investments	79	—	1	—	80
Proceeds from dispositions	318	—	65	—	383
Other investing activities	(3)	—	—	—	(3)
Net cash flow provided by (used for) investing activities from continuing operations	394	(16)	(199)	—	179
Net cash flow used for investing activities from discontinued operations	(3)	—	(22)	—	(25)
Net cash flow provided by (used for) investing activities	391	(16)	(221)	—	154
Financing Activities:
Repayments of short-term debt borrowings, net	(616)	—	—	—	(616)
Proceeds from issuance of senior notes	1,959	—	—	—	1,959
Payment of capital lease obligations	—	—	(17)	—	(17)
Dividends	(300)	—	—	—	(300)
Purchase of Company common stock	(2,813)	—	—	—	(2,813)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(96)	—	—	—	(96)
Proceeds from exercise of stock options	142	—	—	—	142
Excess tax benefit from stock-based compensation	88	—	—	—	88
Increase (decrease) in intercompany payables	2,083	217	(2,300)	—	—
Net cash flow provided by (used for) financing activities	447	217	(2,317)	—	(1,653)
Net increase (decrease) in cash and cash equivalents	204	—	(309)	—	(105)
Cash and cash equivalents at beginning of year (includes $6 of discontinued operations cash)	63	1	364	—	428
Cash and cash equivalents at end of year (includes $6 of discontinued operations cash)	$267	$1	$55	$—	$323

CBS CORPORATION AND SUBSIDIARIES
 SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(Tabular dollars in millions)

Col. A	Col. B	Col. C					Col. D	Col. E
Description	Balance at Beginning of Period	Balance Acquired through Acquisitions	Charged to Costs and Expenses		Charged to Other Accounts		Deductions	Balance at End of Period
Allowance for doubtful accounts:
Year ended December 31, 2017	$60	$1	$5		$—		$17	$49
Year ended December 31, 2016	$59	$1	$12		$—		$12	$60
Year ended December 31, 2015	$47	$—	$9		$15	(a)	$12	$59

Valuation allowance on deferred tax assets:
Year ended December 31, 2017	$928	$218	$143		$—		$315	$974
Year ended December 31, 2016	$914	$—	$41		$—		$27	$928
Year ended December 31, 2015	$574	$—	$394	(b)	$—		$54	$914

Reserves for inventory obsolescence:
Year ended December 31, 2017	$19	$1	$6		$—		$7	$19
Year ended December 31, 2016	$23	$1	$2		$—		$7	$19
Year ended December 31, 2015	$30	$—	$10		$—		$17	$23
(a) Reclassification from long-term to current.
(b) Primarily relates to a valuation allowance for a U.S. capital loss carryforward deferred tax asset that arose from the sale of internet businesses in China.